Exhibit 10.2

EXECUTION VERSION

REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of May 17, 2013
among
XERIUM TECHNOLOGIES, INC.,
as US Borrower,
XERIUM CANADA INC.,
as Canadian Borrower,

CERTAIN SUBSIDIARIES OF XERIUM TECHNOLOGIES, INC.,
as US Guarantors,
VARIOUS LENDERS,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and
PNC BANK, NATIONAL ASSOCIATION,
as Collateral Agent
***
JEFFERIES FINANCE LLC,
as Joint Lead Arranger and Joint Bookrunner,
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger and Joint Bookrunner
and as Documentation Agent
___________________________________________________________

___________________________________________________________

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SECTION 1. DEFINITIONS AND INTERPRETATION                        1
1.1    Definitions                                        1
1.2    Accounting Terms.                                    47
1.3    Interpretation, etc.                                    48
1.4    Certain Calculations.                                    48
1.5    Currency Matters                                        49

SECTION 2. ADVANCES, PAYMENTS                                49
2.1    Revolving Advances.                                    49
2.2    Procedures for Requesting Revolving Advances; Procedures
for Selection of Applicable Interest Rates for Revolving Advances.                50
2.3    Swing Loans.                                        52
2.4    Disbursement of Advance Proceeds                                53
2.5    Making and Settlement of Advances.                            54
2.6    Maximum Advances and Repayments                            55
2.7    Manner and Repayment of Advances                            56
2.8    [Reserved].                                        59
2.9    Statement of Account                                    59
2.10    Letters of Credit.                                        59
2.11    Issuance of Letters of Credit.                                60
2.12    Requirements For Issuance of Letters of Credit.                        60
2.13    Disbursements, Reimbursement.                                61
2.14    Repayment of Participation Advances.                            62
2.15    Documentation                                        63
2.16    Determination to Honor Drawing Request                            63
2.17    Nature of Participation and Reimbursement Obligations                    63
2.18    Liability for Acts and Omissions.                                65
2.19    Use of Proceeds.                                        66
2.20    Defaulting Lender.                                    66
2.21    Payment of Obligations                                    69
2.22    Increase in Maximum Credit                                69
2.23    Interest                                            71
2.24    Letter of Credit Fees.                                    72
2.25    Unused Line Fee                                        73
2.26    Computation of Interest and Fees.                                73
2.27    Basis for Determining Interest Rate Inadequate or Unfair                    74
2.28    Increased Costs; Capital Adequacy.                                74
2.29    Taxes; Withholding, etc.                                    76
2.30    Obligation to Mitigate                                    79
2.31    Tax Refund                                        79
2.32    Removal or Replacement of a Lender                            79
2.33    Currency Indemnity                                    80

SECTION 3. CONDITIONS PRECEDENT                                80
3.1    Conditions to Closing Date                                80
3.2    Conditions to Each Credit Extension.                            84

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SECTION 4. REPRESENTATIONS AND WARRANTIES                        85
4.1    Organization; Requisite Power and Authority; Qualification                    85
4.2    Capital Stock and Ownership                                85
4.3    Due Authorization                                    85
4.4    No Conflict                                        85
4.5    Governmental Consents                                    86
4.6    Binding Obligation                                    86
4.7    Historical Financial Statements                                86
4.8    Business Plan                                        86
4.9    No Material Adverse Change                                86
4.10    Use of Proceeds                                        86
4.11    Adverse Proceedings, etc.                                    87
4.12    Payment of Taxes                                        87
4.13    Properties.                                        87
4.14    Environmental Matters                                    87
4.15    No Defaults                                        88
4.16    Material Contracts                                    88
4.17    Governmental Regulation                                    88
4.18    Margin Stock                                        88
4.19    Employee Matters                                    89
4.20    Employee Benefit Plans                                    89
4.21    Certain Fees                                        90
4.22    Solvency                                        90
4.23    Anti-Money Laundering/International Trade Law Compliance                    90
4.24    Compliance with Statutes, etc.                                90
4.25    Disclosure                                        90
4.26    Insurance                                        91
4.27    Borrowing Base Certificate                                91

SECTION 5. AFFIRMATIVE COVENANTS                            91
5.1    Financial Statements and Other Reports                            91
5.2    Existence                                        95
5.3    Payment of Taxes and Claims                                95
5.4    Maintenance of Properties                                    95
5.5    Insurance                                        96
5.6    Books and Records; Inspections                                96
5.7    Compliance with Laws; SEC Filings                            96
5.8    Use of Proceeds                                        96
5.9    Environmental.                                        97
5.10    Additional Collateral and Guarantees                            98
5.11    Additional Material Real Estate Assets                            99
5.12    Deposit Accounts; Securities Accounts                            99
5.13    Further Assurances                                    100
5.14    Intellectual Property                                    101
5.15    Know-Your-Customer Rules.                                101
5.16    Pari Passu Ranking                                    102
5.17    Post-Closing Matters                                    102
5.18    Performance Obligation                                    102
5.19    Borrowing Base and Related Matters.                            102

SECTION 6. NEGATIVE COVENANTS                                104
6.1    Indebtedness                                        104
6.2    Liens                                            107
6.3    Fiscal Year                                        109
6.4    No Further Negative Pledges                                110
6.5    Restricted Payments                                    110
6.6    Restrictions on Subsidiary Distributions                            110
6.7    Investments                                        111
6.8    Maximum Consolidated Capital Expenditures                        112

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6.9    Fundamental Changes; Disposition of Assets; Acquisitions                    113
6.10    Disposal of Subsidiary Interests                                114
6.11    Sales and Lease Backs                                    115
6.12    Transactions with Shareholders and Affiliates                        115
6.13    Conduct of Business                                    115
6.14    Anti-Money Laundering/International Trade Law Compliance                    115
6.15    Amendments or Waivers to Organizational Documents                    115
6.16    Amendments or Waivers to Certain Indebtedness                        115
6.17    Springing Financial Covenant                                116
6.18    Limitations on Voluntary Prepayments of Term Loans                        116

SECTION 7. GUARANTY                                    116
7.1    Guaranty of the Obligations.                                116
7.2    Contribution by Guarantors.                                117
7.3    Payment by Guarantors.                                    117
7.4    Liability of Guarantors Absolute                                118
7.5    Waivers by Guarantors                                    120
7.6    Guarantors’ Rights of Subrogation, Contribution, etc.                        121
7.7    Subordination of Other Obligations                                121
7.8    Continuing Guaranty                                    121
7.9    Authority of Guarantors or Borrowers                            122
7.10    Financial Condition of Each Borrower                            122
7.11    Bankruptcy, etc.                                        122
7.12    Discharge of Guaranty Upon Sale of Guarantor                        123
7.13    Validity and Effectiveness                                    123
7.14    Keepwell                                        123

SECTION 8. EVENTS OF DEFAULT                                123
8.1    Events of Default                                        123

SECTION 9. AGENTS                                        126
9.1    Appointment of Agents                                    127
9.2    Nature of Duties                                        127
9.3    Lack of Reliance on Agent                                    127
9.4    Resignation of Agent; Successor Agent                            128
9.5    Certain Rights of Agent                                    128
9.6    Reliance                                            129
9.7    Notice of Default                                        129
9.8    Indemnification                                        129
9.9    Agent in its Individual Capacity                                129
9.10    Delivery of Documents                                    129
9.11    Borrowers’ Undertaking to Agents                                130
9.12    No Reliance on Agents’ Customer Identification Program                    130
9.13    Other Agreements                                    130
9.14    Intercreditor Agreement                                    130
9.15    Québec Collateral Documents.                                131

SECTION 10. MISCELLANEOUS                                    131
10.1    Notices                                            131
10.2    Expenses                                        132
10.3    Indemnity                                        133
10.4    Set Off                                            134
10.5    Amendments and Waivers.                                    134
10.6    Successors and Assigns; Participations.                            136
10.7    Independence of Covenants                                140
10.8    Survival of Representations, Warranties and Agreements                    140
10.9    No Waiver; Remedies Cumulative                                140
10.10    Marshalling; Payments Set Aside                                141
10.11    Severability                                        141

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10.12    Obligations Several                                    141
10.13    Headings                                        141
10.14    APPLICABLE LAW                                    141
10.15    CONSENT TO JURISDICTION AND SERVICE OF PROCESS                141
10.16    WAIVER OF JURY TRIAL                                142
10.17    Confidentiality                                        142
10.18    Usury Savings Clause                                    143
10.19    Counterparts                                        144
10.20    Effective Date                                        144
10.21    USA Patriot Act Notice                                    144
10.22    No Setoffs and Defenses                                    144
10.23    Entire Agreement                                        144
10.24    Borrowing Agency Provisions.                                145
10.25    Nature of Borrowers Obligations                                146
10.26    Designation of Debt for Purposes of the Senior Notes Indenture                146
10.27    Quebec Interpretation Matters                                146
10.28    English Language                                    146

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APPENDICES:
A    Initial Revolving Commitments
B    Notice Addresses

SCHEDULES:
1.1(a)    Factoring Agreements
1.1(b)    Guarantors
2.3    Intercompany Loans
4.1    Jurisdictions of Organization
4.2    Capital Stock and Ownership
4.13(b)    Real Estate Assets
4.14    Environmental Matters
4.16    Material Contracts
5.17    Post-Closing Matters
6.1(i)    Certain Indebtedness
6.2(l)    Certain Liens
6.7(i)    Certain Investments
6.12    Certain Affiliate Transactions
EXHIBITS:
A-1    US Borrower Revolving Credit Note
A-2    Canadian Borrower Revolving Credit Note
A-3    US Swing Loan Note
A-4    Canadian Swing Loan Note
B    Compliance Certificate
C    Commitment Transfer Supplement
D    Certificate Re Non-Bank Status
E    Closing Date Certificate
F    Counterpart Agreement
G-1    US Pledge and Security Agreement
G-2    Canadian Pledge and Security Agreement
H    Mortgage
I    Landlord Personal Property Collateral Access Agreement
J    Affiliate Subordination Agreement
K    Solvency Certificate
L    Intercreditor Agreement
M    Borrowing Base Certificate
N    Swing Loan Request

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REVOLVING CREDIT AND GUARANTY AGREEMENT
This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of May 17, 2013, is entered into by and among XERIUM TECHNOLOGIES, INC., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms hereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), XERIUM CANADA INC., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms hereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”; and the Canadian Borrowers, together with the US Borrowers, collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE LEAD BORROWER, as Guarantors, the Lenders party hereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals and not otherwise defined herein shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolving Advances in an aggregate amount at any time outstanding not to exceed $40,000,000, (b) the Borrowers have requested that the Issuers issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $20,000,000 and (c) the Borrowers have requested the Swing Loan Lender to extend credit in the form of Swing Loans in an aggregate principal amount at any time outstanding not to exceed $2,500,000; and
WHEREAS, the Lenders are willing to make available to the Borrowers such Revolving Advances, the Swing Loan Lender is willing to make Swing Loans to the Borrowers and the Issuers are willing to issue Letters of Credit for the account of the Borrowers upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“90-Day Global Excess Availability” means, on a given date, the quotient obtained by dividing (a) the sum of each day’s Global Excess Availability during the ninety (90) consecutive day period immediately preceding such date (or, if shorter, the period commencing on the Closing Date and ending on the day immediately preceding such date) by (b) ninety (90) (or, if applicable, the number of days (which is less than ninety (90)) from the Closing Date to the day immediately preceding such date).
“Additional Agreement” as defined in Section 9.14.
“Additional Lender” as defined in Section 2.22.
“Adjusted EBITDA” means, with respect to any Person for any period, the total of (A) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (B) without duplication,

to the extent that any of the following were deducted in computing such Consolidated Net Income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) Consolidated Interest Expense, (iii) Consolidated Depreciation and Amortization Expense, including depreciation and amortization expenses relating to Capital Leases, (iv) reserves for inventory in connection with plant closures, (v) Consolidated Operational Restructuring Costs, (vi) non-cash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention by the Lead Borrower of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from marking to market Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing Consolidated Net Income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, taxes paid and provision for taxes based on the income or profits of, and the Consolidated Depreciation and Amortization Expense of, a Subsidiary of such Person shall be added to Consolidated Net Income of such Person to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Consolidated Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person.
“Adjustment Date” as defined in the definition of “Applicable Margin”.
“Administrative Agent” as defined in the preamble hereto.
“Advance Rates” shall mean the lending formula percentages set forth in the definitions of US Borrowing Base and Canadian Borrowing Base.
“Advances” means and includes the Revolving Advances and Swing Loans, or any of them as the context implies.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Lead Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Lead Borrower or any of its Subsidiaries, threatened in writing against or affecting the Lead Borrower or any of its Subsidiaries or any property of the Lead Borrower or any of its Subsidiaries.
“Affected Lender” as defined in Section 2.32.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote

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20% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Affiliate Lender” means American Securities LLC, on behalf of its affiliated funds and Carl Marks Strategic Investments, L.P.
“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement, dated as of the date hereof, among the Credit Parties, the other Subsidiaries of the Lead Borrower from time to time party thereto and the Administrative Agent, substantially in the form of Exhibit J, as amended, supplemented or otherwise modified from time to time.
“Agent” means each of the Administrative Agent, the Collateral Agent and the Documentation Agent.
“Aggregate Canadian Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Advances to the Canadian Borrowers outstanding at such time and (b) the Dollar Equivalent of the aggregate amount of all Canadian Letter of Credit Obligations at such time (exclusive of such Canadian Letter of Credit Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Advances by the Canadian Borrowers).
“Aggregate Exposure” means, at any time, the sum of (a) the Aggregate US Exposure at such time and (b) the Aggregate Canadian Exposure at such time.
“Aggregate US Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Advances to the US Borrowers outstanding at such time and (b) the Dollar Equivalent of the aggregate amount of all US Letter of Credit Obligations at such time (exclusive of such US Letter of Credit Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Advances by the US Borrowers).
“Agreement” means this Revolving Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Alternate US Base Rate” means, for any day, a rate per annum equal to the highest of (a) the US Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.
“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery and all regulations issued thereunder (including, without limitation, Canadian Anti-Terrorism or Sanctions Laws), all as amended, supplemented or replaced from time to time.
“Applicable Conditions” means that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (i) no Default or Event of Default has then occurred and is continuing or would result from any such action, (ii) the Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, would have been at least 1.10 to 1.00 (or 1.00 to 1.00 in the case of a Permitted Acquisition) on a pro forma basis immediately after giving effect to such action, (iii) Global Excess Availability and 90-Day Global Excess Availability on the date of the action or proposed action (calculated after giving effect to any Advances or

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Letters of Credit then being made or issued in connection with the action or proposed action (and assuming that such Advances and Letters of Credit had remained outstanding throughout the applicable 90-day period (or such shorter period, as applicable) for which 90-Day Global Excess Availability is to be determined)) exceed the greater of (x) twenty-five percent (25.0%) (or twenty (20.0%) in the case of a Permitted Acquisition) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time and (y) $8,000,000 (or $6,000,000 in the case of a Permitted Acquisition), and (iv) the Lead Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Lead Borrower certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).
“Applicable Margin” means, with respect to any Type of Advance, at any time:
(a)    subject to clause (b) below, the applicable percentage (on a per annum basis) set forth in the chart below as to Domestic Rate Loans, LIBOR Rate Loans, Canadian Prime Rate Loans, BA Rate Loans and US Base Rate Loans, respectively, that will result, in accordance with such chart, if the Quarterly Average Undrawn Availability for the immediately preceding Fiscal Quarter is in an amount within the range indicated in the chart below for such percentage:

Tier	Quarterly Average Undrawn Availability	Domestic Rate Loans	LIBOR Rate Loans	Canadian Prime Rate Loans	BA Rate Loans	US Base Rate Loans
I	< 33.3% of the Maximum Credit	1.25%	2.25%	1.25%	2.25%	1.25%
II	> 33.3% but < 66.7% of the Maximum Credit	1.00%	2.00%	1.00%	2.00%	1.00%
III	> 66.7% of the Maximum Credit	0.75%	1.75%	0.75%	1.75%	0.75%

(b)    For the period from and including the Closing Date to but excluding the first Adjustment Date, the Applicable Margin shall be set at Tier II in the table above. Thereafter, the Applicable Margin for each Type of Advance shall be (i) adjusted as of July 1, 2013 and the first (1st) day of each Fiscal Quarter thereafter (i.e., the first (1st) day of each of July, September, January and April), based upon the Borrowing Base Certificate (and related information) delivered to the Administrative Agent, in accordance with Section 5.19(a), with respect to the months comprising the immediately preceding Fiscal Quarter (each an “Adjustment Date”), commencing with the delivery by the Lead Borrower of the Borrowing Base Certificate in each of the months comprising the Fiscal Quarter ending June 30, 2013, and (ii) based upon the calculation by the Administrative Agent of Quarterly Average Undrawn Availability for such Fiscal Quarter. In the event that any Borrowing Base Certificate (and related information) is not provided to the Administrative Agent in accordance with Section 5.19(a), the Applicable Margin for each Type of Advance shall be set at the Applicable Margin for such Type of Advance set forth in Tier I above as of the first (1st) day of the Fiscal Quarter following the month in which such Borrowing Base Certificate was required to be delivered and shall continue at Tier I for such entire Fiscal Quarter and thereafter until the next Adjustment Date, if any.

In the event that at any time after the end of a Fiscal Quarter, the Quarterly Average Undrawn Availability for such Fiscal Quarter used for the determination of the Applicable Margin is determined to have been less than the actual amount of the Quarterly Average Undrawn Availability for such Fiscal Quarter,

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the Applicable Margin for such prior Fiscal Quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid by the Borrowers to the Administrative Agent. In the event that the Quarterly Average Undrawn Availability for such Fiscal Quarter used for the determination of the Applicable Margin is determined to have been greater than the actual amount of the Quarterly Average Undrawn Availability, the Applicable Margin for such prior Fiscal Quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Undrawn Availability and any reduction in interest for the applicable period as a result of such recalculation shall be credited against the next interest payment on the Advances by the applicable Borrowers. The foregoing shall not be construed to limit the rights of the Administrative Agent or the Lenders with respect to the amount of interest payable after a Default or an Event of Default, whether based on such recalculated percentage or otherwise.
“Application Date” as defined in Section 2.7(b).
“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
“Approved Securities Intermediary” means a Securities Intermediary reasonably acceptable to the Collateral Agent.
“Asset Sale” means a sale, lease or sublease (as lessor or sub-lessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Lead Borrower or any other Credit Party), in one transaction or a series of transactions, of all or any part of the Lead Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of the Lead Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the Ordinary Course (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) substantially worn, damaged or obsolete property disposed of in the Ordinary Course, (iii) returns of inventory in the Ordinary Course, (iv) the use of cash and Cash Equivalents in a manner not inconsistent with the provisions of this Agreement and the other Credit Documents, (v) leases of real property in the Ordinary Course, (vi) non-exclusive licenses or nonexclusive sublicenses of patents, trademarks, copyrights and other intellectual property in the Ordinary Course, (vii) sales of other assets for gross consideration of less than $100,000 with respect to any transaction or series of related transactions and (viii) transactions entered into in connection with Factoring Agreements permitted pursuant to Section 6.1(l).
“Assignment of Crown Debt Restrictions” as defined in the definition of “Eligible Receivables”.
“Attributable Indebtedness” in respect of a Sale and Lease Back Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease Back Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Lease Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”
“Australian Dollars” means the lawful money of Australia.

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“Austria GmbH” means Huyck.Wangner Austria GmbH, a limited liability company duly organized under the laws of Austria.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
“BA Rate Loan” means a Revolving Advance in Canadian Dollars that bears interest determined by reference to the CDOR Rate in accordance with the terms hereof.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Base Rate Loan” means a Canadian Prime Rate Loan, a US Base Rate Loan or a Domestic Rate Loan.
“Beneficiary” means each Agent, each Lender and each Lender Counterparty.
“Benefited Lender” as defined in Section 2.5(e).
“Borrower” or “Borrowers” as defined in the preamble hereto.
“Borrowers’ Account” as defined in Section 2.9.
“Borrower Materials” as defined in Section 5.1(o).
“Borrowing Base” means the sum of the US Borrowing Base and the Canadian Borrowing Base.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit M duly executed by the chief financial officer or treasurer of the Lead Borrower and delivered to the Administrative Agent, appropriately completed, by which such officer shall certify to the Administrative Agent each Borrowing Base and calculation thereof as of the date of such certificate.
“Business Day” means (i) any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York (and, in the case of Canadian Base Rate Loans and BA Rate Loans only, the Province of Ontario, Canada) or is a day on which banking institutions located in such state or jurisdiction are authorized or required by law or other governmental action to close and (ii):
(a)    if such day relates to any interest rate settings as to a Fixed Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Fixed Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Fixed Rate Loan, shall mean any such day described in clause (i) above that is also a London Banking Day; and
(b)    if such day relates to any interest rate settings as to a Fixed Rate Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Fixed Rate Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Fixed Rate Loan, shall mean any such day described in clause (i) above that is also a Canadian Banking Day.
“Business Plan” as defined in Section 5.1(m).

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“Canadian Anti-Terrorism or Sanctions Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Part II.1 of the Criminal Code, the United Nations Act, the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, and any regulations issued under any of the foregoing.
“Canadian Banking Day” means any day on which dealings in Canadian Dollar deposits are conducted by and between banks in the Canadian interbank market.
“Canadian Benefit Plan” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Borrower has any liability with respect to any employee or former employee, but excluding any Canadian Registered Pension Plans and shall not include plans established by statute or administered by a Governmental Authority, including the Canada / Quebec Pension Plan or plans administered pursuant to provincial health tax, workers’ compensation and employment insurance legislation.
“Canadian Borrowing Base” means, at any time, as to the Canadian Borrowers, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to this Agreement (as such amount may be adjusted from time to time in accordance with the terms of this Agreement) equal to:
(a)    eighty-five percent (85%) of Eligible Receivables of the Canadian Borrowers, plus
(b)    the least of (i) sixty-five percent (65%) of the Value of the Eligible Inventory and Eligible Foreign In-Transit Canadian Inventory of the Canadian Borrowers, (ii) 85% of the Net Liquidation Value of Eligible Inventory of the Canadian Borrowers or (iii) $10,000,000, minus
(c)    Reserves.
“Canadian Borrowers” as defined in the preamble hereto.
“Canadian Borrower Revolving Credit Note” as defined in Section 2.1(a).
“Canadian Cash Management Products and Services” means agreements or other arrangements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course that provides any of the following products or services to any of the Canadian Credit Parties: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The indebtedness, obligations and liabilities of any Canadian Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Canadian Cash Management Obligations”) shall be “Canadian Obligations” hereunder, Canadian Guaranteed Obligations under the Guaranty and secured obligations under the Canadian Collateral Documents, as applicable, and otherwise treated as Canadian Obligations for purposes of each of the other Credit Documents.
“Canadian Cash Management Obligations” as defined in the definition of “Canadian Cash Management Products and Services.”

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“Canadian Collateral” means all of the Collateral which is subject or is purported to be subject to the Liens granted by any of the Canadian Collateral Documents.
“Canadian Collateral Documents” means, collectively, the Canadian Pledge and Security Agreement, each of the Canadian Mortgages, the Landlord Consent and Estoppels, if any, the Landlord Personal Property Collateral Access Agreements, if any, entered into by any Canadian Credit Party, and all other instruments, documents, hypothecs, and agreements delivered by any Canadian Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant and/or confirm to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Canadian Credit Party as security for the Canadian Obligations..
“Canadian Compliance Authority” means each and all of (a) Foreign Affairs and International Trade Canada Economic Law Division, (b) Foreign Affairs and International Trade Canada Export Controls Division, (c) Financial Transactions and Reports Analysis Centre of Canada, (d) Royal Canadian Mounted Police, (e) Canada Border Services Agency, (f) Public Works and Government Services Canada Controlled Goods Directorate, (f) Department of Justice Canada, (h) Canada Revenue Agency and (i) Ontario Securities Commission.
“Canadian Credit Party” means each Canadian Borrower and each Canadian Guarantor.
“Canadian Dollar and Cdn$” means the lawful money of Canada.
“Canadian Dollar Denominated Advances” means each Advance denominated in Canadian Dollars at the time of the incurrence thereof.
“Canadian Guarantor” means (i) with respect to the Canadian Obligations of each Canadian Borrower and each other Canadian Credit Party, each other Canadian Borrower, (ii) each Guarantor listed as a Canadian Guarantor in Schedule 1.1(b) and (iii) any other Canadian Subsidiary that becomes a party to the Guaranty. For purposes of the Guaranty, the term “Canadian Guarantor” as applied to any Canadian Borrower shall refer to such Canadian Borrower as a guarantor of Obligations incurred by another Canadian Credit Party and not to Obligations directly incurred by such Canadian Borrower in its capacity as a Canadian Borrower hereunder.
“Canadian Guarantor Subsidiary” means each Canadian Guarantor other than a Canadian Borrower.
“Canadian Hedging Obligations” means any Hedging Obligations owed by a Canadian Credit Party.
“Canadian Inventory Reserve” means, as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in its Permitted Discretion to reflect the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of eligible in-transit Inventory by the Canadian Borrowers.
“Canadian Letter of Credit Limit” means $5,000,000.
“Canadian Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Canadian Letters of Credit outstanding at such time, plus (b) without duplication, the aggregate amount of all drawings under Canadian Letters of Credit for which the applicable Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by the Lenders

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to the applicable Issuer with respect to such Lender’s participation in Canadian Letters of Credit as provided in Section 2.13 for which the Canadian Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Advance or otherwise.
“Canadian Letters of Credit” means standby and/or commercial letters of credit issued for the account of a Canadian Borrower pursuant to this Agreement.
“Canadian Mortgages” means any Mortgage entered into by a Canadian Credit Party.
“Canadian Obligations” means all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuer, the Swing Loan Lender, any Lender or any Lender Counterparty by any Canadian Borrower.
“Canadian Pension Plan Event” means (i) the failure by a Canadian Borrower, or any Affiliate of a Canadian Borrower to make any required contribution or premium payment to a Canadian Registered Pension Plan in a timely manner in accordance with the terms of the applicable Canadian Registered Pension Plan and all applicable laws, (ii) the withdrawal by a Canadian Borrower or any Affiliate of a Canadian Borrower as a participating employer under any multi-employer pension plan, as defined under applicable laws, where the Canadian Borrower or any Affiliate is obligated to provide any contributions or payments in respect of any deficit (iii) the termination, in whole or in part, of any Canadian Registered Pension Plan, (iv) the institution of proceedings by a pension regulator which has jurisdiction over a Canadian Registered Pension Plan to terminate the Canadian Registered Pension Plan in whole or in part, or (v) the occurrence of any event or condition which could reasonably be expected to result in the institution of proceedings by the applicable pension regulator to terminate a Canadian Registered Pension Plan, in whole or in part..
“Canadian Registered Pension Plan” means a “registered pension plan” (as defined in subsection 248(1) of the Income Tax Act (Canada)) which is a defined benefit pension plan, which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Borrower or any Affiliate of a Canadian Borrower For the avoidance of doubt, Canadian Registered Pension Plan excludes a Canadian multi-employer pension plan, as defined under applicable laws, contributed to or required to be contributed to by a Canadian Borrower or any Affiliate of a Canadian Borrower.
“Canadian Pledge and Security Agreement” means the Canadian Pledge and Security Agreement to be executed by each Canadian Credit Party substantially in the form of Exhibit G-2, as may be amended, supplemented or otherwise modified from time to time.
“Canadian Prime Rate” means, for any date, the rate of interest per annum equal to the higher of: (a) the rate of interest which is established from time to time by the Administrative Agent (or its applicable Canadian Affiliate), at its principal Canadian office in Toronto, Ontario, as its reference rate of interest for loans in Canadian Dollars to the Canadian Borrowers, it being agreed that such rate is not necessarily the lowest rate of interest then available from the Administrative Agent (or its applicable Canadian Affiliate) on fluctuating rate loans, and (b) the CDOR Rate calculated with reference to a 30 day Interest Period plus 1.00% per annum, in each case, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate.
“Canadian Prime Rate Loan” means an Advance made by a Lender in Canadian Dollars that bears interest determined by reference to the Canadian Prime Rate in accordance with the terms hereof.
“Canadian Revolving Loans” means any (i) Canadian Prime Rate Loan, (ii) US Base Rate Loan, (iii) BA Rate Loan or (iv) LIBOR Rate Loan.

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“Canadian Revolving Loan Maximum Amount” means of $15,000,000.
“Canadian Subsidiary” means any Foreign Subsidiary organized under the laws of Canada or any province or territory thereof.
“Canadian Swing Loan Note” as defined in Section 2.3(a).
“Canadian Swing Loans” as defined in Section 2.3(a).
“Capital Expenditures” means, with respect to any Person, all expenditures that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the cash flows of such Person.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Capitalized Lease Obligation” means, as applied to any Person, any obligation incurred or arising out of or in connection with a Capital Lease.
“Cash” means money, currency or a credit balance in any Deposit Account.
“Cash Dominion Period” means any period commencing on the date on which (x) an Event of Default shall have occurred and be continuing or (y) Global Excess Availability is, on any date of determination, less than the greater of • fifteen percent (15.0%) of the lesser of o the Maximum Credit at such time and (b) the Borrowing Base at such time, and • $5,000,000; provided, that, any such Cash Dominion Event resulting solely from this clause (y) shall cease to exist to the extent that Global Excess Availability is greater than or equal to the greater of (1) fifteen percent (15.0%) of the lesser of (a)§ the Maximum Credit at such time and (b)§ the Borrowing Base at such time, and (2) $5,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Event and no other Cash Dominion Event has occurred during such sixty (60) consecutive day period.
“Cash Equivalents” means (i) Dollars or any foreign currency freely exchangeable into Dollars and, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the Ordinary Course, (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated at least “A-1” or the equivalent thereof by S&P or Moody’s, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause, (v) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any

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state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P, (viii) in the case of any Foreign Subsidiary, instruments equivalent to those referred to above denominated in Euros or any other foreign currency that are comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States and (ix) money market funds as defined in Rule 2a-7 of the General Rules and Regulations as promulgated under the Investment Company Act of 1940.
“Cash Management Obligations” means Canadian Cash Management Obligations and US Cash Management Obligations.
“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m. (New York city time), on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Screen CDOR Page on such day, the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent as of 10:00 a.m. (New York city time) on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.
“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit D.
“Change in Law” as defined in Section 2.28(a).
“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of section 13(d) and 14(d) under the Exchange Act) shall have acquired beneficial ownership (as defined in Rule13d-3 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Lead Borrower; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Lead Borrower cease to be occupied by Persons who either (a) were members of the board of directors of the Lead Borrower on the Closing Date or (b) were nominated for election by the board of directors of the Lead Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) any “change of control” or similar event shall occur under the documents governing any Indebtedness incurred pursuant to Section 6.1(c), Section 6.1(g), Section 6.1(o) or any Permitted Refinancing Indebtedness with respect thereto, in each case, in an aggregate principal amount of not less than $20,000,000.
“CIP Regulations” as defined in Section 9.12.
“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived in accordance with the terms of this Agreement.
“Closing Date Certificate” means the Closing Date Certificate substantially in the form of Exhibit E.
“Code” means the United State Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds and products thereof, whether now or hereafter acquired, in or

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upon which Liens are purported to be granted and/or confirmed pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means, collectively, the Canadian Collateral Documents and the US Collateral Documents.
“Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal, real and mixed property of each Credit Party.
“Commitment Transfer Supplement” means a document in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent, properly completed and otherwise in form and substance satisfactory to the Administrative Agent by which the purchasing Lender purchases and assumes a portion of the obligation of the selling Lender to make and/or participate in Advances and Letters of Credit under this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C.§ 1 et seq.), as amended from time to time.
“Common Stock” means the common stock of the Lead Borrower, par value $0.001 per share.
“Communications” as defined in Section 5.1(l)(i).
“Compliance Authority” means each and all of the (a) US Treasury Department/Office of Foreign Assets Control, (b) US Treasury Department/Financial Crimes Enforcement Network, (c) US State Department/Directorate of Defense Trade Controls, (d) US Commerce Department/Bureau of Industry and Security, (e) the US Internal Revenue Service, (f) the US Justice Department, (g) the US Securities and Exchange Commission and (h) Canadian Compliance Authorities, as applicable.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.
“Consigned Inventory” means Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Consolidated Capital Expenditures” means, with respect to any Person for any period, the aggregate of all Capital Expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141.
“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in

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accordance with GAAP. For purposes of clarifying the intention of the parties, the calculation of Consolidated Interest Expense shall be net of interest income and the effect of all interest rate Hedging Obligations.
“Consolidated Net Income “ means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of Indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under this Agreement, and (iv) any cancellation of indebtedness income; provided, further that, without duplication, (x) the net income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to such Person or a wholly-owned Subsidiary thereof in respect of such period (and if such net income is a loss it will be included only to the extent such loss has been funded with cash by such Person or a wholly-owned Subsidiary thereof in respect of such period), and (y) the net income (loss) for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained and which is not expected by the Lead Borrower to be obtained in the Ordinary Course) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (other than a covenant in any loan agreement or similar agreement which restricts the payment of dividends or similar distributions upon the occurrence of or during the existence or continuance of a default or event of default), unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived and except that this clause (y) shall not apply to any Subsidiary that is also a Guarantor in the calculation of the Leverage Ratio.
“Consolidated Operational Restructuring Costs” means, with respect to any Person for any period, any restructuring or related impairment costs reflected in the income statement for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries.
“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities issued by such Person held as treasury securities.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Account” means a Securities Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Borrower or any other Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

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“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.10.
“Covenant Trigger Event” means the occurrence of a date when (a) Global Excess Availability shall have been less than the greater of (i) ten percent (10.0%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time and (ii) $3,000,000 until such date as (b) Global Excess Availability shall have been at least equal to the greater of (i) ten percent (10.0%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time and (ii) $3,000,000 for sixty (60) consecutive calendar days.
“Covenant Trigger Period” means any period throughout which a Covenant Trigger Event has occurred and is continuing.
“Covered Entity” means each Credit Party, each Credit Party’s Affiliates and Subsidiaries, all owners of the foregoing, and all brokers or other agents of any Credit Party acting in any capacity in connection with the Obligations.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Intercreditor Agreement, the Collateral Documents, the Affiliate Subordination Agreement, the Fee Letters and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.
“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit.
“Credit Party” means each Borrower and each Guarantor.
“Currency Due” as defined in Section 2.33.
“Customer” means and includes the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
“Customs” as defined in Section 2.12(b).
“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.
“Debt” means, with respect to the Lead Borrower, on a consolidated basis on any date, an amount equal to the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness of the Lead Borrower and its Subsidiaries on such date (to the extent such Indebtedness would be included as a liability on a balance sheet prepared in accordance with GAAP), (ii) the aggregate principal amount of all debt obligations of the Lead Borrower and its Subsidiaries evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) the aggregate amount of unreimbursed drawings (but excluding, for the avoidance of doubt, undrawn amounts) in respect of letters of credit (or similar facilities) issued for the account of the Lead Borrower or any of its Subsidiaries and (iv) the aggregate amount of all guaranties of the Lead Borrower and its Subsidiaries in respect of Indebtedness of third persons of the type described in preceding clauses (i) through (iii). For purposes of computing Debt, Indebtedness which is payable in any currency other than

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Dollars shall be converted into Dollars using the average of the foreign exchange rates quoted on each day during the most recently ended four Fiscal Quarters for which the Lead Borrower’s financial statements are available by the source used by the Lead Borrower to translate items appearing in its statement of income during such Fiscal Quarters.
“Default” means a condition or event that, after notice or expiry of an applicable grace period, or the making of any determination under the Credit Documents, or any combination of any of the foregoing, would constitute an Event of Default.
“Defaulting Lender” means, at any time, any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuer or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Lead Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent; (d) has become the subject of a Lender Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Revolving Commitment Percentage of such payments due and payable to all of the Lenders; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to a Special Purpose Vehicle pursuant to Section 10.6(i).
“Default Rate” as defined in Section 2.23.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Deposit Account Bank” means a financial institution reasonably acceptable to the Collateral Agent.
“Deposit Account Control Agreement” means a letter agreement, in form and substance satisfactory to the Collateral Agent, executed by the relevant Credit Party, the Collateral Agent and the relevant Deposit Account Bank.
“Disregarded Domestic Subsidiary” means any Domestic Subsidiary treated as a disregarded entity for U.S. federal income tax purposes and the sole assets of which are Capital Stock in one or more controlled foreign corporations within the meaning of section 957 of the Code.

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“Document” means “document” as defined in the UCC.
“Documentation Agent” means Credit Suisse Securities (USA) LLC, in its capacity as the Documentation Agent.
“Dollar Denominated Advances” means each Revolving Advance denominated in Dollars at the time of the incurrence thereof.
“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by the Administrative Agent in its Permitted Discretion at such time using the Exchange Rate in effect on the Business Day of determination.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Rate Loan” means any Advance made by the Lenders (including the Swing Loan Lender) in Dollars to the US Borrowers that bears interest based upon the Alternate US Base Rate.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Drawing Date” as defined in Section 2.13(b).
“ECP” as defined in the definition of “Excluded Swap Obligation”.
“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any other Person (other than a natural person); provided, however, that neither the Lead Borrower nor any Affiliate of the Lead Borrower (other than an Affiliate Lender) shall be an Eligible Assignee; and provided, further, that no Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, shall be an Eligible Assignee.
“Eligible Customs Broker” means a customs broker that has its principal assets and principal place of business in the United States or Canada and which is acceptable to the Administrative Agent and with which the Administrative Agent has entered into an Imported Goods Agreement.
“Eligible Foreign In-Transit Canadian Inventory” means Inventory of the Canadian Borrowers that would be Eligible Inventory but for the fact that it is Foreign In-Transit Canadian Inventory, but only if: (a) such Foreign In-Transit Canadian Inventory is the subject of a Negotiable Document that designates the Administrative Agent as the consignee; (b) such Foreign In-Transit Canadian Inventory has been paid for by the Canadian Borrowers or the Administrative Agent has otherwise satisfied itself that a final sale of such Inventory to such Canadian Borrower has occurred and title has passed to a Canadian Borrower; (c) the Administrative Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit Canadian Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Canadian Inventory shall thereupon cease to be Eligible Foreign In-Transit Canadian Inventory), or, if required by the Administrative Agent in the exercise of its Permitted Discretion, all of such original Documents are in the possession, in Canada, of the Administrative Agent or an Eligible Customs Broker (as specified by the Administrative Agent); (d) no

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default exists under any agreement in effect between the vendor of such Inventory and such Canadian Borrower that would permit such vendor under any Requirement of Law (including the PPSA) to divert, reclaim, reroute, or stop shipment of such Inventory; (e) such Foreign In-Transit Canadian Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as lender loss payee; and (f) the Administrative Agent has received an executed Imported Goods Agreement with respect to such Inventory from an Eligible Customs Broker; provided that such Eligible Foreign In-Transit Canadian Inventory, when combined with Eligible Foreign In-Transit US Inventory and any Consigned Inventory of the Borrowers that qualifies as Eligible Inventory, shall not exceed $8,500,000 in the aggregate.
“Eligible Foreign In-Transit US Inventory” means Inventory of the US Borrowers that would be Eligible Inventory but for the fact that it is Foreign In-Transit US Inventory, but only if: (a) such Foreign In-Transit US Inventory is the subject of a Negotiable Document that designates the Administrative Agent as the consignee; (b) such Foreign In-Transit US Inventory has been paid for by a US Borrower or the Administrative Agent has otherwise satisfied itself that a final sale of such Inventory to such US Borrower has occurred and title has passed to a US Borrower; (c) the Administrative Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit US Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit US Inventory shall thereupon cease to be Eligible Foreign In-Transit US Inventory), or, if required by the Administrative Agent in the exercise of its Permitted Discretion, all of such original Documents are in the possession, in the United States, of the Administrative Agent or an Eligible Customs Broker (as specified by the Administrative Agent); (d) no default exists under any agreement in effect between the vendor of such Inventory and such US Borrower that would permit such vendor under any Requirement of Law (including the UCC) to divert, reclaim, reroute, or stop shipment of such Inventory; (e) such Foreign In-Transit US Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as lender loss payee; and (f) the Administrative Agent has received an executed Imported Goods Agreement with respect to such Inventory from an Eligible Customs Broker; provided that such Eligible Foreign In-Transit US Inventory, when combined with Eligible Foreign In-Transit Canadian Inventory and any Consigned Inventory of the Borrowers, that qualifies as Eligible Inventory, shall not exceed $8,500,000 in the aggregate.
“Eligible Insured Foreign Receivables” means Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to the Administrative Agent and shall name the Administrative Agent as beneficiary or loss payee, as applicable).
“Eligible Inventory” means and includes Inventory of a Borrower which is not, in the Administrative Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which the Administrative Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Administrative Agent may from time to time deem appropriate in its Permitted Discretion including whether the Inventory is subject to a First Priority perfected security interest in favor of the Collateral Agent and no other Lien (other than a Permitted Lien). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof; (b) (i) is Foreign In-Transit US Inventory or in-transit, in the case of the US Borrowers, within the United States or, (ii) is Foreign In-Transit Canadian Inventory or in-transit, in

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the case of the Canadian Borrowers, within Canada; (c) is (x) in the case of the US Borrowers, located outside the continental United States or (y) in the case of the Canadian Borrowers, located outside of the Province of Ontario or any other province or territory of Canada in which the First Priority Lien of the Administrative Agent in such Inventory has not been perfected, or (in either case) at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory, except Consigned Inventory of all Borrowers that, when combined with Eligible Foreign In-Transit Canadian Inventory and Eligible Foreign In-Transit US Inventory, does not exceed $8,500,000 in the aggregate; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or the Administrative Agent’s right to sell or otherwise dispose of such Inventory, unless the Administrative Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or the Administrative Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Borrowing Base with respect thereto as the Administrative Agent shall deem appropriate in its Permitted Discretion); (g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of the Collateral Agent a Landlord Personal Property Collateral Access Agreement (or the Administrative Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Borrowing Base with respect thereto as the Administrative Agent shall deem appropriate in its Permitted Discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.
“Eligible Receivables” means and includes each Receivable of a Borrower arising in the Ordinary Course and which the Administrative Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as the Administrative Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to the Collateral Agent’s First Priority perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent. In addition, no Receivable shall be an Eligible Receivable if:
(a)    it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
(b)    it is due or unpaid with respect to all Receivables arising from a sale that has payment terms of more than sixty (60) days after the original due date or one hundred twenty (120) days after the original invoice date;
(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in the Administrative Agent’s Permitted Discretion, be increased or decreased from time to time;
(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
(e)    an Insolvency Event shall have occurred with respect to such Customer;
(f)    the sale is to a Customer outside the continental United States of America or a province of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Administrative Agent in its Permitted Discretion;
(g)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

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(h)    the Administrative Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
(i)    the Customer is (1) the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable laws and has complied with Section 6.4 hereof; or (2) Her Majesty in right of Canada or any provincial or local Governmental Authority to the extent (but only to the extent) that the Receivables owed by such Customer are subject to restriction on assignment pursuant to the Financial Administration Act, R.S.C. 1985, c.F-11, as amended, or any similar applicable federal, provincial or local law, regulation or requirement (collectively, “Assignment of Crown Debt Restrictions”), unless the applicable Borrower assigns its right to payment of such Receivable to the Collateral Agent in compliance with the particular provisions of the relevant Assignment of Crown Debt Restrictions and such assignment is enforceable against such Governmental Authority;
(j)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(k)    the Receivables of the Customer exceed a credit limit determined by the Administrative Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;
(l)    the Receivable is subject to any offset, deduction, defense, dispute, rebates, credits, counterclaim or contingency (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, counterclaim or contingency), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;
(m)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course for prompt payment, which have been reserved against by the applicable Borrower;
(n)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(o)    such Receivable is not payable to the applicable Borrower;
(p)    such Receivable is subject to any Factoring Agreement; or
(q)    such Receivable is not otherwise satisfactory to the Administrative Agent as determined by the Administrative Agent in its Permitted Discretion.
“Employee Benefit Plan” means any “employee benefit plan” as defined in section 3(3) of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. For the avoidance of doubt, Employee Benefit Plan does not include any Canadian Benefit Plan or Non-US Plan in the exclusion.

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“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Lead Borrower or any of its Subsidiaries or any Operating Facility.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Lead Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Lead Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Lead Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Lead Borrower or such Subsidiary could be liable under the Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation under subsections .21, .22, .23, .27, .28, .29, .31 and .32); (ii) the failure to meet the minimum funding standard of or other requirements of section 412, 430 or 436 of the Code with respect to any Pension Plan (whether or not waived), the failure to meet the funding standards or other requirements of section 431 or 432 of the Code with respect to any Multiemployer Plan or the failure to make by its due date any required installment, contribution or premium payment to or in respect of any Pension Plan or Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to section 4041 (a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in section 4041 (c) of ERISA; (iv) the withdrawal by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Lead Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Lead Borrower,

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any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to section 4062(e) or 4069 of ERISA or by reason of the application of section 4212(c) of ERISA; (vii) the withdrawal of the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA, or that is in endangered, seriously endangered or critical status pursuant to section 432 of the Code or that it intends to terminate or has terminated under section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to section 401 (a)(29) or 430 of the Code or pursuant to ERISA with respect to any Pension Plan.
“Euros” means the single currency of the Participating Member States.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” means the prevailing spot rate of exchange of such bank as the Administrative Agent may reasonably select for the purpose of conversion of one currency to another, at or around 12:00 p.m. (New York city time), on the date on which any such conversion of currency is to be made under this Agreement.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any Agent, any Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document:
(a)    any Taxes imposed on or measured by all or part of such Person’s net income or branch profits, (in each case, however denominated and whether worldwide, or only insofar as such income is, or branch profits are, considered to arise in or to relate to a particular jurisdiction, or otherwise) and franchise (and similar) Taxes imposed on it in lieu of net income taxes, by a jurisdiction in which that Person is organized or in which that Person’s applicable Principal Office (and/or, in the case of a Lender, its applicable lending office) is located, or with which that Person (and/or, in the case of a Lender, its applicable lending office) is deemed to have nexus, other than any such nexus arising from such Person having executed, delivered, or performed its obligations or received a payment under, or enforced this Agreement or any other Credit Document;

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(b)    any U.S. withholding tax that is imposed pursuant to any law in effect at the time that such recipient becomes a party to this Agreement, changes its applicable lending office or changes its place of organization, except to the extent that (i) such Person’s assignor (if any) was entitled, immediately prior to the assignment, or such Person was entitled, immediately prior to the change in lending office or change of place of organization, to payments in respect of such Tax under Section 2.29(a) or (ii) such change in such Person’s applicable lending office or place of organization or such assignment is pursuant to the written request of any Credit Party or Section 2.32;
(c)    any U.S. withholding tax attributable to a recipient’s failure to comply with Section 2.29(c);
(d)    any United States federal withholding taxes imposed under FATCA;
(e)    any U.S. federal backup withholding taxes imposed under section 3406 of the Code;
(f)    any interest, additions to tax or penalties in respect of the foregoing;
(g)    Taxes arising by virtue of any Agent, Lender, Issuer or Participant, as applicable, not dealing at arm's length with any Canadian Borrower for purposes of the Income Tax Act (Canada); and
(h)    Taxes arising by virtue of any Agent, Lender, Issuer or Participant, as applicable, being a “specified non-resident shareholder” of a Canadian Borrower or a non-resident person not dealing at arm's length with a specified non-resident shareholder of a Canadian Borrower, in each case for purposes of the Income Tax Act (Canada).
“Existing Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 26, 2011 (as amended, restated, supplemented or otherwise modified through the Closing Date) among the Lead Borrower, certain of its Subsidiaries party thereto, the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent.
“Factoring Agreements” means agreements providing for the Lead Borrower or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of the disposal to a third-party factor on a non-recourse basis, including those certain agreements set forth on Schedule 1.1(a) and provided to the Administrative Agent and its counsel, and all amendments, modifications, replacements, renewals and extensions thereof.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations or other administrative guidance promulgated thereunder, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction which (in either case) facilitates the implementation of the preceding clause (a), or (c) any agreement entered into pursuant to the implementation of the preceding clauses (a) or (b) with the United States Internal Revenue Service, the US Government or any governmental or taxation authority under any other jurisdiction.
“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner

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as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.
“Fee Letters” means, collectively, any fee letter between the Lead Borrower or any Credit Party on the one hand and any of the Agents or the Lead Arrangers on the other hand.
“Financial Assets” has the meaning specified in the UCC or the PPSA, as applicable.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the Lead Borrower that such financial statements fairly present, in all material respects, the financial condition of the Lead Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens which are junior in priority (or, to the extent provided in the Intercreditor Agreement with respect to Term Priority Collateral, senior in priority) to the Collateral Agent’s Lien on such Collateral.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for the Lead Borrower and its Subsidiaries for the most recent four consecutive Fiscal Quarter period, of (a) Adjusted EBITDA for such period minus an amount equal to the sum of (i) all cash Capital Expenditures made during such period (except to the extent financed with (x) Indebtedness for borrowed money other than with the Advances or other working capital revolving credit facilities, (y) Net Asset Sale Proceeds or (z) Net Insurance/Condemnation Proceeds), plus (ii) all taxes paid in cash during such period, plus (iii) all cash dividends or other cash distributions made on account of the Lead Borrower’s Capital Stock and all cash repurchases or redemptions of the Lead Borrower’s Capital Stock in each case made during such period to (b) all Fixed Charges paid or payable in cash for such period.

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“Fixed Charges” means, with respect to the Lead Borrower and its Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (i) Consolidated Interest Expense during such period, plus (ii) all regularly scheduled (as determined as of the first day of the respective period) and mandatory principal payments of Indebtedness (including the principal component of Capital Leases) made or required to be made during such period.
“Fixed Rate Loan” means a BA Rate Loan or a LIBOR Rate Loan.
“Flood Hazard Property” means any improved Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in whole or in part in an area designated by the Federal Emergency Management Agency or other Governmental Authority as having special flood or mud slide hazards.
“Foreign In-Transit Canadian Inventory” means Inventory of a Canadian Borrower that is in transit from a location outside Canada to any location within Canada of such Canadian Borrower or a Customer of such Canadian Borrower.
“Foreign In-Transit US Inventory” means Inventory of a US Borrower that is in transit from a location outside the United States to any location within the United States of such US Borrower or a Customer of such US Borrower.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Guarantor” as defined in Section 7.2.
“Funding Notice” means a notice in a form reasonably acceptable to the Administrative Agent.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, for the Lead Borrower and its Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Global Excess Availability” means the amount, as determined by the Administrative Agent in its Permitted Discretion, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base at such time and (ii) the Maximum Credit at such time, minus (b) the sum of: (i) the Aggregate Exposure at such time, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrowers which are past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the Borrowers in good faith).
“Global Undrawn Availability” means, on any date of determination, as determined by the Administrative Agent in its Permitted Discretion, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base at such time and (ii) the Maximum Credit at such time, minus (b) the Aggregate Exposure at such time.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any federal, provincial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing,

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regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or any foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Grantor” as defined in the Security Agreements.
“Guaranteed Canadian Obligations” as defined in Section 7.1.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means each US Guarantor and each Canadian Guarantor.
“Guarantor Subsidiary” means each US Guarantor Subsidiary and each Canadian Guarantor Subsidiary.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or any other guaranty which purports to guaranty all or a portion of the Obligations.
“Hazardous Materials” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes; provided that the obligations owing to a Lender or an Affiliate of a Lender in connection with applicable documents creating the Hedging Obligations entered into by such Lender or an Affiliate of such Lender during any period in which such Lender was a Defaulting Lender shall not be Hedging Obligations to the extent incurred or arising during such period.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable laws now allow.
“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of the Lead Borrower and its Subsidiaries, for the immediately preceding Fiscal Year, consisting of balance

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sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of the Lead Borrower and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer or treasurer of the Lead Borrower that they fairly present, in all material respects, the financial condition of the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002.
“Immaterial Account” means any deposit, securities or investment account that is (i) exclusively a payroll account, (ii) a zero-balance account or (iii) an account having an average monthly balance of less than $1,500,000.
“Immaterial Subsidiary” means, subject to the proviso below, each direct or indirect Subsidiary of the Lead Borrower designated as such by the Lead Borrower to the Administrative Agent in writing that meets the criteria set forth in clauses (i) and (ii) below, in each case, as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.1: (i) such Subsidiary has operations that generated Adjusted EBITDA not exceeding $1,000,000 for the most recently completed Fiscal Year and (ii) such Subsidiary had total assets as of the end of the most recently completed Fiscal Year the aggregate value of which was equal to or less than one percent (1.0%) of the Consolidated Total Assets of the Lead Borrower and its Subsidiaries, taken as a whole; provided, however, that at no time shall (x) the aggregate total amount of Adjusted EBITDA generated by all Immaterial Subsidiaries for the most recently completed Fiscal Year exceed $5,000,000 or (y) the aggregate value of the total assets of all Immaterial Subsidiaries as of the end of the most recently completed Fiscal Year exceed five percent (5.0%) of the Consolidated Total Assets of the Lead Borrower and its Subsidiaries, taken as a whole; in each case, calculated on a consolidated basis in accordance with GAAP on the basis of the financial information most recently delivered to the Administrative Agent by the Lead Borrower pursuant to Section 5.1. Notwithstanding the foregoing, for the purposes of Sections 8.1(f) and (g), (i) no Borrower shall be considered an Immaterial Subsidiary and (ii) no Guarantor (for so long as its Guaranty is in effect) shall be considered an Immaterial Subsidiary.
“Imported Goods Agreement” means an imported goods agreement (or similar agreement), between an Eligible Customs Broker and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
“Increasing Lender” as defined in Section 2.22(a).
“Indebtedness” means, with respect to any Person, the principal and premium (if any) of any indebtedness of such Person, whether or not contingent: (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, other than (A) trade payables incurred in the Ordinary Course, (B) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (C) liabilities associated with customer prepayments and deposits, (iv) in respect of Capitalized Lease Obligations, (v) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that any obligation constituting Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole

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or in part) against loss in respect thereof, (vi) Attributable Indebtedness or (vii) representing any Hedging Obligations. To the extent not otherwise included, Indebtedness shall include (a) any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the Ordinary Course), and (b) Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person.
Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of (x) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the Ordinary Course, and (y) account credits to participants under any compensation plan, shall be deemed not to constitute Indebtedness.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, provincial, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws and including any fees or expenses resulting from changes in laws in effect on the date of this Agreement), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make a Credit Extension or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Lead Borrower or any of its Subsidiaries.
“Indemnified Taxes” as defined in Section 2.29(a).
“Indemnitee” as defined in Section 10.3.
“Information” as defined in Section 10.17.
“Initial Business Plan” means the Business Plan of the Lead Borrower and its Subsidiaries delivered prior to the Closing Date to the Administrative Agent.
“Insolvency Event” means, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect Parent Company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under any Insolvency Laws), (b) has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, monitor, liquidator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally

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unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of applicable law, or (e) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause(a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent Company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Bankruptcy Code, and the applicable reorganization provisions of the applicable corporate statute under which a corporation is formed, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Intellectual Property” means property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under applicable law.
“Intellectual Property Claim” means the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
“Intercompany Borrower” as defined in Section 6.1(q).
“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit L, among the Collateral Agent and the Term Agent and acknowledged by the Lead Borrower and the other US Credit Parties.
“Interest Period” means the period provided for any LIBOR Rate Loan or BA Rate Loan pursuant to Section 2.2(b).
“Internet Posting” as defined in Section 10.1(b).
“Inventory” means and includes as to each Borrower, all of such Borrower’s inventory (as defined in Article 9 of the UCC as in effect in the State of New York or under the PPSA, as applicable) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Lead Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any

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direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Lead Borrower from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course) or capital contribution by the Lead Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.
“ISP98 Rules” as defined in Section 2.11(b).
“Issuer” means (i) the Administrative Agent in its capacity as the initial issuer of Letters of Credit for the account of the Borrowers under this Agreement, or (ii) any other Person which the Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of the Administrative Agent as issuer. Any Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuer (and such Affiliate shall be deemed to be an “Issuer” for all purposes of the Credit Documents).
“Italia SpA” means Xerium Italia SpA, an Italian società per azioni.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Judgment Currency” as defined in Section 2.33.
“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.
“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit I with such amendments or modifications thereto (or such other form) as may be approved by the Collateral Agent.
“Lead Arrangers” means Jefferies Finance LLC and Credit Suisse Securities (USA) LLC in their respective capacities as joint lead arrangers and joint bookrunners.
“Lead Borrower” as defined in the preamble hereto.
“Leasehold Property” means any leasehold or subleasehold interest of any Credit Party as lessee or sublessee, respectively, under any lease or sublease of real property, other than any such leasehold or subleasehold interest designated from time to time by the Collateral Agent in its sole discretion as not being required to be included in the Collateral.
“Lender” means each financial institution listed on Appendix A and any other Person that becomes a Lender party hereto pursuant to a Commitment Transfer Supplement or Section 2.22. Notwithstanding

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anything to the contrary contained herein, each Lender may at any time or from time to time designate, by written notice to the Administrative Agent, one or more lending offices (which, for this purpose, may include Affiliates or branches of the respective Lender) for the various Advances made, and Letters of Credit and Swing Loans participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate or branch) to act as such with respect to such Advances and Letters of Credit).  Each lending office, Affiliate or branch of any Lender designated as provided above shall, for all purposes of this Agreement and the other Credit Documents, be treated in the same manner as the respective designating Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). In furtherance of the foregoing, until further notified by PNC Bank, National Association to the Administrative Agent, PNC Bank Canada Branch shall, in respect of PNC Bank, National Association’s Revolving Commitments hereunder, make the Revolving Advances to the Canadian Borrowers, make Canadian Swing Loans to the Canadian Borrowers and participate in Canadian Letters of Credit issued for the account of the Canadian Borrowers.
“Lender Counterparty” means each Lead Arranger, the Administrative Agent, each Lender, or any Affiliate of a Lead Arranger, the Administrative Agent or a Lender, counterparty to the applicable documentation creating Hedging Obligations (including any Person who was a Lead Arranger, the Administrative Agent or a Lender (or any Affiliate thereof) at the time of entering into the applicable documentation creating Hedging Obligations, even if such Person (or its Affiliate, as the case may be) subsequently ceases to be the Administrative Agent or a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent, in each case so long as (i) the Lead Borrower has notified the Administrative Agent in writing that, for purposes of the Credit Documents, such Hedging Obligations are to be secured by the Collateral on a pari passu basis with the Collateral securing the Obligations and (ii) that the Lead Borrower shall not have designated such Lender Counterparty as a “Lender Counterparty” (or similar defined term) under the Term Documents.
“Letter of Credit Application” as defined in Section 2.11(a).
“Letter of Credit Borrowing” as defined in Section 2.13(d).
“Letter of Credit Exposure” means, with respect to any Lender at any time, its pro rata percentage of Letter of Credit Obligations outstanding at such time.
“Letter of Credit Fees” as defined in Section 2.24.
“Letter of Credit Obligations” means the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the undrawn stated amount of all outstanding Letters of Credit.
“Letters of Credit” means the US Letters of Credit and the Canadian Letters of Credit.
“Leverage Ratio” means, with respect to the Lead Borrower on any date, the ratio of (a) the remainder of (I) the Debt of the Lead Borrower and its Subsidiaries as of such date minus (II) the aggregate amount of Unrestricted Cash and Cash Equivalents in excess of $25,000,000 held by the Lead Borrower and its Subsidiaries on such date to (b) the Adjusted EBITDA of the Lead Borrower and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on such date (or if such date is not the last day of a Fiscal Quarter of the Lead Borrower, for the period of four consecutive Fiscal Quarters most recently ended).
“LIBOR Rate” means for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient

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rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal 1.00 minus the Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on
LIBOR Rate =	Bloomberg Page BBAM1 1.00 – Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give reasonably prompt notice to the Lead Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“LIBOR Rate Loan” means any Advance in Dollars that bears interest based on the LIBOR Rate.
“License Agreement” means any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.
“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.
“Licensor/Agent Agreement” means an agreement between the Administrative Agent and a Licensor, in form and content satisfactory to the Administrative Agent, by which the Administrative Agent is given the unqualified right, vis-a-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge, hypothec or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

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“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means any effect, event, matter or circumstance which is materially adverse to: (a) the business, assets or financial condition of the Lead Borrower and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform the Obligations in accordance with the terms of the Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Credit Documents, taken as a whole.
“Material Contract” means any Senior Note Document, any Term Document or any contract or other arrangement to which the Lead Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Non-Public Information” means information which is (a) not publicly available and (b) material with respect to the Lead Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.
“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the terms of the lease or sublease are less than $500,000 per annum (unless such lease or sublease is a ground lease), in each case located in the United States.
“Maximum Consolidated Capital Expenditures” as defined in Section 6.8.
“Maximum Credit” means $40,000,000 (subject to adjustment as provided herein).
“Maximum Swing Loan Advance Amount” means $2,500,0000.

“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit as of any date of determination, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a Mortgage substantially in the form of Exhibit H, with such changes thereto (or such other form) as may be acceptable to the Collateral Agent in its reasonable discretion.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in section 3(37) or 4001(a)(3) of ERISA.
“National Flood Insurance Program” means the program created by the United States
Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of
1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in
each case as amended from time to time, and any successor statutes.

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“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Negotiable Document” means a Document that is “negotiable” within the meaning of Article 7 of the UCC.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Lead Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including, without limitation, reasonable transaction costs) incurred in connection with such Asset Sale, including (a) Taxes payable by the seller directly as a result of any gain recognized in or otherwise directly resulting from such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans and any Advance) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Lead Borrower or any of its Subsidiaries in connection with such Asset Sale.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Lead Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (excluding proceeds of business interruption insurance) or (b) as a result of the taking of any assets of the Lead Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Lead Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Lead Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
“Net Orderly Liquidation Value” means the Dollar Equivalent of the “net orderly liquidation value” determined by an unaffiliated valuation company acceptable to the Administrative Agent after performance of an inventory valuation to be done at the Administrative Agent’s request (or as otherwise required hereunder) and the Borrowers’ expense (subject to the limitations set forth in Section 5.19), less the amount estimated by such valuation company for marshaling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such Inventory.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-US Lender” as defined in Section 2.29(c).
“Non-US Plan” means all Canadian Registered Pension Plans and any plan, fund (including, without limitation, any superannuation fund, but does not include any plans excepted out of the definitions of Canadian Benefit Plan or Canadian Registered Pension Plan) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Lead Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Lead Borrower or such Subsidiaries residing outside the United States, which plan, fund

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or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” or “Notes” means, individually or collectively, each Revolving Credit Note and the Swing Loan Note.
“Obligations” means all obligations of every nature of a Credit Party from time to time owed to the Agents (including former Agents), the Lenders, each Issuer, the Swing Loan Lender, or any of them, any Lender Counterparties, including Hedging Obligations and Cash Management Obligations, under any Credit Document or the applicable documents creating the Hedging Obligations or Cash Management Obligations (including, without limitation, with respect to Hedging Obligations and Cash Management Obligations, obligations owed to any person who was a Lead Arranger, the Administrative Agent, a Lender or an Affiliate of a Lead Arranger, the Administrative Agent or a Lender, at the time such Hedging Obligation or Cash Management Obligation was incurred), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedging Obligations, fees, expenses, indemnification or otherwise; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.
“Obligee Guarantor” as defined in Section 7.7.
“Officer’s Certificate” means a certificate signed on behalf of the Lead Borrower by the chief executive officer, the chief financial officer, the treasurer or the chief accounting officer of the Lead Borrower.
“Operating Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Lead Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Order” as defined in Section 2.18(b).
“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary, typical and carried out in a manner consistent with past practice.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization (or its equivalent organizational documents), as amended, and its bylaws (or its equivalent organizational documents), as amended, with respect to any limited partnership, its certificate of limited partnership (or its equivalent organizational documents), as amended, and its partnership agreement (or its equivalent organizational documents), as amended, and (iii) with respect to any limited liability company, its articles of organization (or its equivalent organizational documents), as amended, and its operating agreement (or its equivalent organizational documents), as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

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“Participant” means each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participant Register” as defined in Section 10.6(g).
“Participating Member State” means each state so described in any EMU Legislation.
“Participation Advance” as defined in Section 2.13(d).
“Participation Commitment” means the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.20(b)(iii)) in Swing Loans made hereunder or in the Letters of Credit issued hereunder as provided for in Section 2.13(a).
“Patriot Act” as defined in Section 10.21.
“Payment Office” means, initially, Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of the Administrative Agent, if any, which it may designate by notice to the Lead Borrower and to each Lender to be the Payment Office.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Code or section 302 of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Lead Borrower, any of its Subsidiaries or any of its ERISA Affiliates.
“Permitted Acquisition” means any acquisition by the Lead Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
(i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(iii)    in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Lead Borrower in connection with such acquisition shall be owned (directly or indirectly) 100% by the Lead Borrower or another US Credit Party; provided that the Lead Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Lead Borrower (or such later date as may be specified in Section 5.11), each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

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(iv)    the Applicable Conditions shall have been satisfied on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined pursuant to Section 1.4);
(v)    there are no material contingent liabilities (including, without limitation, Environmental Claims, but excluding for this purpose Ordinary Course Tax liabilities) relating to the company or business acquired;
(vi)    any Person or assets or division as acquired in accordance herewith (x) shall be in the same business or lines of business in which the Lead Borrower and/or any of its Subsidiaries are engaged as of the Closing Date or which are permitted by Section 6.13; and
(vii)    the Lead Borrower shall have delivered to the Administrative Agent at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above.
“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Joint Venture” means a Person: (a) that is a corporation, limited liability company, joint venture or similar limited liability legal entity hereafter formed or entered into by the Lead Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person; (b) that is not a strategic alliance formed or entered into by the Lead Borrower or any of its Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person; and (c) that does not own any Capital Stock in a Credit Party nor at any time itself has been a Credit Party.
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
“Permitted Refinancing Indebtedness” as defined in Section 6.1(p).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” as defined in Section 10.1(b).
“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

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“Principal Office” means, for the Administrative Agent, the “Principal Office” as set forth on Appendix B, or such other office as the Administrative Agent may from time to time designate in writing to the Lead Borrower and each Lender.
“Priority Payables” means (a) the full amount of the obligations, liabilities or indebtedness of any Canadian Borrower which (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Obligations on any Collateral under any Requirement of Law of Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Canadian Obligations under any Requirement of Law of Canada, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings or deductions and vacation pay, severance and termination pay, government royalties and pension fund obligations (including any amounts payable under the Wage Earner Protection Program Act (Canada) and amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Registered Pension Plan or a Canadian multi-employer pension plan, as defined under applicable laws, for which a Canadian Borrower or any Affiliate of a Canadian Borrower is responsible) and (b) the amount equal to the aggregate value of the Inventory located in Canada which the Administrative Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the Liens securing the Canadian Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Requirement of Law granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction; provided, that to the extent such Inventory has been excluded from Eligible Inventory, the amount owing to such supplier shall not be a Priority Payable.
“Public Lenders” means Lenders that do not wish to receive Material Non-Public Information.
“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).
“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1(a)(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Average Undrawn Availability” means, for any Fiscal Quarter, the average of the aggregate amount of Global Undrawn Availability for such Fiscal Quarter.
“Real Estate Asset” means, at any time of determination, any right, title and interest (fee, leasehold or otherwise) then owned in fee, leasehold or otherwise held by any Credit Party in any real property.
“Receivables” means and includes, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the UCC as in effect in the State of New York or under the PPSA, as applicable) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles

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relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Collateral Agent hereunder.
“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.
“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.
“Refinancing” means the repayment in full all obligations outstanding under the Existing Credit Agreement and the payment of related transaction costs, fees and expenses on the Closing Date from the proceeds of the Term Loans incurred under the Term Facility and other funds available to the Lead Borrower.
“Reimbursement Obligation” as defined in Section 2.13(b).
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Interbank Market” means the London interbank market.
“Replacement Lender” as defined in Section 2.32.
“Replacement Notice” as defined in Section 2.32.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.
“Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, local and foreign laws, rules and regulations, orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property

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or to which such Person or any of its property is subject; provided that the foregoing shall not apply to non-binding recommendations or guidance of any Governmental Authority.
“Requisite Lenders” means, collectively (but subject to Section 2.20(c)), one or more Lenders having or holding Revolving Commitments and representing more than fifty percent (50.0%) of the sum of the aggregate amount of Revolving Commitments of all Lenders; provided that, after the termination of the Revolving Commitments, the Requisite Lenders means one or more Lenders having or holding outstanding Revolving Advances and Revolving Commitment Percentages of (x) outstanding Swing Loans and (y) Letter of Credit Obligations and representing more than fifty percent (50.0%) of the sum of the total outstanding Revolving Advances and the aggregate Revolving Commitment Percentages of all Lenders of the total outstanding Swing Loans and Letter of Credit Obligations.
“Reserves” means such reserves as the Administrative Agent may from time to time establish in its Permitted Discretion, including, without limitation, reserves for (a) matters that could adversely affect the Collateral, its value or the amount that the Administrative Agent, the Collateral Agent and the Lenders might receive from the sale or other disposition thereof or the ability of the Administrative Agent or the Collateral Agent to realize thereon, (b) sums that the Borrowers are required to pay under any provision of this Agreement or any other Credit Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of leased assets, rents or other amounts payable under such leases or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral or over any assets or properties of any Customer of any Borrower (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), including without limitation any Permitted Liens and Priority Payables, (d) amounts believed by the Administrative Agent to be necessary to provide for possible inaccuracies in any report or in any information provided to the Administrative Agent pursuant to this Agreement, (e) dilution with respect to the Receivables of the Borrowers (based on the ratio of the aggregate amount of non-cash reductions in the Receivables of the Borrowers for any period to the aggregate dollar amount of sales of the Borrowers for such period) calculated by the Administrative Agent for any period that is or is reasonably anticipated to be greater than five (5%) percent, (f) the Canadian Inventory Reserve, (g) the Administrative Agent’s estimate of the costs and expenses associated with the importation of Foreign In-Transit Canadian Inventory and Foreign In-Transit US Inventory as of such date, including an estimate for all customs broker fees then due or to become due with respect to such Foreign In-Transit Canadian Inventory or Foreign In-Transit US Inventory, and (h) Cash Management Obligations or Hedging Obligations to the extent that such Cash Management Obligations or Hedging Obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of the Collateral Agent in any Collateral. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in its Permitted Discretion and to the extent that such Reserve is in respect of amounts that may be payable to third parties, the Administrative Agent may, at its option, deduct such Reserve from the Maximum Credit or the Canadian Revolving Loan Maximum Amount, as applicable, at any time that such limit is less than the amount of the US Borrowing Base at such time with respect to the US Borrowers or the Canadian Borrowing Base at such time with respect to the Canadian Borrowers, as applicable. Notwithstanding the foregoing, so long as no Default or Event of Default then exists, the Administrative Agent shall provide the Lead Borrower with two (2) days’ prior notice of the establishment of any Reserves not in effect on the Closing.
“Reserve Percentage” means as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining

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the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.
“Restricted” means, when referring to Cash or Cash Equivalents of the Lead Borrower or any of its Subsidiaries, that such Cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Lead Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents, the Term Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Secured Parties or (y) to the extent subject to the Intercreditor Agreement, the Term Agent for the benefit of the secured parties under the Term Documents or (iii) are not otherwise generally available for use by the Lead Borrower or such Subsidiary.
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, (whether in cash, securities or other property) on account of any shares of any class of stock of the Lead Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Lead Borrower or any of its Subsidiaries now or hereafter outstanding, except any payment made solely in shares of that class of stock to the holders of that class; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Lead Borrower or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of or premium, if any, on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(o), excluding, in respect of this clause (iv), any Permitted Refinancing Indebtedness with respect thereto and payments in kind.
“Revolving Advances” means the revolving loans made (or deemed made) from time to time by the Lenders to the Borrowers pursuant to Section 2.1(a) or otherwise pursuant to this Agreement (other than Swing Loans).
“Revolving Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Advances and participate in Letters of Credit and Swing Loans, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” means, (i) as to any Lender (other than an Additional Lender), the Revolving Commitment amount (if any) set forth below such Lender’s name on Appendix A-1 (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 10.6(c), the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is an Additional Lender, the Revolving Commitment amount provided for in the joinder signed by such Additional Lender under Section 2.22, in each case, as the same may be adjusted upon any increase by such Lender pursuant to Section 2.22, or any assignment by or to such Lender pursuant to Section 10.6(c).
“Revolving Commitment Increase” as defined in Section 2.22(a).
“Revolving Commitment Increase Amendment” as defined in Section 2.22(c)(i).
“Revolving Commitment Increase Effective Date” as defined in Section 2.22(c)(ii).

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“Revolving Commitment Percentage” means, with respect to a Lender’s obligation to make Revolving Advances and participate in Letters of Credit and in Swing Loans, and right to receive payments of principal, interest and fees with respect thereto, (23) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (23) such Lender’s Revolving Commitment by (23) the aggregate Revolving Commitments of all Lenders, and (23) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (23) the outstanding principal amount of such Lender’s Revolving Advances and ratable portion in Swing Loans and in Letters of Credit by (23) the outstanding principal amount of all Revolving Advances made by the Lenders and the aggregate ratable portion of the Lenders in the outstanding principal amount of all Swing Loans made by the Swing Loan Lender and all Letters of Credit issued by the Issuers.
“Revolving Commitment Termination Date” means the date that is five (5) years after the Closing Date; provided, however, in the event that any Senior Notes remain outstanding on March 16, 2018, then the Revolving Commitment Termination Date instead shall be such date.
“Revolving Credit Notes” as defined in Section 2.1(a).
“Revolving Interest Rate” means an interest rate per annum equal to:
(a) with respect to Domestic Rate Loans, the sum of the Alternate US Base Rate plus the Applicable Margin,
(b) with respect to LIBOR Rate Loans, the sum of the LIBOR Rate plus the Applicable Margin,
(c) with respect to Canadian Prime Rate Loans, the sum of the Canadian Prime Rate plus the Applicable Margin,
(d) with respect to BA Rate Loans, the sum of the applicable CDOR Rate plus the Applicable Margin, and
(e) with respect to US Base Rate Loans, the sum of the Alternate US Base Rate plus the Applicable Margin.
“Roll-Over Amount” as defined in Section 6.8.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies.
“Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
“Sale and Lease Back Transaction” as defined in Section 6.11.
“Secured Parties” has the meaning assigned to that term in the Collateral Documents.

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“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” has the meaning specified in the UCC or the PPSA, as applicable.
“Securities Account Control Agreement” means a letter agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by the relevant Credit Party, the Collateral Agent and the relevant Securities Intermediary.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Intermediary” has the meaning specified in the UCC.
“Security Agreements” means the US Pledge and Security Agreement and the Canadian Pledge and Security Agreement.
“Senior Notes” means the Lead Borrower’s 8.875% senior unsecured notes due 2018 issued pursuant to the Senior Notes Indenture.
“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and any other indenture and/or other agreement governing the Senior Notes and all documentation delivered pursuant thereto.
“Senior Notes Indenture” means the Indenture, dated as of May 26, 2011, by and among the Lead Borrower, certain Subsidiaries of the Lead Borrower, as guarantors, and U.S. Bank National Association, as trustee, governing the Senior Notes.
“Settlement” as defined in Section 2.5(d).
“Settlement Date” as defined in Section 2.5(d).
“Solvency Certificate” means a Solvency Certificate of the chief financial officer or treasurer of the Lead Borrower substantially in the form of Exhibit L.
“Solvent” means, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Initial Business Plan or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and by the laws of the jurisdiction where such Credit Party is incorporated, formed or organized. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that

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can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.
“Subject Transaction” as defined in Section 1.4.
“Subordinated Debt” means any unsecured subordinated Debt of any Credit Party which meets the requirements of Section 6.1(c), other than Debt incurred by a Credit Party, or for which a Credit Party could remain liable, in accordance with Section 6.1(b).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that each Permitted Joint Venture shall be deemed not to be a Subsidiary of the Borrower or its Subsidiaries for all purposes under this Agreement and the other Credit Documents. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Lead Borrower.
“Supermajority Lenders” means those Lenders which would constitute the Requisite Lenders under, and as defined in, this Agreement, if the reference to “fifty percent (50.0%)” contained therein were changed to “sixty-six and two-thirds percent (66⅔%)”.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any swap agreement to the extent that such swap agreement constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Loan Lender” means the Administrative Agent, in its capacity as lender of the Swing Loans.
“Swing Loan Request” means a request for Swing Loans substantially in the form of Exhibit N.
“Swing Loans” as defined in Section 2.3(a).
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed, by any Governmental Authority including any interest, penalties or additions thereto and any installments in respect thereof.
“Term Agent” means Jefferies Finance LLC, in its capacity as administrative agent under the Term Loan Credit Agreement, together with any of its successors in such capacity.
“Term Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 17, 2013, among the Lead Borrower, certain of its Subsidiaries from time to time party thereto, the Term Lenders from time to time party thereto, the Term Agent and the other agents and parties from time to time party thereto (including any Permitted Refinancing Indebtedness in respect thereof).

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“Term Credit Documents” means the “Credit Documents” (or any similarly defined term) as defined in the Term Credit Agreement.
“Term Lenders” means the lenders from time to time party to the Term Credit Agreement.
“Term Loans” means the term loans from time to time made under the Term Credit Agreement.
“Term Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement.
“Title Policy” means an ALTA mortgage title insurance policy or an unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent.
“Transactions” means, collectively, (a) the transactions to occur pursuant to the Credit Documents, including (i) the execution and delivery of the Credit Documents and (ii) the Refinancing and (b) the execution and delivery of the Term Credit Documents and the initial borrowings thereunder.
“Treasury Regulations” means the United Stated federal income tax regulations promulgated under the Code.
“Type” means, when referring to an Advance, an Advance maintained as a BA Rate Loan, a LIBOR Rate Loan, a Canadian Prime Rate Loan, a Domestic Rate Loan or a US Base Rate Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCP” as defined in Section 2.11(b).
“Unrestricted” means, when referring to Cash or Cash Equivalents of the Lead Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.
“Unused Line Fee” as defined in Section 2.25.
“Unused Line Fee Rate” means (i) for each Fiscal Quarter (or, if shorter, for the period from the Closing Date through June 30, 2013) during which the daily average Aggregate Exposure for such period exceeds fifty percent (50%) of the aggregate Revolving Commitments, 0.375%, and (ii) for each Fiscal Quarter (or, if shorter, for the period from the Closing Date through June 30, 2013) during which the daily average Aggregate Exposure for such period is less than or equal to fifty percent (50%) of the aggregate Revolving Commitments, 0.50%.
“US Aggregate Payments” as defined in Section 7.2.
“US Base Rate” means the base commercial lending rate in the United States of the Administrative Agent as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Administrative Agent as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Administrative Agent to any particular class or category of customers of the Administrative Agent.

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“US Base Rate Loans” means an Advance made by the Lenders (including the Swing Loan Lender) in Dollars to the Canadian Borrowers that bears interest determined by reference to the Alternate US Base Rate in accordance with the terms hereof.
“US Borrower Revolving Credit Note” as defined in Section 2.1(a).
“US Borrowers” as defined in the preamble to this Agreement.
“US Borrowing Base” means, at any time, as to the US Borrowers, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to this Agreement (as such amount may be adjusted from time to time in accordance with the terms of this Agreement) equal to:
(a)    Eighty-five percent (85%) of Eligible Receivables of the US Borrowers, plus
(b)    the least of (i) sixty-five percent (65%) of the Value of the Eligible Inventory and Eligible Foreign In-Transit US Inventory of the US Borrowers, (ii) eight-five percent (85%) of the Net Liquidation Value of Eligible Inventory of the US Borrowers or (iii) an amount equal to the remainder of (x) $20,000,000 minus (y) the amount of Canadian Obligations supported by Eligible Inventory of the Canadian Borrowers on any date of determination, minus
(c)    Reserves.
“US Cash Management Products and Services” means agreements or other arrangements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course that provides any of the following products or services to any of the US Credit Parties: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The indebtedness, obligations and liabilities of any US Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “US Cash Management Obligations”) shall be “Obligations” hereunder, Guaranteed Obligations under the Guaranty and secured obligations under the US Collateral Documents, as applicable, and otherwise treated as Obligations for purposes of each of the other Credit Documents.
“US Cash Management Obligations” as defined in the definition of “US Cash Management Products and Services.”
“US Collateral” means all of the Collateral which is subject or is purported to be subject to the Liens granted by any of the US Collateral Documents.
“US Collateral Documents” means the US Pledge and Security Agreement, the US Mortgages, the Landlord Consent and Estoppels, if any, the Landlord Personal Property Collateral Access Agreements, if any, entered by any US Credit Party, and all other instruments, documents and agreements delivered by any US Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant and/or confirm to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that US Credit Party as security for the Obligations.
“US Contributing Guarantors” as defined in Section 7.2.

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“US Credit Party” means the Lead Borrower, each other US Borrower and each US Guarantor.
“US Fair Share” as defined in Section 7.2.
“US Fair Share Contribution Amount” as defined in Section 7.2.
“US Funding Guarantor” as defined in Section 7.2.
“US Guarantor” means (i) with respect to the Obligations of each Borrower and each other Credit Party, each US Borrower, (ii) each Guarantor listed in Schedule 1.1(b) as a US Guarantor and (iii) each other Domestic Subsidiary that becomes a party to the Guaranty. For purposes of the Guaranty, the term “US Guarantor” as applied to any US Borrower shall refer to such US Borrower as a guarantor of Obligations incurred by another Credit Party and not to Obligations directly incurred by such US Borrower in its capacity as a US Borrower hereunder.
“US Guarantor Subsidiary” means each US Guarantor other than a US Borrower.
“US Hedging Obligations” means any Hedging Obligations owed by a US Credit Party.
“US Lender” as defined in Section 2.29(c).
“US Letters of Credit” means standby and/or trade letters of credit issued for the account of a US Borrower pursuant to this Agreement.
“US Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all US Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under US Letters of Credit for which the applicable Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the applicable Issuer with respect to such Lender’s participation in US Letters of Credit as provided in Section 2.13 for which the US Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Advance or otherwise.
“US Mortgages” means any Mortgage entered into by a US Credit Party.
“US Obligations” means all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuer, the Swing Loan Lender, any Lender or any Lender Counterparty by any US Borrower.
“US Pledge and Security Agreement” means the US Pledge and Security Agreement to be executed by each US Credit Party substantially in the form of Exhibit G-1, as may be amended, supplemented or otherwise modified from time to time.
“US Swing Loan Note” as described in Section 2.3(a).
“US Swing Loans” as defined in Section 2.3(a).
“Value” means, the Dollar Equivalent, as determined by the Administrative Agent in its Permitted Discretion, with respect to Inventory, of the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP consistently applied or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates.

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“Weekly Borrowing Base Period” means any period commencing on the date on which (x) a Default or an Event of Default shall have occurred and be continuing or (y) Global Excess Availability shall have been less than the greater of (i) ten percent (10%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time, and (ii) $3,000,000, provided, that, any such Weekly Borrowing Base Period resulting solely from this clause (y) shall cease to exist on such date as (b) Global Excess Availability shall have been at least equal to the greater of (i) ten (10%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time, and (ii) $3,000,000 for sixty (60) consecutive calendar days.
“Xerium Brazil Tax Assessment” means the proposed income tax assessment by the Federal Revenue Department of the Ministry of Finance of Brazil against Xerium Technologies Brasil Industria e Comercio S.A., a Brazilian indirect subsidiary of the Lead Borrower, originally totaling approximately $41,800,000 in taxes, penalties and interest (subject to currency exchange rates).
“Xerium Canada” as defined in the preamble hereto.
1.2    Accounting Terms.
(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Lead Borrower to the Administrative Agent pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of the Fixed Charge Coverage Ratio and the Leverage Ratio shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value.”
(b)    If at any time any change in GAAP or conversion to IFRS (including without limitation modifications to or issuance of accounting standards under GAAP which create material changes to the financial statements such as the proposed lease accounting guidance and conversion to IFRS as described below) would affect the computation of any ratio, basket, covenant or requirement set forth in any Credit Document, and either the Lead Borrower or the Requisite Lenders shall so request, the Administrative Agent and the Lead Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP or conversion to IFRS; provided that, until so amended, (i) such ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein or such conversion to IFRS and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation (which shall be required to be provided only once) in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP (or such conversion to IFRS). If the Lead Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).
(c)    Notwithstanding anything to the contrary contained in clause (a) above or the definition of Capitalized Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capitalized Lease Obligations on the date hereof shall be considered Capitalized Lease

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Obligations and all calculations and deliverables under this Agreement or any other Credit Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
1.3    Interpretation, etc.Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All terms used in the definitions of Inventory, Receivables, Eligible Receivables and Eligible Inventory, to the extent defined in the UCC as adopted in the State of New York from time to time, shall have the respective meanings given therein unless otherwise defined herein; provided, however, all such terms, to the extent used in the calculation of the Canadian Borrowing Base and defined in the PPSA, shall have the respective meanings given in the PPSA unless otherwise defined. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York.
For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) ”goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) ”construction liens” shall include “legal hypothecs”; (l) ”joint and several” shall include “solidary”; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”.
1.4    Certain Calculations.
(i)With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with any financial ratios set forth in this Agreement, Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including (x) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and identifiable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under

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the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and applicable interest expense shall be calculated with respect to such period on a pro rata basis, which pro forma adjustments shall be certified by the chief financial officer or treasurer of the Lead Borrower and (y) such other adjustments not addressed in preceding clause (x) in an aggregate amount not to exceed 10% of the Adjusted EBITDA of the Lead Borrower and its Subsidiaries for the period of four most recent consecutive Fiscal Quarters for which financial statements have been delivered in accordance with Section 5.1 (calculated without giving any effect to pro forma adjustments in accordance with the foregoing clause (x) or this clause (y)) that are acceptable to the Administrative Agent) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Lead Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
1.Whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
1.5    Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Credit Documents to the Secured Parties shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement (including without limitation, the determination of whether a repayment is required under Section 2.6), shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. If the Administrative Agent shall receive payment in a currency other that the currency in which the Obligations are due, whether pursuant to the exercise of control under a Securities Account Control Agreement or Deposit Account Control Agreement, or as proceeds or realization of the Collateral or otherwise, then the Administrative Agent shall be authorized to convert such amounts at the Exchange Rate to the currencies in which such Obligations are due for application thereto.
SECTION 2.    ADVANCES, PAYMENTS
2.1    Revolving Advances.
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement,
(i)    each Lender, severally and not jointly, agrees to make its Revolving Commitment Percentage of Revolving Advances in Dollars (which Revolving Advances shall be repayable in Dollars) to the US Borrowers (on a joint and several basis) from time to time in amounts requested by the Lead Borrower on behalf of the US Borrowers up to the aggregate principal amount outstanding for all Lenders at any time such that (1) the Aggregate Exposure at such time shall not exceed the Maximum Credit at such time and

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(2) the Aggregate US Exposure at such time shall not exceed the US Borrowing Base at such time, and
(ii)    each Lender, severally and not jointly, agrees to make its Revolving Commitment Percentage of Revolving Advances in Canadian Dollars or Dollars to the Canadian Borrowers (on a joint and several basis) (which Revolving Advances shall be repayable in the currency in which such Revolving Advance was made) from time to time in amounts requested by the Lead Borrower on behalf of the Canadian Borrowers up to the aggregate principal amount outstanding for all Lenders at any time such that (1) the Aggregate Exposure at such time shall not exceed the Maximum Credit at such time and (2) the Aggregate Canadian Exposure at such time shall not exceed the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Revolving Loan Maximum Amount at such time.
All Revolving Advances made by the Lenders to (x) the US Borrowers shall be Dollar Denominated Advances and (y) the Canadian Borrowers shall be Canadian Dollar Denominated Advances or Dollar Denominated Advances. Revolving Advances constituting Dollar Denominated Advances shall be available by way of Domestic Rate Loans, US Base Rate Loans and LIBOR Rate Loans; and Revolving Advances constituting Canadian Dollar Denominated Advances shall be available by way of Canadian Prime Rate Loans and BA Rate Loans. The Revolving Advances made to the US Borrowers shall be evidenced by one or more secured promissory notes (collectively, the “US Borrower Revolving Credit Note”) substantially in the form attached hereto as Exhibit A-1. The Revolving Advances made to the Canadian Borrowers shall be evidenced by one or more secured promissory notes (collectively, the “Canadian Borrower Revolving Credit Note” and, together with the US Borrower Revolving Credit Note, collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit A-2.
(b)    Discretionary Rights. The Advance Rates may be increased or decreased by the Administrative Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances or Letters of Credit requested by the Borrowers. Prior to the occurrence of a Default or an Event of Default, the Administrative Agent shall provide the Lead Borrower two (2) days prior notice of its intention to decrease the Advance Rates. The rights of the Administrative Agent under this subsection are subject to the provisions of Section 10.5.
2.2    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for Revolving Advances.
(a)    Subject to clause (b) below in the case of Fixed Rate Loans, the Lead Borrower on behalf of any Borrower may notify the Administrative Agent prior to 10:00 a.m. on a Business Day of the Lead Borrower’s request to incur, on that day, a Revolving Advance hereunder, which request shall specify (i) the date of the proposed borrowing (which shall be a Business Day) and (ii) the Type and borrowing amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of  $1,000,000 for Dollar Denominated Advances and Cdn$1,000,000 for Canadian Dollar Denominated Advances and in integral multiples of $500,000 for Dollar Denominated Advances and Cdn$500,000 for Canadian Dollar Denominated Advances. Notwithstanding the foregoing, should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Administrative Agent or the Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as (i) a Domestic Rate Loan, if a US Borrower is the obligor with respect to such amount, fee, charge or other Obligation, or (ii) a Revolving Advance bearing interest based at the Canadian Prime Rate or the Alternate Base Rate, as applicable, if a

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Canadian Borrower is the obligor with respect to such amount, fee, charge or other Obligation, in each case as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(b)    Notwithstanding the provisions of subsection (a) above, in the event the Lead Borrower on behalf of any Borrower desires to obtain a Fixed Rate Loan for any Revolving Advance, the Lead Borrower shall provide the Administrative Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Fixed Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the Type of borrowing and the amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 for Dollar Denominated Advances and Cdn$1,000,000 for Canadian Dollar Denominated Advances and in integral multiples of $500,000 for Dollar Denominated Advances and Cdn$500,000 for Canadian Dollar Denominated Advances, and (iii) the duration of the first Interest Period therefor. Interest Periods for Fixed Rate Loans shall be for one, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Fixed Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Fixed Rate Loan, including those which are converted from a Base Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) Fixed Rate Loans in the aggregate (or such greater number of Fixed Rate Loans as may be acceptable to the Administrative Agent).
(c)    Each Interest Period of a Fixed Rate Loan shall commence on the date such Fixed Rate Loan is made and shall end on such date as the Lead Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the Administrative Agent’s normal practice and no Interest Period shall end after the last day of the Revolving Commitment Termination Date.
(d)    The Lead Borrower shall elect the initial Interest Period applicable to a Fixed Rate Loan by its Funding Notice given to the Administrative Agent pursuant to Section 2.2(b) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.2(e), as the case may be. The Lead Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Fixed Rate Loan. If the Administrative Agent does not receive timely notice of the Interest Period elected by the Lead Borrower, the Lead Borrower shall be deemed to have elected to convert such Fixed Rate Loan to a Base Rate Loan subject to Section 2.2(e).
(e)    Provided that no Default or Event of Default shall have occurred and be continuing, the Lead Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Fixed Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another Type in the same currency and in the same aggregate principal amount provided that any conversion of a Fixed Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Fixed Rate Loan. If the Lead Borrower desires to convert a loan, the Lead Borrower shall give the Administrative Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a Fixed Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Fixed Rate Loan) with respect to a conversion from a Fixed Rate Loan to a Base Rate

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Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a Fixed Rate Loan, the duration of the first Interest Period therefor.
(f)    At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g), prepay the Fixed Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Revolving Advances which are Fixed Rate Loans and the amount of such prepayment. In the event that any prepayment of a Fixed Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify the Administrative Agent and the Lenders therefor in accordance with Section 2.2(g).
(g)    Each Borrower shall indemnify the Administrative Agent and the Lenders and hold the Administrative Agent and the Lenders harmless from and against any and all losses or expenses that the Administrative Agent and the Lenders may sustain or incur as a consequence of any prepayment or conversion of, prior to the last day of the applicable Interest Period, any Fixed Rate Loan or failure by such Borrower to complete a borrowing of, a prepayment of or conversion of or to a Fixed Rate Loan after a request therefor has been given, including, but not limited to, any interest payable by the Administrative Agent or the Lenders to lenders of funds obtained by it in order to make or maintain its Fixed Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Administrative Agent or any Lender to the Lead Borrower shall be conclusive absent manifest error. For the avoidance of doubt, this Section 2.2(g) does not apply to any Taxes incurred by the Administrative Agent and the Lenders, which shall exclusively be dealt with in Section 2.29.
2.3    Swing Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between the Lenders and the Administrative Agent for administrative convenience, the Administrative Agent, the Lenders and the Swing Loan Lender agree that in order to facilitate the administration of this Agreement, the Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (x) to any US Borrower by way of Domestic Rate Loans (each, a “US Swing Loan” and, collectively, the “US Swing Loans”) and (y) to any Canadian Borrower by way of US Base Rate Loans or Canadian Prime Rate Loans (each, a “Canadian Swing Loan” and, collectively, the “Canadian Swing Loans” and, together with the US Swing Loans, each, a “Swing Loan” and, collectively, the “Swing Loans”) in each case, as provided for in this Section 2.3 at any time or from time to time after the Closing Date to, but not including, the Revolving Commitment Termination Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount; provided that (x) the outstanding aggregate principal amount of all US Swing Loans outstanding at any time shall not exceed an amount that would cause (1) the Aggregate Exposure at such time to exceed the Maximum Credit at such time and (2) the Aggregate US Exposure at such time to exceed the US Borrowing Base at such time, and (y) the outstanding aggregate principal amount of all Canadian Swing Loans outstanding at any time shall not exceed an amount that would cause (1) the Aggregate Exposure at such time to exceed the Maximum Credit at such time and (2) the Aggregate Canadian Exposure at such time to exceed the lesser of (A) the Canadian Borrowing Base at such time and (B) the Canadian Revolving Loan Maximum Amount at such time. All Swing Loans shall be Base Rate Loans only. The Borrowers may borrow (at the option and election of the Swing Loan Lender), repay and reborrow (at the option and election of the Swing Loan Lender) Swing Loans and the Swing Loan Lender may make Swing Loans as provided in this Section 2.3 during the period between Settlement Dates.  All (i) US Swing Loans shall be evidenced by a secured promissory note (the “US Swing Loan Note”) substantially in the

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form attached hereto as Exhibit A-3 and (ii) Canadian Swing Loans shall be evidenced by a secured promissory note (the “Canadian Swing Loan Note”) substantially in the form attached hereto as Exhibit A-4. The Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which the Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.Upon either (x) any request by the Lead Borrower for a Revolving Advance made pursuant to Section 2.2(a) or (y) the occurrence of any deemed request by the Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a), the Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to the Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, the Swing Loan Lender may not make Swing Loans if the Swing Loan Lender has been notified by the Administrative Agent or by the Requisite Lenders that one or more of the applicable conditions set forth in Section 3.2 have not been satisfied or the Revolving Commitments have been terminated for any reason.
(b)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. The Swing Loan Lender or the Administrative Agent may, at any time, require the Lenders to fund such participations by means of a Settlement as provided for in Section 2.5(d). From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral thereafter received by the Administrative Agent in respect of such Swing Loan; provided that no Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.20) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
2.4    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place the Administrative Agent or the Lenders, as applicable, may designate from time to time and, together with any and all other Obligations of the Borrowers to the Administrative Agent or the Lenders, shall be charged to the applicable Borrowers’ Account on the Administrative Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by the Lead Borrower on behalf of any Borrower or deemed to have been requested by any applicable Borrower under Section 2.2(a), 2.5(b) or 2.13 shall, (i) with respect to requested Revolving Advances, to the extent the applicable Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.5(b) or 2.13, and with respect to Swing Loans made upon any request by the Lead Borrower for a Revolving Advance to the extent that the Swing Loan Lender makes such Swing Loan in accordance with Section 2.3(b), be made available to the applicable Borrower on the day so requested by way of credit to the US Borrowers’ operating account for Dollars or Canadian Dollars, as applicable, at the Administrative Agent or the Canadian Borrowers’ operating account at the Administrative Agent (or its applicable Canadian Affiliate, as applicable), or such other bank as the Lead Borrower may designate following notification to and approval by the Administrative Agent, in immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to the Administrative Agent to be applied to the outstanding Obligations giving rise to such deemed request. Prior to the Revolving Commitment Termination Date, the Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

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2.5    Making and Settlement of Advances.
(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of the applicable Lenders (subject to any contrary terms of Section 2.20). Each borrowing of Swing Loans shall be advanced by the Swing Loan Lender alone.
(b)    Promptly after receipt by the Administrative Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent the Administrative Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted under Section 2.3(a), the Administrative Agent shall notify the Lenders of its receipt of such request specifying the information provided by the Lead Borrower and the apportionment among the Lenders of the requested Revolving Advance as determined by the Administrative Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Sections 3.1 and 3.2, fund such Revolving Advance to the applicable Borrowers in Dollars (in the case of Dollar Denominated Advances) or in Canadian Dollars (in the case of Canadian Dollar Denominated Advances) and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.5(c).
(c)    Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to the Administrative Agent, the Administrative Agent may (but shall not be obligated to) assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2.5(b) and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers through but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by the Administrative Agent, times (y) such amount or (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a payment to be made by the US Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans and (iii) in the case of a payment to be made by the Canadian Borrowers, the Revolving Interest Rate for Revolving Advances that are US Base Rate Loans or Canadian Prime Rate Loans, as applicable. If such Lender pays its share of the applicable Revolving Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by the US Borrowers or the Canadian Borrowers, as applicable, shall be without prejudice to any claim the US Borrowers or the Canadian Borrowers, as applicable, may have against a Lender that shall have failed to make such payment to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender or the Lead Borrower, as applicable, with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

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(d)    The Administrative Agent, on behalf of the Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with the Lenders on at least a weekly basis, or on any more frequent date that the Administrative Agent elects or that the Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying the Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.20, each Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by the Administrative Agent) of the applicable Swing Loan with respect to which Settlement is requested by the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by the Administrative Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 3.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to the Administrative Agent shall be applied against the amount of outstanding Swing Loans and, when so applied, shall constitute Revolving Advances of such Lenders accruing interest as the applicable Base Rate Loan. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.5(c).
(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under any Requirement of Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
2.6    Maximum Advances and Repayments. On any day on which one or more of the following conditions shall exist, the applicable Borrowers shall repay on such day the applicable Advances and/or cash collateralize on such day outstanding Letters of Credit (in Dollars or Canadian Dollars, as applicable, and pursuant to cash collateral arrangements reasonably satisfactory to the Administrative Agent) in such amount as may be required to cause such conditions to cease to exist on such day:
(a)    the Aggregate Exposure at such time exceeds the Maximum Credit at such time;

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(b)    the Aggregate US Exposure at such time exceeds the US Borrowing Base at such time;
(c)    the Aggregate Canadian Exposure at such time exceeds the lesser of (i) the Canadian Borrowing Base at such time and (ii) the Canadian Revolving Loan Maximum Amount at such time;
(d)    the aggregate outstanding principal amount of Swing Loans at such time exceeds the Maximum Swing Loan Advance Amount at such time;
(e)    the aggregate Letter of Credit Obligations at such time exceeds $20,000,000; and/or
(f)    the aggregate Canadian Letter of Credit Obligations at such time exceeds the Canadian Letter of Credit Limit at such time.
In connection with the foregoing, to the extent applicable, the applicable Borrowers shall (i) first, repay outstanding Swing Loans, (ii) second, repay outstanding Revolving Advances, and (iii) third, cash collateralize outstanding Letters of Credit in such amount as may be required to cause such conditions giving rise to such mandatory repayment and/or cash collateralization requirement to cease to exist on such day.
2.7    Manner and Repayment of Advances. (a)    The Revolving Advances and Swing Loans shall be due and payable in full on the Revolving Commitment Termination Date subject to earlier prepayment or repayment as herein provided. Notwithstanding the foregoing, all Revolving Advances and Swing Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of the Revolving Commitments. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of the Lenders, to the applicable outstanding Revolving Advances (subject to any contrary provisions of Section 2.20).
(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Administrative Agent on the date received by the Administrative Agent. The Administrative Agent shall conditionally credit the Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by the Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). The Administrative Agent is not, however, required to credit the applicable Borrowers’ Account for the amount of any item of payment which is unsatisfactory to the Administrative Agent, and the Administrative Agent may charge the applicable Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to the Administrative Agent, unpaid. Subject to the foregoing, the Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by the Administrative Agent shall be deemed applied by the Administrative Agent on account of the Obligations on its respective Application Date. The Borrowers further agree that there is a monthly float charge payable to the Administrative Agent, for the Administrative Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by the Administrative Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to applicable Base Rate Loans for one (1) Business Day.

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(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the other Credit Documents shall be made to the Administrative Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in immediately available funds and in the currency in which such Advance or other amount is denominated hereunder. The Administrative Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the applicable Borrowers’ Account or by making Revolving Advances as provided in Section 2.2.
(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim.
(e)    At any time during a Cash Dominion Period and except as otherwise provided with respect to Defaulting Lenders:

(i)    all payments remitted to the Administrative Agent by any US Credit Party and all proceeds of US Collateral received by the Administrative Agent shall be applied to the US Obligations as follows (it being understood that in the event that any Lender, as opposed to the Administrative Agent, receives such payment or proceeds from any source other than the Administrative Agent, such Lender shall remit such payment or proceeds, as applicable to the Administrative Agent for application to the US Obligations as provided in this Agreement): first, to the US Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement or any other Credit Document and to the principal and interest of Advances made to the US Borrowers (including US Swing Loans) by the Administrative Agent and not reimbursed by the Lenders until paid in full; second, pro rata to interest due to the Lenders upon any of the Advances made to the US Borrowers and to the US Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Lenders in connection with (and to the extent payable or reimbursable to the Lenders under) this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; third, pro rata to fees due to the Administrative Agent and the Lenders in connection with this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; fourth, to the principal of the US Swing Loans made by the Swing Loan Lender; fifth, pro rata to the principal of the Revolving Advances made to the US Borrowers by each Lender according to their respective Revolving Commitment Percentages thereof and, after an Event of Default pursuant to Section 8.1(f) or (g) or if requested by the Administrative Agent or the Requisite Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to the Administrative Agent cash collateral in an amount not less than one hundred five (105%) percent of the Maximum Undrawn Amount of all US Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to the Administrative Agent until paid in full; sixth, to pay any of the Canadian Obligations in the manner provided in clause (e)(ii) below until paid in full (other than Canadian Cash Management Obligations and Canadian Hedging Obligations); seventh, pro rata to any US Cash Management Obligations or any US Hedging Obligations until paid in full; eighth, pro rata to any Canadian Cash Management Obligations and Canadian Hedging Obligations in the manner provided in clause (e)(ii) below until paid in full; ninth, pro rata to any other Obligations until paid in full; and tenth, any remaining amounts to the Administrative Borrower on behalf of the Borrowers.

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(ii)    all payments remitted to the Administrative Agent by any Canadian Credit Party and, to the extent provided in clause (e)(i) above, any US Credit Party and all proceeds of Canadian Collateral and, to the extent provided in clause (e)(i) above, US Collateral received by the Administrative Agent shall be applied to the Canadian Obligations as follows (it being understood that in the event that any Lender, as opposed to the Administrative Agent, receives such payment or proceeds from any source other than the Administrative Agent, such Lender shall remit such payment or proceeds, as applicable to the Administrative Agent for application to the Canadian Obligations as provided in this Agreement): first, to the Canadian Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement or any other Credit Document and to the principal and interest of the Advances made to the Canadian Borrowers (including Canadian Swing Loans) by the Administrative Agent and not reimbursed by Lenders until paid in full; second, pro rata to interest due to the Lenders upon any of the Advances made to the Canadian Borrowers and to the Canadian Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Lenders in connection with (and to the extent payable or reimbursable to the Lenders under) this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; third, pro rata to fees due to the Administrative Agent and the Lenders in connection with this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; fourth, to the principal of the Canadian Swing Loans made by the Swing Loan Lender; fifth, pro rata to the principal of the Revolving Advances made to the Canadian Borrowers made by each Lender according to their respective Revolving Commitment Percentages thereof and, after an Event of Default pursuant to Section 8.1(f) or (g) or if requested by the Administrative Agent or Requisite Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to the Administrative Agent cash collateral in an amount not less than one hundred five (105%) percent of the Maximum Undrawn Amount of all Canadian Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to the Administrative Agent until paid in full; sixth, pro rata to any Canadian Cash Management Obligations or any Canadian Hedging Obligations until paid in full; seventh, pro rata to any other Canadian Obligations until paid in full; and eighth, any remaining amounts to the Lead Borrower on behalf of the Borrowers.
(iii)    If any deficiency shall arise, the applicable Credit Parties shall remain liable to the Administrative Agent and the Lenders therefor. If it is determined by an authority of competent jurisdiction that a disposition by the Administrative Agent did not occur in a commercially reasonably manner, the Administrative Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. The Administrative Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless the Administrative Agent has entered into a written agreement with the Credit Party to that effect.
Notwithstanding the foregoing, amounts received from any Credit Party that is not an ECP shall not be applied to any Excluded Swap Obligations owing to any Lender Counterparty (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 2.7 from amounts received from ECP’s to ensure, as nearly as possible,

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that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 2.7 by Lender Counterparties that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 2.7.

2.8    [Reserved].
2.9    Statement of Account. The Administrative Agent shall maintain, in accordance with its customary procedures, a separate sub-loan account for the US Borrowers and the Canadian Borrowers and by applicable currency (collectively, the “Borrowers’ Account”) in the name of the US Borrowers and the Canadian Borrowers, in which shall be recorded separately the date and amount of each Advance made by the Administrative Agent and the Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by the Administrative Agent to record the date and amount of any Advance shall not adversely affect the Administrative Agent or any Lender. Each month the Administrative Agent shall send to the Lead Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between the Administrative Agent, the Lenders and each Borrower during such month. The monthly statements shall be deemed correct and binding upon each Borrower in the absence of manifest error and shall constitute an account stated between the Lenders and the Borrowers unless the Administrative Agent receives a written statement of the Lead Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by the Lead Borrower. The records of the Administrative Agent with respect to the Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
2.10    Letters of Credit.
(a)    Subject to the terms and conditions hereof, (i) at the request of the Lead Borrower on behalf of a US Borrower, the Administrative Agent agrees to cause the applicable Issuer to issue, and such Issuer agrees to issue, for the joint and several account of the US Borrowers one or more US Letters of Credit denominated in Dollars, Canadian Dollars, Euros, Australian Dollars or another currency acceptable to such Issuer in its sole discretion, for the ratable risk of each Lender according to its Revolving Commitment Percentage, containing terms and conditions acceptable to the Administrative Agent and such Issuer and (ii) at the request of the Lead Borrower on behalf of a Canadian Borrower, the Administrative Agent agrees to cause the applicable Issuer to issue, and such Issuer agrees to issue, for the joint and several account of the Canadian Borrowers one or more Canadian Letters of Credit denominated in Dollars or Canadian Dollars, for the ratable risk of each Lender according to its Revolving Commitment Percentage, containing terms and conditions acceptable to the Administrative Agent and such Issuer; provided, however, that, no Issuer will be required to issue any (v) Letters of Credit to the extent that the Dollar Equivalent of the face amount of such Letters of Credit would cause the Aggregate Exposure to exceed the Maximum Credit at such time, (w) Letters of Credit to the extent that the Dollar Equivalent of the face amount thereof would exceed $20,000,000, (x) US Letters of Credit to the extent that the Dollar Equivalent of the face amount of such US Letters of Credit would cause the Aggregate US Exposure to exceed the US Borrowing Base at such time, (y) Canadian Letters of Credit to the extent that the Dollar Equivalent of the face amount of such Canadian Letters of Credit would cause the Aggregate Canadian Exposure to exceed the lesser of (I) the Canadian Borrowing Base at such time and (II) Canadian Revolving Loan Maximum Amount at such time, and (z) Canadian Letters of Credit to the extent that the Dollar Equivalent of the face amount thereof would exceed the Canadian Letter of Credit Limit. All disbursements or payments related to US Letters of Credit issued for the account of the US Borrowers shall be deemed to be Domestic Rate Loans consisting of Revolving Advances (subject to Section 2.13(b)) and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. All disbursements or payments related to Canadian Letters of Credit issued for the account of

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the Canadian Borrowers shall be deemed to be Canadian Prime Rate Loans or US Base Rate Loans, according to the applicable currency, consisting of Revolving Advances and shall bear interest at the Canadian Prime Rate or the US Base Rate, as applicable. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.24).
(b)    Notwithstanding any provision of this Agreement, no Issuer shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing any Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which such Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.
2.11    Issuance of Letters of Credit.
(a)    The Lead Borrower, on behalf of any Borrower, may request the applicable Issuer to issue or cause the issuance of a Letter of Credit by delivering to such Issuer, with a copy to the Administrative Agent at the Payment Office prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance (or such shorter period of time as may be acceptable to such Issuer), such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of the Administrative Agent and such Issuer; and such other certificates, documents and other papers and information as the Administrative Agent or such Issuer may reasonably request. No Issuer shall issue any requested Letter of Credit if such Issuer has received notice from the Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 3.2 have not been satisfied or the commitments of the Lenders to make Revolving Advances hereunder have been terminated for any reason.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than five (5) Business Days prior to the Revolving Commitment Termination Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.
(c)    The Administrative Agent shall use its reasonable efforts to notify Lenders of the request by the Lead Borrower for a Letter of Credit hereunder.
2.12    Requirements For Issuance of Letters of Credit.

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(a)    The Lead Borrower shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If the Administrative Agent is not the Issuer of any Letter of Credit, the Lead Borrower shall authorize and direct such Issuer to deliver to the Administrative Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the applicable Letter of Credit and the application therefor.
(b)    In connection with all trade Letters of Credit issued or caused to be issued by an Issuer under this Agreement, each Borrower hereby appoints such Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or the Canadian Borders Services Agency, as applicable (“Customs”), in the name of such Borrower or such Issuer or such Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s name, or in the name of such Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither the Administrative Agent, any Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for the Administrative Agent’s, such Issuer’s or their respective attorney’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
2.13    Disbursements, Reimbursement.
(a)    Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in each such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify the Administrative Agent and the Lead Borrower. Regardless of whether the Lead Borrower shall have received such notice, the US Borrowers (in the case of a US Letter of Credit) and the Canadian Borrowers (in the case of a Canadian Letter of Credit) shall joint and severally reimburse (such obligation to reimburse the applicable Issuer shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuer prior to 12:00 Noon, on each date that an amount is paid by such Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by such Issuer. In the event the applicable Borrowers fail to reimburse the applicable Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, such Issuer will promptly notify the Administrative Agent and each Lender thereof, and the applicable Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as an applicable Base Rate Loan be made by the Lenders, as applicable, to be disbursed on the Drawing Date under such Letter of Credit (which Revolving Advance, in the case of a US Letter of Credit denominated in a currency other than Dollars, shall be in an aggregate principal amount equal to the Dollar Equivalent of the applicable Reimbursement Obligation), and the Lenders shall be unconditionally obligated to fund such Revolving Advance (whether or not the conditions specified in Section 3.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.13(c). Any notice given by an Issuer pursuant to this Section 2.13(b) may be oral

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if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each Lender shall upon any notice pursuant to Section 2.13(b) make available to the applicable Issuer through the Administrative Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.20) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.13(d)) each be deemed to have made a Revolving Advance maintained as a Base Rate Loan to the applicable Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent, for the benefit of the applicable Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate or one month CDOR Rate, as applicable, during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as Base Rate Loans on and after the fourth (4th) day following the Drawing Date. The Administrative Agent and the applicable Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent or such Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.13(c); provided that such Lender shall not be obligated to pay interest as provided in Section 2.13(c)(i) and (ii) until and commencing from the date of receipt of notice from the Administrative Agent or such Issuer of a drawing.
(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Base Rate Loan to the applicable Borrowers in whole or in part as contemplated by Section 2.13(b), because of the applicable Borrowers’ failure to satisfy the conditions set forth in Section 3.2 (other than any notice requirements) or for any other reason, the applicable Borrowers shall be deemed to have incurred from the Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing (or, in the case of a drawing under a US Letter of Credit denominated in a currency other than Dollars, the Dollar Equivalent of such drawing). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Base Rate Loan. Each applicable Lender’s payment to the Administrative Agent pursuant to Section 2.13(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.13.
(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) the Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to the Letters of Credit.
2.14    Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuer of immediately available funds from the applicable Borrowers (i) in reimbursement of any payment made by such Issuer or the Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent or (ii) in payment of interest on such a payment made by such Issuer or the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative

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Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except the Administrative Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Administrative Agent (and, to the extent that any of the other Lender(s) have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.20, the Administrative Agent will pay over to such Non-Defaulting funding Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(b)    If any Issuer or the Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding pursuant to an Insolvency Event, any portion of the payments made by the Borrowers to any Issuer or the Administrative Agent pursuant to Section 2.14(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent forthwith return to such Issuer or the Administrative Agent the amount of its Revolving Commitment Percentage of any amounts so returned by such Issuer or the Administrative Agent plus interest at the Federal Funds Effective Rate or one month CDOR Rate, as applicable.
2.15    Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by the applicable Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by such Issuer’s written regulations and customary practices relating to letters of credit, though the Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), no Issuer shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Lead Borrower or any other Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.16    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
2.17    Nature of Participation and Reimbursement Obligations. The obligation of each Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrowers to reimburse the applicable Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.17 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against any Issuer, the Administrative Agent, any Borrower or any Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the

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making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.13;
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Borrower, the Administrative Agent, any Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, the Administrative Agent, any Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuer or any of such Issuer’s Affiliates has been notified thereof;
(vi)    payment by any Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse such Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by any Issuer or any of such Issuer’s Affiliates to issue any Letter of Credit in the form requested by the Lead Borrower, unless the Administrative Agent and such Issuer have each received written notice from the Lead Borrower of such failure within three (3) Business Days after such Issuer shall have furnished the Administrative Agent and the Lead Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    the occurrence of any Material Adverse Effect;
(x)    any breach of this Agreement or any other Credit Document by any party hereto or thereto;

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(xi)    the occurrence or continuance of an Insolvency Event with respect to any Borrower or any Guarantor;
(xii)    the fact that a Default or Event of Default shall have occurred and be continuing;
(xiii)    the fact that the Revolving Commitment Termination Date shall have occurred or this Agreement or the obligations of the Lenders to make Advances have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.18    Liability for Acts and Omissions.
(a)    As between the Borrowers and each Issuer, the Administrative Agent and the Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve any Issuer from liability for such Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuer or any Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)    Without limiting the generality of the foregoing, each Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by each Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of

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wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put such Issuer under any resulting liability to any Borrower, the Administrative Agent or any Lender.
2.19    Use of Proceeds.
(a)    The Borrowers shall apply the proceeds of Advances and use the Letters of Credit to (i) provide for their working capital and general corporate needs and (ii) in the case of Advances, reimburse drawings under Letters of Credit.
(b)    Without limiting the generality of Section 2.19(a), neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the other Credit Documents as a Borrower or a Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances or any Letters of Credit, directly or indirectly, for any purpose in violation of any Requirement of Law.
2.20    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.20 so long as such Lender is a Defaulting Lender.
(b)    Except as otherwise expressly provided for in this Section 2.20, Revolving Advances shall be made pro rata from the Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any Type of Revolving Advance shall be applied to reduce such Type of Revolving Advance of each Lender (other than a Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any

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payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. The Administrative Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(i)    fees pursuant to Section 2.25 shall cease to accrue in favor of such Defaulting Lender;
(ii)    if any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which the applicable Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:
(A)    the Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the applicable Non-Defaulting Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of each Issuer the applicable Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit issued for the account of such Borrower (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 2.24(b) for so long as such Obligations are outstanding;
(C)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit pursuant to clause (B) above, the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.24(b) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(D)    if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the applicable Lenders pursuant to Section 2.25 shall be adjusted and reallocated to the Non-Defaulting Lenders in accordance with such reallocation;
(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuer or any Lender hereunder, all applicable Letter of Credit Fees payable under Section 2.25 with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all applicable Letters of Credit shall be payable to the respective Issuer (and not to such Defaulting Lender)

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until (and then only to the extent that) such Revolving Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit is reallocated and/or cash collateralized; and
(iii)    so long as any Lender is a Defaulting Lender, the Swing Loan Lender shall not be required to fund any Swing Loans and no Issuer shall be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by the applicable Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(b)(iii)(A) (and such Defaulting Lender shall not participate therein).
(c)    A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Credit Documents, and all amendments, waivers and other modifications of this Agreement and the other Credit Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Requisite Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i), (ii), (iii), (iv), (v), (vi) or (ix) of Section 10.5(b).
(d)    Other than as expressly set forth in this Section 2.20, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent and the Lenders) and the other parties hereto shall remain unchanged. Nothing in this Section 2.20 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Credit Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, the Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)    In the event that the Administrative Agent, the Lead Borrower, the Swing Loan Lender and the Issuers agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Participation Commitments of the Lenders (including such cured Defaulting Lender) of the Swing Loans and the Maximum Undrawn Amount of all outstanding applicable Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the applicable Revolving Advances of the other applicable Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such applicable Revolving Advances in accordance with its Revolving Commitment Percentage.
(f)    If the Swing Loan Lender or any Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Loan Lender shall not be required to fund any Swing Loans and no Issuer shall be required to issue, amend or increase any Letter of Credit, unless the Swing Loan Lender or such Issuer, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swing Loan Lender or such Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

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2.21    Payment of Obligations. The Administrative Agent may charge to the applicable Borrowers’ Account as a Revolving Advance or at the discretion of the Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the respective US Obligations or Canadian Obligations, as the case may be, required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 10.2 and 10.3) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), subject to any grace periods hereunder, and all amounts so charged shall be added to the US Obligations or the Canadian Obligations, as applicable, and shall be secured by the applicable Borrower’s Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to the Administrative Agent, and the Administrative Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the other Credit Documents with respect to such Revolving Advances.
2.22    Increase in Maximum Credit.
(a)    Increase Requests. The Lead Borrower may make one or more requests, in writing, at any time prior to the Revolving Commitment Termination Date, to request that the Maximum Credit be increased (“Revolving Commitment Increase”) by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “Additional Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder; provided, that the aggregate amount of all Revolving Commitments provided pursuant to Revolving Commitment Increases shall not exceed $15,000,000; provided, further that any such Revolving Commitment Increase must be in a minimum amount of at least $5,000,000 (or such lesser amount which shall be approved by the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof.
(b)    General. A Revolving Commitment Increase will:
(i)    only become effective if:
(A)    the Lead Borrower shall have given the Administrative Agent at least five (5) Business Days’ notice of its intention to effect a Revolving Commitment Increase and the desired amount of such Revolving Commitment Increase;
(B)    the conditions precedent to a Credit Extension set forth in Section 3.2 (except for Section 3.2(a)(i) to the extent inapplicable) are satisfied as of the date of such Revolving Commitment Increase;
(C)    as of the date of such Revolving Commitment Increase and immediately after giving effect thereto, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the date of such Increase to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

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(D)    as of the date of such Revolving Commitment Increase and immediately after giving effect thereto, no event shall have occurred and be continuing or would result from the consummation of such Revolving Commitment Increase that would constitute an Event of Default or a Default;
(E)    if requested by the Administrative Agent, Organizational Documents of the Credit Parties, resolutions (or equivalent authorization) of each Credit Party’s board of directors (or equivalent body) or shareholders (or equivalent), as applicable, approving such Revolving Commitment Increase and an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request shall be delivered to the Administrative Agent;
(ii)    be secured by the Collateral on a pari passu basis with the other Revolving Advances, rank pari passu in right of payment with the other Revolving Advances, and be guaranteed to the same extent as the other Revolving Advances;
(iii)    (A) have the same maturity date as the Revolving Commitment Termination Date for the existing Revolving Advances, (B) have the same Applicable Margins as the Revolving Advances and (C) otherwise be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Advances.
(c)    Procedures. • Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and each Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase. No Lender shall be obligated to provide any Revolving Commitment Increase unless it so agrees in its sole discretion. Any Additional Lender shall be subject to the approval of the Administrative Agent, the Swing Loan Lender and each Issuer. Any increase in the Maximum Credit shall be effected pursuant to an amendment to this Agreement (each such amendment a “Revolving Commitment Increase Amendment”) and, as appropriate, the other Credit Documents, executed by the Borrowers, each Additional Lender, if any, and the Administrative Agent. Any such Commitment Increase Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22. Each such Revolving Commitment Increase Amendment and all other documentation in respect of such Revolving Commitment Increase shall be reasonably satisfactory to the Administrative Agent.
(i)    The Administrative Agent and the Lead Borrower shall determine the effective date of such Revolving Commitment Increase (the “Revolving Commitment Increase Effective Date”). The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such Revolving Commitment Increase and the Revolving Commitment Increase Effective Date. On each Revolving Commitment Increase Effective Date, each Lender or Additional Lender which is providing a Revolving Commitment Amount shall become a “Lender” for all purposes of this Agreement and the other Credit Documents.
(ii)    On the Revolving Commitment Increase Effective Date, (i) the Borrowers shall repay all Revolving Advances then outstanding, subject to the Borrowers’ obligations

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under Sections 2.28 or 2.29; provided that subject to the other conditions of this Agreement, the Lead Borrower may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of all of the Lenders holding a Revolving Commitment (including each Increasing Lender and/or Additional Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each of the Lenders shall participate in any new Revolving Advances made on or after such date in accordance with their respective Revolving Commitment Percentages after giving effect to the increase in the Maximum Credit and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.22.
(iii)    On the Revolving Commitment Increase Effective Date, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each Additional Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.22(b)) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or Additional Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or Additional Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Lines in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.22(b) above).

(iv)    Nothing set forth in Section 10.5 or any pro rata payment provisions in Section 2.14 shall be interpreted as restricting or prohibiting any aspect of the transactions contemplated by this Section 2.21.

(d)    Use of Proceeds of Facility Increase. The proceeds of any Revolving Commitment Increase may be used as specified in Section 2.19.
(e)    At the time of any provision of any Revolving Commitment Increase pursuant to this Section 2.21, all Dollar thresholds included in any determination made with respect to Global Excess Availability shall be increased automatically in an amount equal to the percentage by which the Revolving Commitment Increase increases the Maximum Credit.
2.23    Interest. Interest on Advances shall be payable in arrears on the first day of each Fiscal Quarter with respect to Base Rate Loans and, with respect to Fixed Rate Loans, at (a) the end of each Interest Period, and (b) for Fixed Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period; provided, that all accrued and unpaid interest shall be due and payable on the Revolving Commitment Termination Date (or any earlier termination of this Agreement or the Revolving Commitments). Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable period at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for applicable Base Rate Loans. Except as expressly provided otherwise in this Agreement, any

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Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for applicable Base Rate Loans, subject to the provision of the final sentence of this Section 2.23 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate US Base Rate, the US Base Rate or the Canadian Prime Rate is increased or decreased, the Revolving Interest Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the US Alternate Base Rate or the Canadian Prime Rate or US Base Rate, as applicable, during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to Fixed Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), and during the continuation thereof, (i) the Advances other than Fixed Rate Loans shall bear interest at the applicable Revolving Interest Rate for Base Rate Loans plus two (2.00%) percent per annum and (ii) Fixed Rate Loans shall bear interest at the Revolving Interest Rate for Fixed Rate Loans plus two (2.00%) percent per annum (as applicable, the “Default Rate”).
2.24    Letter of Credit Fees.
(a)    The applicable Borrowers shall pay (x) to the Administrative Agent, for the ratable benefit of the Lenders, fees for their respective US Letters of Credit or Canadian Letters of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the Dollar Equivalent of the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of Fixed Rate Loans, such fees to be calculated with respect to US Letters of Credit and Canadian Letters of Credit (other than any such Letters of Credit denominated in Canadian Dollars), on the basis of a 360-day year for the actual number of days elapsed and with respect to US Letters of Credit and Canadian Letters of Credit denominated in Canadian Dollars, on the basis of a 365-day (or 366-day, as applicable) year for the actual number of days elapsed, and to be payable quarterly in arrears on the first day of each Fiscal Quarter and on the first day on or after the termination of the Revolving Commitments on which no Letters of Credit remain outstanding, and (y) to each Issuer, a fronting fee of one quarter of one percent (0.25%) per annum (calculated on a basis consistent with preceding clause (x)) times the Dollar Equivalent of the average daily face amount of each outstanding Letter of Credit issued by such Issuer for the period from and excluding the date of issuance of same to and including the date of expiration or termination, and to be payable at the same times as the fees set forth in preceding clause (x) (all of the foregoing fees, the “Letter of Credit Fees”). In addition, the applicable Borrowers shall pay to the Administrative Agent, for the benefit of each Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to US Letters of Credit or Canadian Letters of Credit, as applicable, issued by such Issuer and all fees and expenses as agreed upon by such Issuer and the Lead Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the respective Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default under Section 8.1(a), 8.1(f) or (g), and during the continuation thereof, the Letter of Credit Fees described in clause (x) of this Section 2.24(a) shall be increased by an additional two percent (2.00%) per annum.
(b)    At any time following the occurrence of an Event of Default, at the option of the Administrative Agent or at the direction of Requisite Lenders (or, in the case of any Event of Default under Section 8.1(f) or (g), immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or on the Revolving Commitment Termination Date

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or any other termination of this Agreement or the Revolving Commitments, (i) the US Borrowers will cause cash to be deposited and maintained in an account with the Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding US Letters of Credit, and (ii) the Canadian Borrowers will cause cash to be deposited and maintained in an account with the Administrative Agent as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit, and each Borrower hereby irrevocably authorizes the Administrative Agent, in its sole discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of such Borrower’s Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time in accordance with the terms of this Agreement. The Administrative Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Administrative Agent and the Lead Borrower mutually agree (or, in the absence of such agreement, as the Administrative Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or the Administrative Agent may (notwithstanding the foregoing) establish the account provided for under this Section 2.24(b) as a non-interest bearing account and in such case the Administrative Agent shall have no obligation (and the Borrowers hereby waive any claim) under Article 9 of the UCC or under any other Requirement of Law to pay interest on such cash collateral being held by the Administrative Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all US Obligations or Canadian Obligations, as applicable; (y) expiration of all US Letters of Credit or Canadian Letters of Credit, as applicable; and (z) termination of this Agreement. The Borrowers hereby assign, pledge and grant to the Administrative Agent, for its benefit and the ratable benefit of each Issuer, the Swing Loan Lender, the Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of the Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the US Obligations or Canadian Obligations, as applicable, specifically including all Obligations with respect to any Letters of Credit. The Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, the Administrative Agent may use such cash collateral to pay and satisfy such Obligations.
2.25    Unused Line Fee. The US Borrowers shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Maximum Credit exceeds the Dollar Equivalent of the average principal balance of the outstanding Revolving Advances (excluding, for the avoidance of doubt, any Swing Loans) and Letter of Credit Obligations during the immediately preceding Fiscal Quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding (such fee, the “Unused Line Fee”). Such fee shall be calculated based on the actual number of days elapsed over a 360-day year and payable quarterly in arrears, on the first day of each Fiscal Quarter and on the Revolving Commitment Termination Date (or any earlier termination of this Agreement or the Revolving Commitments).
2.26    Computation of Interest and Fees.
(a)    Interest and fees hereunder with respect to Canadian Prime Rate Loans, US Base Rate Loans and BA Rate Loans shall be computed on the basis of a 365 day (or 366 day, as applicable) year for the actual number of days elapsed. Interest with respect to US Domestic Rate Loans and LIBOR Loans and all other fees (other than as provided in Section 2.24(a)), interest and all other amounts chargeable under this Agreement or the other Credit Documents shall be computed on the basis of a 360 day year for the actual

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number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Base Rate Loans during such extension.
(b)    For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
2.27    Basis for Determining Interest Rate Inadequate or Unfair. In the event that the Administrative Agent or any Lender shall have determined that:
(a)    reasonable means do not exist for ascertaining the LIBOR Rate or CDOR Rate applicable pursuant to Section 2.2 for any Interest Period; or
(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; or
(c)    the making, maintenance or funding of any Fixed Rate Loan has been made impracticable or unlawful by compliance by the Administrative Agent or such Lender in good faith with any Requirement of Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), then the Administrative Agent shall give the Lead Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Fixed Rate Loan shall be made as a Base Rate Loan, unless the Lead Borrower shall notify the Administrative Agent no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Fixed Rate Loan, if any, (ii) any Base Rate Loan or Fixed Rate Loan which was to have been converted to an affected type of Fixed Rate Loan shall be continued as or converted into a Base Rate Loan, or, if the Lead Borrower shall notify the Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Fixed Rate Loan, if any, and (iii) any outstanding affected Fixed Rate Loans shall be converted into a Base Rate Loan, or, if the Lead Borrower shall notify the Administrative Agent, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Fixed Rate Loan, shall be converted into an unaffected type of Fixed Rate Loan, if any, on the last Business Day of the then current Interest Period for such affected Fixed Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Fixed Rate Loan). Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of Fixed Rate Loan or maintain outstanding affected Fixed Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of Fixed Rate Loan into an affected type of Fixed Rate Loan.
2.28    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.29 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or any Issuer shall determine (which determination shall, absent manifest error, be final and conclusive and

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binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender or such Issuer with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental or quasi-Governmental Authority (whether or not having the force of law) (each of the foregoing, a “Change in Law”): (i) subjects such Lender (or its applicable lending office) or such Issuer to any additional Tax (other than an Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) or such Issuer of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or such Issuer (other than any such reserve or other requirements with respect to LIBOR Rate Loans); or (iii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the Relevant Interbank Market; and the result of any of the foregoing is to increase the cost to such Lender or such Issuer of agreeing to make, making, converting to, continuing or maintaining Advances or Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender or such Issuer, as applicable, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or such Issuer, as applicable, in its sole discretion shall determine) as may be necessary to compensate such Lender or such Issuer for any such increased cost or reduction in amounts received or receivable hereunder; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. Such Lender or such Issuer, as applicable, shall deliver to the Lead Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such Issuer under this Section 2.28(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. The obligations of the Borrowers pursuant to this Section 2.28(a) and Section 2.28(b) shall survive the termination of this Agreement and the payment of all amounts hereunder. For the avoidance of doubt, this Section 2.28(a) shall not apply to the extent that any loss, liability or cost is compensated for by an increased payment under Section 2.29(b) or to the extent that such loss, liability or cost is an Excluded Tax.
(b)    Capital Adequacy Adjustment. In the event that any Lender or any Issuer shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) or any Issuer with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or such Issuer or any corporation controlling such Lender or such Issuer as a consequence of, or with reference to, such Lender’s Advances, or participations therein or in any Letter of Credit or other obligations hereunder with respect to the Revolving Commitments (or related Obligations) to a level below that which such Lender or such Issuer

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or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such Issuer or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Lead Borrower from such Lender or such Issuer of the statement referred to in the next sentence, the Borrowers shall pay to such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer or such controlling corporation on an after tax basis for such reduction. Such Lender or such Issuer, as applicable, shall deliver to the Lead Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such Issuer under this Section 2.28(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
2.29    Taxes; Withholding, etc.
(a)    Payments to Be Free and Clear. All sums payable by any Credit Party or any other Person hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than any Excluded Taxes) imposed, levied, collected, withheld or assessed by any Governmental Authority or by any federation or organization of which such Governmental Authority is a member at the time of payment (such Taxes, “Indemnified Taxes”).
(b)    Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party or any other Person to the Administrative Agent, any Issuer or any Lender under any of the Credit Documents: (i) the Lead Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Lead Borrower becomes aware of it; (ii) the Borrowers shall pay to the appropriate taxing or other authority any such Tax before the date on which penalties attach thereto and such payment shall be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent, such Issuer or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent, such Issuer or such Lender; (iii) subject to Section 2.29(c), the sum payable by such Credit Party or Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, (including deductions, withholdings or payments applicable to additional sums payable under this Section 2.29(b)) the Administrative Agent, such Issuer or such Lender, as the case may be, receives on the date due a net sum equal to what it would have received had no such deduction, withholding or payment been required or made in respect of Indemnified Taxes; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, each Credit Party shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority. Each Credit Party shall indemnify the Administrative Agent, each Issuer and each Lender, within ten (10) days after written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Indemnified Taxes (and provide such other evidence thereof as has been received by the Administrative Agent, such Issuer or such Lender, as the case may be), for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Issuer or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender, by an

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Issuer or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuer, as applicable, shall be conclusive absent manifest error.
(c)    Withholding Tax Documentation and Other Information. (I) Each Lender, each Issuer or the Administrative Agent shall deliver to the Lead Borrower and to the Administrative Agent, whenever reasonably requested in writing by the Lead Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Lead Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Credit Document are subject to deduction, withholding, or backup withholding of United States federal income tax or Canadian withholding tax, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish the entitlement of such Lender, such Issuer or the Administrative Agent to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender, such Issuer or the Administrative Agent pursuant to any Credit Document or otherwise to establish the status of such Lender, such Issuer or the Administrative Agent for withholding tax purposes in an applicable jurisdiction. Without limiting the generality of the foregoing, each Lender and each Issuer that is not a “United States person” (as such term is defined in section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Lead Borrower, on or prior to the Closing Date (in the case of each Lender and each Issuer listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Commitment Transfer Supplement pursuant to which it becomes a Lender or an Issuer (in the case of each other Lender or other Issuer), and at such other times as may be necessary in the determination of the Lead Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender or such Issuer, and such other documentation required under the Code and reasonably requested by the Lead Borrower to establish that such Lender or such Issuer is qualified for an exemption from or reduction in United States federal withholding tax with respect to any payments to such Lender or such Issuer of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender or such Issuer is not a “bank” or other Person described in section 881(c)(3) of the Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, two original copies of a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender or such Issuer, and such other documentation required under the Code and reasonably requested by the Lead Borrower to establish that such Lender or such Issuer is qualified for an exemption from or reduction in United States federal withholding tax with respect to any payments to such Lender or such Issuer of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender and each Issuer that is a “United States person” (as such term is defined in section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “US Lender”) and is listed on the signature pages hereof on the Closing Date shall deliver to the Administrative Agent for transmission to the Lead Borrower, on or prior to the Closing Date, two original copies of Internal Revenue Service Form W-9, and each other US Lender (other than US Lenders described in Treasury Regulations section 1.6049-4(c)(1)(ii)(A)(1)) shall deliver to the Administrative Agent for transmission to the Lead Borrower, on or prior to the date of the Commitment Transfer Supplement pursuant to which it becomes a Lender or an Issuer, two original copies of Internal Revenue Service Form W-9. Each US Lender shall deliver to the Administrative Agent for transmission to the Lead Borrower, at such times as may be necessary in the determination of the Lead Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), such other form or forms, certificates or documentation, including two original copies of Internal Revenue Service Form W-9, as reasonably requested by the Administrative Agent or the Lead Borrower in writing to confirm or establish that such Lender is not subject to deduction, withholding, or backup withholding of United States federal income tax with respect to any payments to such Lender or such Issuer

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of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender and each Issuer required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.29(c) hereby agrees, from time to time after the initial delivery by such Lender or such Issuer of such forms, certificates or other evidence, whenever a (i) lapse in time or (ii) change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that, in the case of (i), only upon the reasonable written request of the Lead Borrower or the Administrative Agent, and in the case of (ii), upon the occurrence of such change in circumstances, such Lender or such Issuer, as the case may be, shall promptly deliver to the Administrative Agent for transmission to the Lead Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or two original copies of a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), or two new original copies of Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Lender or such Issuer, and such other documentation required under the Code and reasonably requested by the Lead Borrower in writing to confirm or establish that such Lender or such Issuer qualifies for an exemption from or reduction in United States federal withholding tax with respect to payments to such Lender or such Issuer under the Credit Documents, or notify the Administrative Agent and the Lead Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this Section 2.29(c), no Lender, Issuer or Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.
(II)    If a payment made to a Lender, as Issuer or the Administrative Agent under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender, such Issuer or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA, such Lender, such Issuer or the Administrative Agent shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender, such Issuer or the Administrative Agent has or has not complied with such Lender’s, such Issuer’s or the Administrative Agent’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.29(c)(II), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(d)    Certain Documents. If any Tax was not correctly or legally asserted, the relevant Lender(s) or Issuer(s) shall, upon any Credit Party’s reasonable request and at the expense of such Credit Party, provide such documents to the Credit Party to enable the Credit Party to contest such Tax pursuant to appropriate proceedings then available to the relevant Lender(s) or Issuer(s) (so long as providing such documents shall not, in the good faith determination of the relevant Lender(s) or Issuer(s) result in any liability to the relevant Lender(s) or Issuer(s) and doing so is otherwise permitted under applicable law as determined by the relevant Lender(s) or Issuer(s)).
(e)    Withholdings for Certain Taxes. The provisions of Sections 2.29(a), (b), (c) and (d) shall, in addition to all other deductions and withholdings on account of any Taxes, also apply to deductions and withholdings that are to be made by a Credit Party with respect to any sums payable under the Credit Documents that constitute deemed distributions by a Credit Party. As among the Credit Parties on the one hand and the Administrative Agent, the Issuers and the Lenders on the other hand, the Credit Parties shall be responsible for, and effect, the payment of these deductions and withholdings and indemnify the

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Administrative Agent, the Issuers and the Lenders against any sums paid or damages incurred as a result of being required to make the respective payments; Section 2.29(b) shall in such event apply, mutatis mutandis.
2.30    Obligation to Mitigate. Each Lender and each Issuer agrees that, as promptly as practicable after the officer of such Lender or Issuer, as applicable, responsible for administering its Revolving Commitments becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender or Issuer to become an Affected Lender or that would entitle such Lender or Issuer to receive payments under Sections 2.27, 2.28 or 2.29, it will, to the extent not inconsistent with the internal policies of such Lender or Issuer and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund, maintain or participate in its Advances or Letters of Credit through another office of such Lender or Issuer, as applicable, or (b) take such other measures as such Lender or Issuer may deem reasonable, if as a result thereof the circumstances which would cause such Lender or Issuer to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuer pursuant to Section 2.27, 2.28 or 2.29 would be materially reduced and if, as determined by such Lender or Issuer in its sole discretion, the making, issuing, funding, maintaining of or participation in, such Advances or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Advances, such Letters of Credit or the interests of such Lender or Issuer; provided, such Lender or Issuer will not be obligated to utilize such other office pursuant to this Section 2.30 unless the Lead Borrower agrees to pay all incremental expenses incurred by such Lender or Issuer as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by the Lead Borrower pursuant to this Section 2.30 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuer, as applicable, to the Lead Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
2.31    Tax Refund. If a Credit Party pays any additional amount under Section 2.29(b) and the relevant Lender (or the Administrative Agent, as the case may be) determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.29(b), to the extent that it can do so without prejudice to the retention of such refund, pay such amount, net of all reasonable out-of-pocket expenses of such Lender (or Administrative Agent, as the case may be) to the Credit Party; provided, however, that such Credit Party, upon the request of such Lender or Agent, agrees to repay the amount paid over to such Credit Party to such Lender or Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) within fifteen (15) days of such Lender’s or Administrative Agent’s request in the event that such Lender or Administrative Agent is required, pursuant to a request from the relevant Governmental Authority, to repay that refund. Nothing herein contained shall interfere with the right of any Lender (or the Administrative Agent, as the case may be) to arrange its affairs in whatever manner it thinks fit and, in particular, no Lender (or the Administrative Agent, as the case may be) shall be under any obligation to claim a refund or to disclose or make available its tax returns or other details of its affairs. Any amount to be paid by a Lender pursuant to this Section 2.31 shall be made promptly on the date of receipt of the relevant refund by such Lender (or the Administrative Agent, as the case may be).
2.32    Removal or Replacement of a Lender. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to Sections 2.27, 2.28 or 2.29, (b) is a Defaulting Lender, or (c) denies any consent requested by the Administrative Agent pursuant to Section 10.5 for which the consent of all Lenders (or all affected Lenders) is required, the Lead Borrower may, within twenty (20) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing Section 2.27 to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by the Administrative Agent pursuant to Section 10.5, as the case may be, by notice (a “Replacement Notice”) in

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writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Lead Borrower in obtaining a replacement Lender satisfactory to the Administrative Agent and the Lead Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Administrative Agent (not to be unreasonably withheld). If any satisfactory Replacement Lender shall be obtained pursuant to the foregoing clause (iii), and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 10.6, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Agreement and the other Credit Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
2.33    Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practices. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrowers will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Administrative Agent or the Lenders from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.
SECTION 3.    CONDITIONS PRECEDENT
3.1    Conditions to Closing Date. The obligation of each Lender, each Issuer and the Swing Loan Lender to make Credit Extensions hereunder on the Closing Date is, in addition to the conditions specified in Sections 3.2, subject at the time of or concurrent with the making of such Credit Extensions, the satisfaction, or waiver in accordance with Section 10.5, of the following conditions:
(a)    Credit Documents. The Administrative Agent shall have received sufficient copies of each Credit Document to be executed by the appropriate Credit Party on the Closing Date and delivered by each applicable Credit Party for each Lender (which may be delivered by facsimile or other electronic means for the purposes of satisfying this Section 3.1(a) on the Closing Date, with signed originals to be

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delivered promptly thereafter) and such Credit Documents shall be in form and substance satisfactory to the Borrower and its counsel and the Administrative Agent and its counsel.
(b)    Organizational Documents; Incumbency. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent: (i) a copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.
(c)    Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of the Lead Borrower.
(d)    No Liabilities. Neither the Lead Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the audited financial statements delivered pursuant to Section 3.1(f) for Fiscal Year 2012 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Lead Borrower and its Subsidiaries taken as a whole.
(e)    Refinancing of Existing Credit Agreements. (i) All obligations under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all other Credit Documents (as defined therein) and all commitments (if any) thereunder shall be unconditionally and irrevocably canceled and terminated, (iii) all guarantees and Liens thereunder shall be terminated and released on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (iv) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Lead Borrower, the other Credit Parties thereto and each of the existing agents under the Existing Credit Agreement or other evidence of such termination, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(f)    Financial Statements; Business Plan. The Lenders shall have received from the Lead Borrower (i) the audited consolidated balance sheets of the Lead Borrower and its Subsidiaries as of December 31, 2012 for the Fiscal Year then ended and the related consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Year, together with a report thereon of Ernst & Young LLP, which financial statements and report shall be in form and substance reasonably satisfactory to the Administrative Agent and (ii) the unaudited consolidated balance sheets of the Lead Borrower and its Subsidiaries as of March 31, 2013 for the Fiscal Quarter then ended and the related consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Quarter.
(g)    Governmental Authorizations and Consents. Each Credit Party shall have obtained all material necessary Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the

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foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(h)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the Lead Borrower dated the Closing Date and addressed to the Administrative Agent and the Lenders.
(i)    Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected security interest in the personal property Collateral, the Collateral Agent shall have received:
(i)    evidence reasonably satisfactory to the Collateral Agent of the compliance by each Credit Party of their obligations under the Security Agreements and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, PPSA financing statements (or equivalent filings), other securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii)    (A) the originals of certificates representing the shares of Capital Stock pledged pursuant to the Security Agreements and the other Collateral Documents, together with an original of an undated stock power for each such certificate executed in blank by a duly Authorized Officer of the pledgor thereof (if and to the extent permitted by the applicable Requirements of Law and subject to the provisions of the relevant Collateral Document), and (B) originals of each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Agreements and the other Collateral Documents endorsed in blank (or, if and to the extent permitted by the applicable law and subject to the provisions of the relevant Collateral Document, accompanied by an executed transfer form in blank) by the pledgor thereof;
(iii)    a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of the Lead Borrower, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC and PPSA financing statements (or equivalent filings) made with respect to any personal, real or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC and PPSA termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC and PPSA financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
(iv)    opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as

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the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent; and
(v)    evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document, notice and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.
(j)    Insurance. The Collateral Agent shall have received a certificate from the Borrowers’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and naming the Collateral Agent, on behalf of the Secured Parties as loss payee thereunder to the extent required under Section 5.5.
(k)    Opinions of Counsel to Credit Parties. The Administrative Agent and its counsel shall have received executed copies of the favorable written opinions of counsel (including, without limitation, New York and Canadian counsel) to the Credit Parties as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(l)    Fees and Expenses. The Administrative Agent and the Lenders shall have received payment in full of all fees and expenses invoiced and due to the Agents (including the reasonable fees and expenses due of their advisors and legal counsel) in connection with this Agreement.
(m)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or that could reasonably be expected to have a Material Adverse Effect.
(n)    Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that any representation or warranty that is by its terms qualified by materiality shall be true and correct in all respects.
(o)    No Default. No event shall have occurred and be continuing or would result from the consummation of the transaction contemplated hereunder or under the Credit Documents that would constitute an Event of Default or a Default.
(p)    Compliance with Law and Regulations. All Advances and all other financings to the Borrowers (and all guaranties thereof and security therefor), as well as the transactions contemplated by the Credit Documents and the consummation thereof, shall be in full compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.
(q)    No Conflict with Material Contracts. After giving effect to the transactions contemplated by the Credit Documents, there shall be no conflict with, or default under, any Material Contract.

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(r)    Patriot Act Information. Each of the Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and applicable Anti-Terrorism Laws, including, without limitation, the Patriot Act.
(s)    Borrowing Base Certificate. On the Closing Date, the Administrative Agent shall have received the initial Borrowing Base Certificate from the Lead Borrower and meeting the requirements of Section 5.19(a).
(t)    Collateral Examination. The Administrative Agent shall have completed and received (i) collateral field examinations of the receivables and inventory of each Borrower and all books and records in connection therewith and (ii) appraisals of the inventory of each Borrower, the results of which shall in all cases be satisfactory in form and substance to the Administrative Agent.
(u)    Global Excess Availability. After giving effect to the initial Advances and Letters of Credit on the Closing Date and all fees and expenses pertaining to the closing of this Agreement and the other Transactions, the Borrowers shall have Global Excess Availability of at least $15,000,000.
For purposes of determining compliance with the conditions specified in this Section 3.1, each of the Lenders shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Lender prior to the initial Credit Extension hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Revolving Commitment Percentage of such Credit Extension.
3.2    Conditions to Each Credit Extension.
(a)    Conditions Precedent. The obligation of each Lender, each Issuer and the Swing Loan Lender to make any Credit Extension on any Credit Date including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
(i)    the Lead Borrower shall have delivered to the Administrative Agent (and the Swing Loan Lender in the case of a borrowing of Swing Loans and the applicable Issuer in the case of an issuance of a Letter of Credit) a Funding Notice or Letter of Credit Application, as the case may be;
(ii)    the limits set forth in Section 2.1, 2.3 or 2.10 are not exceeded after giving effect to such Advances or Letters of Credit, as applicable;
(iii)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

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(b)    Notices. Any Funding Notice or Letter of Credit Application shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Funding Notice, the Lead Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion or continuation of any Advance; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Administrative Agent on or before the applicable date of any such borrowing, conversion, continuation or issuance. Neither the Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Authorized Officer of the Lead Borrower or other person authorized on behalf of any Borrower or for otherwise acting in good faith.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders, the Issuers and the Swing Loan Lender to make each Credit Extension to be made by this Agreement, and to induce each Lender Counterparty to enter into any transaction in respect of any Hedging Obligations or any Cash Management Obligations, each Credit Party represents and warrants to each Lender, each Issuer, the Swing Loan Lender and each Lender Counterparty, on the Closing Date and each Credit Date, that the following statements are true and correct:
4.1    Organization; Requisite Power and Authority; Qualification. Each of the Lead Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (or, for Foreign Subsidiaries of equivalent status when reasonably ascertainable) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2    Capital Stock and Ownership. The Capital Stock of each of the Lead Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Lead Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Lead Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Lead Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Lead Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Lead Borrower or any of its Subsidiaries. Schedules 4.1 and 4.2 correctly set forth the ownership interest of the Lead Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
4.3    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4    No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Lead Borrower or any of its Subsidiaries, any of the Organizational Documents of the Lead Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of

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government binding on the Lead Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Lead Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Lead Borrower or any of its Subsidiaries (other than (x) any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties and (y) subject to the terms of the Intercreditor Agreement, any Liens on the US Collateral created under the Term Documents in favor of the Term Agent); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Lead Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have, and could not reasonably be expected to have, a Material Adverse Effect.
4.5    Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) filings and recordings to be made in connection with the perfection of Collateral acquired after the Closing Date.
4.6    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither the Lead Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.
4.8    Business Plan. The Initial Business Plan and each Business Plan delivered pursuant to Section 5.1(m) is and will be based on good faith estimates and assumptions made by the management of the Borrower.
4.9    No Material Adverse Change. Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.
4.10    Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be used by the Borrowers solely in accordance with Section 2.19.

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4.11    Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Lead Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.12    Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal, foreign country, state, provincial, territorial and all other material tax returns and reports of the Lead Borrower and its Subsidiaries required to be filed by any of them have been timely filed, all such tax returns are complete and correct in all material respects and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Lead Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises and all Priority Payables which are due and payable have been paid when due and payable, except those taxes which are being contested in good faith by appropriate proceedings diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which adequate reserves have been provided in accordance with GAAP. The Lead Borrower knows of no proposed tax assessment against the Lead Borrower or any of its Subsidiaries which is not being actively contested by the Lead Borrower or such Subsidiary in good faith and by appropriate proceedings diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which adequate reserves have been provided in accordance with GAAP.
4.13    Properties.
(a)    Title. Each of the Lead Borrower and its Subsidiaries has (i) good, valid and legal title to (in the case of fee interests in real property), (ii) valid leasehold and subleasehold interests in (in the case of leasehold and subleasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the Ordinary Course or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
(b)    Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Lead Borrower does not have knowledge of any default that has occurred and is continuing thereunder except where the consequences, direct or indirect, of such default or defaults, if any, could not be reasonably expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
4.14    Environmental Matters. Neither the Lead Borrower nor any of its Subsidiaries nor any of their respective Operating Facilities or operations are subject to any outstanding written order, consent

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decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of the Lead Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Lead Borrower nor any of its Subsidiaries nor, to any Credit Party’ s knowledge, any predecessor of the Lead Borrower or any of its Subsidiaries, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Operating Facility that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, and none of the Lead Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, except as would not reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any of its Subsidiaries, or as listed on Schedule 4.14-1. Compliance with all current or reasonably foreseeable applicable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 4.14-2, no event or condition has occurred or is occurring with respect to the Lead Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The Lead Borrower and its Subsidiaries have made available to the Administrative Agent true and complete final copies of all material environmental, health or safety assessments, audits, studies, reports, analyses and investigations in the Lead Borrower’s or its Subsidiaries’ possession with respect to the Lead Borrower or any of its Subsidiaries, to the Operating Facilities or to any pending or any unresolved Environmental Claim that could result in material environmental liability to any of the Credit Parties.
4.15    No Defaults. Neither the Lead Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.16    Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except any such default or failure to be in force and effect which could not reasonably be expected to result in an exercise of remedies or acceleration of the indebtedness created thereunder.
4.17    Governmental Regulation. Neither the Lead Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial, territorial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Lead Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    Margin Stock. Neither the Lead Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances or any Letter of Credit will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying

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any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
4.19    Employee Matters. Neither the Lead Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Lead Borrower or any of its Subsidiaries, or to the best knowledge of the Lead Borrower and each other Credit Party, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Lead Borrower or any of its Subsidiaries or to the best knowledge of the Lead Borrower and each other Credit Party, threatened against any of them, (b) no strike, work stoppage or lock-out in existence or threatened involving the Lead Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Lead Borrower and each other Credit Party, no union representation question existing with respect to the employees of the Lead Borrower or any of its Subsidiaries and, to the best knowledge of the Lead Borrower and each other Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
4.20    Employee Benefit Plans. (a) The Lead Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, other than any non-compliance or non-performance that could not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under section 401(a) of the Code has received a recent, unexpired favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, except such defect that can be corrected pursuant to Rev. Proc. 2003-44 or any successor ruling or regulation in a manner that does not and could not reasonably be expected to give rise to a Material Adverse Effect (or, in the case of an Employee Benefit Plan with an expired determination letter, an application has been timely filed for a new determination letter and nothing has occurred that would materially adversely affect the issuance of a new favorable determination letter or otherwise materially adversely affect such qualification). No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than Ordinary Course contribution obligations) has been or is expected to be incurred by the Lead Borrower, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.
(b)    As at the Closing Date and at no time preceding or following that date has there been any active or retiree members of the Canadian Registered Pension Plan who are or were employed in any province outside of Quebec and Nova Scotia other than one active and eight retiree employees in Ontario or existed a Canadian multi-employer pension plan, as defined under applicable laws, contributed to or required to be contributed to by a Canadian Borrower or any Affiliate of a Canadian Borrower. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing (including, where applicable, maintaining tax-exempt or tax-preferred status) with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Non-U.S. Plan have been timely made; (iii) neither the Lead Borrower nor any of its Subsidiaries has incurred any obligation in connection with (or taken any steps

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to commence or received a notice from a Governmental Authority requiring) the termination of, or withdrawal from, any Non-U.S. Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Lead Borrower’s most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities; and (v) no Canadian Registered Pension Plan contains a deficit, as that term is defined under applicable laws, as described in the most recent actuarial valuation report submitted to the applicable Governmental Authority in accordance with applicable laws. As of the Closing Date, (i) the solvency deficit under the Canadian Borrower’s Canadian Registered Pension Plan was Cdn$3,423,900, based upon the most recent actuarial report filed by the Canadian Borrower under the applicable Requirement of Law in Nova Scotia, and (ii) all contributions in respect of current service costs, special payments and any other amounts (as well as registration fees) in respect of the sole Canadian Registered Pension Plan have been made in a timely manner in accordance with Requirements of Law. No Canadian Pension Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.

4.21    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated by the Credit Documents.
4.22    Solvency. As of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby and the incurrence of the Indebtedness and obligations being incurred in connection herewith, each Credit Party is Solvent.
4.23    Anti-Money Laundering/International Trade Law Compliance. (a) No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances and Letter of Credit drawings will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States and any Anti-Terrorism Laws.
4.24    Compliance with Statutes, etc. Each of the Lead Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws, which includes obtaining, maintaining and complying with the requirements of any Governmental Authorizations required under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Lead Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.25    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements, including without limitation, information contained in the presentations made to the Lenders (excluding any projections and pro forma financial information contained in such materials), furnished to the Lenders by or on behalf of the Lead Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Lead Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or

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therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Lead Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Lead Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
4.26    Insurance. All policies of insurance of the Lead Borrower or any of its Subsidiaries, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.
4.27    Borrowing Base Certificate.As of the date of any Borrowing Base Certificate, the information set forth in such Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement.
SECTION 5.    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than Hedging Obligations and Cash Management Obligations) and the cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1    Financial Statements and Other Reports. The Lead Borrower will deliver to the Administrative Agent:
(a)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (it being understood and agreed that the consolidating financial statements shall be in the form that the Lead Borrower currently files with the Securities and Exchange Commission as part of its Form 10-Q);
(b)    Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, beginning with Fiscal Year 2013, (i) the audited consolidated and unaudited consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year (it being understood and agreed that the consolidating financial statements shall be in the form that the Lead Borrower currently files with the Securities and Exchange Commission as part of its Form 10-K), and (ii) with respect to such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized international standing selected by the Lead Borrower (which report shall be unqualified as to

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going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements));
(c)    Compliance Certificate. Together with each delivery of financial statements of the Lead Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, including, without limitation, with respect to financial statements delivered pursuant to Section 5.1(a), a Financial Officer Certification; provided, that in respect of the fourth Fiscal Quarter of each Fiscal Year, it shall also deliver a duly executed and completed Compliance Certificate as soon as available, and in any event within 90 days after the end of the fourth Fiscal Quarter;
(d)    Sufficiency of Public Quarterly and Annual Reports. Notwithstanding anything to the contrary contained herein, delivery to the Administrative Agent by the Lead Borrower of its quarterly report on Form 10-Q and its annual report on Form 10-K shall satisfy the requirements of Sections 5.1(a) and (b), respectively, for so long as the Lead Borrower remains a reporting company under the Exchange Act and such Form 10-Q and Form 10-K also includes the Lead Borrower’s consolidating financial statements.
(e)    Notice of Default. Promptly upon any officer of the Lead Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Lead Borrower with respect thereto, (ii) that any Person has given any notice to the Lead Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b), or (iii) of the occurrence of any event or change that has caused or evidences or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(f)    Notice of Litigation. Promptly upon any officer of the Lead Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) above could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable the Lenders and their counsel to evaluate such matters;
(g)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (2) all notices received by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and

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(3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;
(h)    Insurance Report. As soon as practicable following any material change in the insurance coverage, notice to the Administrative Agent of such change and an explanation in form and substance reasonably satisfactory to the Administrative Agent of such change;
(i)    Information Regarding Collateral. The Lead Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal or Canadian Taxpayer Identification Number. The Lead Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or PPSA, as applicable, or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Lead Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;
(j)    Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), the Lead Borrower shall deliver to the Collateral Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;
(k)    Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Lead Borrower to its security holders acting in such capacity or by any Subsidiary of the Lead Borrower to its security holders other than the Lead Borrower or another Subsidiary of the Lead Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Lead Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission (or any other similar Governmental Authority, as applicable) and (C) all press releases and other statements made available generally by the Lead Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Lead Borrower or any of its Subsidiaries and (ii) such other information and data with respect to the Lead Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent;
(l)    Electronic Delivery.
(i)    Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new Credit Extension or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 and/or 3.2 (all such non-excluded communications being referred to herein collectively as the

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“Communications”), by transmitting the Communications in accordance with Section 10.1(c). In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents, but only to the extent requested by the Administrative Agent pursuant to Section 10.1(c).
(ii)    The Administrative Agent agrees that the receipt of the Communications in accordance with Section 10.1(c) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section 5.1(l) unless otherwise requested by the Administrative Agent pursuant to Section 10.1(c).
(iii)    Nothing in this Section 5.1(l) shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
(m)    Business Plan. Promptly after approval thereof by the board of directors of the Lead Borrower, and in any event no later than April 1 of each Fiscal Year, the Lead Borrower shall deliver to the Administrative Agent (commencing with Fiscal Year 2014), a detailed consolidated budget and business plan of the Lead Borrower and its Subsidiaries for such Fiscal Year prepared on a monthly basis (including a projected monthly consolidated balance sheet and related monthly statements of projected operations and cash flow as of the end of each month during such Fiscal Year) in a form reasonably satisfactory to the Administrative Agent (the “Business Plan”); provided, that although any projections included in the Business Plan shall be prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such projections, it is understood that actual results may vary from such projections and that such variations may be material.
(n)    Quarterly Lender Calls. The Lead Borrower shall cause its management to participate, during normal business hours and with reasonable advance notice, in a conference call with the Administrative Agent and the Lenders within seven (7) Business Days (or such later date as may be agreed to by the Administrative Agent) after the date on which the financial statements are delivered pursuant to pursuant to Sections 5.1(a) and 5.1(b). Notwithstanding anything to the contrary contained herein, a conference call held with investors by the Lead Borrower in connection with the filing of its quarterly report on Form 10-Q and its annual report on Form 10-K to discuss its financial results for such periods shall satisfy the requirements of this Section 5.1(n) for so long as the Lead Borrower remains a reporting company under the Exchange Act.
(o)    Certification of Public Information. The Lead Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Lead Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be Public Lenders and may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Lead Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and will promptly confirm, at the request of the Administrative Agent, whether any Borrower Materials contain Material Non-Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available

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through a portion of the Platform designated as “Public”, and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public” and suitable for non-Public Lenders. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Credit Documents and (2) term sheets and notification of changes in the terms of this Agreement and the other Credit Documents.
(p)    Canadian Registered Pension Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any Canadian Pension Plan Event, a written notice specifying the nature thereof, what action the Lead Borrower or any Subsidiary of the Lead Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Canada Revenue Agency or any applicable pension regulator; and (ii) with reasonable promptness, (1) copies of annual information return filed, within the last two (2) years, with the Canada Revenue Agency or any applicable pension regulator with respect to any Canadian Registered Pension Plan; (2) copies of all notices received by the Lead Borrower or any Subsidiary of the Lead Borrower from the administrator of a multi-employer pension plan, as defined under applicable laws, concerning a Canadian Pension Plan Event; (3) copies of each actuarial valuation for each Canadian Registered Pension Plan filed with any applicable pension regulator within the last four (4) years; (4) copies of any actuarial certifications in respect of each Canadian Registered Pension Plan filed with any applicable pension regulator within the last four (4) years, whether in connection with a request for approval to effect commuted value transfers from such plan or otherwise; (5) copies of such other documents or governmental reports or filings relating to any Canadian Registered Pension Plan as the Administrative Agent shall reasonably request.
5.2    Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
5.3    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, timely pay all Priority Payables and all federal, foreign country, state, provincial, territorial and all other material taxes imposed upon it or any of its properties or assets or in respect of any of its profits, income, capital, capital gains, payroll businesses or franchises before any penalty or fine accrues thereon, and all taxes or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, that no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Lead Borrower or any of its Subsidiaries).
5.4    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Lead Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements

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thereof and (b) maintain and preserve (i) all rights, permits, licenses, approvals and privileges (including all Governmental Authorizations) used or useful or necessary in the conduct of its business and (ii) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clause (a) or (b) above could not reasonably be expected in any individual case or in the aggregate to have a Material Adverse Effect.
5.5    Insurance. The Lead Borrower and its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Lead Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Lead Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance issued by an insurer organized or incorporated in the United States (or, in the case of any Canadian Credit Party, an insurer organized or incorporated in Canada or any province thereof) shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder for, except in the case of losses of inventory, losses of $1,000,000 or greater and provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.
5.6    Books and Records; Inspections. Subject to Section 5.19(d), each Credit Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
5.7    Compliance with Laws; SEC Filings. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Operating Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and Governmental Authorizations), except where failure to do so could not reasonably be expected to have a Material Adverse Effect and the Lead Borrower shall timely file with the Securities and Exchange Commission (and any other similar Governmental Authority, as applicable) all reports, notices and documents required to be filed under the Exchange Act.
5.8    Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be used by the Borrowers solely in accordance with Section 2.19.

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5.9    Environmental.
(a)    Environmental Disclosure. The Lead Borrower will deliver to the Administrative Agent:
(i)    as soon as practicable following receipt thereof, final copies of all environmental audits, assessments, investigations, analyses and reports prepared by personnel of the Lead Borrower or any of its Subsidiaries, independent consultants, Governmental Authorities, or any other Person with respect to significant environmental matters at any Operating Facility or with respect to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by the Lead Borrower or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by the Lead Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) the Lead Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Operating Facility that could cause such Operating Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    as soon as practicable following the sending or receipt thereof by the Lead Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported by the Lead Borrower or any of its Subsidiaries to any Governmental Authority pursuant to Environmental Law, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Lead Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity under Environmental Law;
(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Lead Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose the Lead Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely affect the ability of the Lead Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Lead Borrower or any of its Subsidiaries to modify their respective operations in a manner that could reasonably be expected to subject the Lead Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

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(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist any non-compliance with Environmental Laws by any Credit Party or its Subsidiaries or that there exist any environmental liabilities, in each case, that could have, or could reasonably be expected to have, in the aggregate, a Material Adverse Effect, and the respective Credit Party or Subsidiary has not cured or taken reasonable steps to perform the actions necessary to cure, such Event of Default or noncompliance with or liability under Environmental Law within thirty (30) days of receipt of written notice from the Administrative Agent, then the Administrative Agent can require the relevant Credit Party or Subsidiary to promptly engage a reputable environmental consulting firm reasonably acceptable to the Administrative Agent to perform an environmental audit and/or assessment, including, solely during the existence of an Event of Default, subsurface sampling of soil and groundwater, of the relevant Real Estate Asset(s) and to summarize the results in a report (a copy of which shall be provided to the Administrative Agent in a form and substance reasonably acceptable to the Administrative Agent). If such Credit Party or Subsidiary fails to perform the environmental audits, assessments or reports required by this Section, the Administrative Agent may, but is not required to, cause the performance of such work, and the Credit Party and its Subsidiaries grant the Administrative Agent reasonable access during normal business hours to the relevant Real Estate Asset(s) to perform such audits and/or assessments.
5.10    Additional Collateral and Guarantees. In the event that any Person becomes (I) a Domestic Subsidiary (other than an Immaterial Subsidiary), the Lead Borrower shall promptly cause such Domestic Subsidiary (a) to become a US Guarantor hereunder (and, at the request of the Lead Borrower and with the consent of the Administrative Agent, a US Borrower hereunder), (b) to become a Grantor under the US Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and (c) to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the US Collateral described in the applicable US Collateral Documents with respect to such new Domestic Subsidiary, including the filing of UCC financing statements in such jurisdictions within any applicable time limit as may be required by the US Collateral Documents or by any Requirement of Law or as may reasonably be requested by the Collateral Agent, and (II) a Canadian Subsidiary (other than an Immaterial Subsidiary), the Lead Borrower shall promptly cause such Canadian Subsidiary (a) to become a Canadian Guarantor hereunder (and, at the request of the Lead Borrower and with the consent of the Administrative Agent, a Canadian Borrower hereunder), (b) to become a Grantor under the Canadian Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and (c) to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the Canadian Collateral described in the applicable Canadian Collateral Documents with respect to such new Canadian Subsidiary, including the filing of PPSA financing statements in such jurisdictions within any applicable time limit as may be

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required by the Canadian Collateral Documents or by any Requirement of Law or as may reasonably be requested by the Collateral Agent. With respect to each Person that becomes a Subsidiary, the Lead Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Lead Borrower and (ii) all of the information required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Lead Borrower, and such written notice shall be deemed to supplement to supplement Schedules 4.1 and 4.2 for purposes hereof. Notwithstanding the foregoing provisions of this Section 5.10, no more than 65% of the total voting power of the Capital Stock of each first tier Foreign Subsidiary and each Disregarded Domestic Subsidiary of any Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation owed by a US Credit Party in respect of the Obligations of another US Credit Party (provided that this limitation shall not apply to any Guaranty by the US Credit Parties of the Canadian Obligations).
5.11    Additional Material Real Estate Assets. In the event that any Credit Party acquires, leases or subleases, as applicable, a Material Real Estate Asset or a Real Estate Asset owned, leased or subleased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party, as soon as practicable but in no event later than twenty (20) days after acquiring, leasing or subleasing, as applicable, such Material Real Estate Asset (as such date may be extended by the Collateral Agent in its sole discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, UCC financing statements, title policies, surveys, flood determinations (if applicable), Recorded Documents (if applicable), documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected lien and security interest in such Material Real Estate Assets. The applicable Credit Party shall use its commercially reasonable efforts to cause a Landlord Personal Property Collateral Access Agreement and a Landlord Consent and Estoppel to be executed by the applicable landlord and delivered to the Collateral Agent (i) within ninety (90) days after the Closing Date (as such date may be extended by the Collateral Agent in its sole discretion) with respect to any Leasehold Property listed on Schedule 4.13(b) as a Leasehold Property and located in the United States or Canada and with respect to which aggregate payments under the terms of such lease are $500,000 or more per annum, and (ii) within ninety (90) days after the acquisition of interest therein (as such date may be extended by the Collateral Agent in its sole discretion), any other Leasehold Property constituting a Material Real Estate Asset. In addition to the foregoing, the Lead Borrower shall, at the request of the Requisite Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
5.12    Deposit Accounts; Securities Accounts. Within sixty (60) days following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), (x) the Lead Borrower shall and shall cause each of its Domestic Subsidiaries and (y) the Canadian Borrowers shall and shall cause each of their Canadian Subsidiaries (i) to provide a true, correct and complete list in writing of the Credit Parties’ Deposit Accounts and Securities Accounts (other than any Immaterial Account), (ii) deposit in an Approved Deposit Account all cash received by them (other than cash in any Immaterial Account), (iii) not establish or maintain any Securities Account (other than any Immaterial Account) that is not a Control Account and (iv) not establish or maintain any Deposit Account (other than any Immaterial Account) that is not with a Deposit Account Bank. Each Credit Party shall instruct all account debtors of such Credit Party to remit all payments in Dollars or Canadian Dollars, as applicable, to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Deposit Account Bank (or to remit such payments to the applicable Deposit Account Bank by electronic settlement) with respect to all accounts of such account debtor, which remittances shall be collected by the applicable Deposit Account Bank and deposited into an Approved

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Deposit Account. All amounts received by any Credit Party and any Deposit Account Bank in respect of any account of an account debtor of any Credit Party shall upon receipt be deposited into an Approved Deposit Account.
(b)    Each Deposit Account Control Agreement relating to an Approved Deposit Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Cash Dominion Period, for all collected amounts held in such Approved Deposit Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent or an Affiliate thereof. Subject to the terms of the respective Collateral Documents, all amounts received by the Administrative Agent shall be applied (and allocated) on a daily basis in accordance with Section 2.7(e).
(c)    In the event that (i) any Credit Party or any Deposit Account Bank or Securities Intermediary at a financial institution at which a Control Account or Approved Deposit Account is open shall terminate a Deposit Account Control Agreement or a Securities Account Control Agreement for any reason, (ii) the Collateral Agent shall demand such termination as a result of the Deposit Account Bank or the Securities Intermediary at which a Control Account or Approved Deposit Account is open to comply with the applicable Collateral Document or (iii) the Collateral Agent determines in its sole discretion that the financial condition of the Deposit Account Bank or the Securities Intermediary at which a Control Account or Approved Deposit Account is open has materially deteriorated, the Lead Borrower shall, and shall cause the applicable Domestic Subsidiary or Canadian Subsidiary, as applicable, to notify all of its obligors that were making payments to such terminated Deposit Account or Control Account, as the case may be, to make all future payments to another Approved Deposit Account or Control Account, as the case may be, in each case subject to a First Priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties (subject only to Permitted Liens).
(d)    The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agents and the Lenders hereunder in order for the Agents and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lenders are relying on the Borrowers’ and the Guarantors’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrowers and in particular that any accommodations of credit are being provided by the Lenders to the Borrower strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.
5.13    Further Assurances. To the extent not delivered to the Collateral Agent on or before the Closing Date, the Lead Borrower agrees to, and to cause each of the other Credit Parties to, promptly do each of the following:
(a)    execute and deliver to the Collateral Agent such Collateral Documents and amendments to Collateral Documents and to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (or applicable equivalent under foreign law) in the assets and Securities of such Credit Party, including the

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filing of UCC and PPSA financing statements (or the applicable equivalent) in such jurisdictions as may be required by the Collateral Documents or as may reasonably be requested by the Collateral Agent;
(b)    deliver to the Collateral Agent the certificates (if any) representing the pledged Securities, together with in the case of certificated Securities, undated stock or equivalent powers endorsed in blank;
(c)    if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent; and
(d)    notwithstanding the foregoing clause (a) or clause (b), no more than 65% of the total voting power of the Capital Stock of each first tier Foreign Subsidiary and each Disregarded Domestic Subsidiary of any Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation owed by a US Credit Party in respect of the Obligations of another US Credit Party (provided that this limitation shall not apply to any Guaranty by the US Credit Parties of the Canadian Obligations).
5.14    Intellectual Property. The Lead Borrower and each of its Subsidiaries will continue to own or possess the right to use, free from any restrictions, all patents, trademarks, copyrights, trade secrets and domain names that are used in the operation of their respective businesses as presently conducted and as proposed to be conducted, except to the extent the failure to so own or possess could not reasonably be expected to have a Material Adverse Effect.
5.15    Know-Your-Customer Rules.
If:
(i)    (A)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date;
(B)    any change in the status of a Credit Party after the Closing Date; or
(C)    a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

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(ii)    Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.
(iii)    The Lead Borrower shall, by not less than ten (10) Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) that one of its Subsidiaries shall become a Guarantor or Borrower pursuant to Section 5.10.
Following the giving of any notice pursuant to paragraph (iii) above, if the accession of such Subsidiary obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Lead Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement.
5.16    Pari Passu Ranking. Each Credit Party will, and will cause each of its Subsidiaries to, ensure that its payment obligations under each of the Credit Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.
5.17    Post-Closing Matters. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Lead Borrower shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth in Schedule 5.17 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).
5.18    Performance Obligation. The Lead Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each Contractual Obligation by which it is bound or any of its property is subject, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.19    Borrowing Base and Related Matters.
(a)    Borrowing Base Certificates. On the Closing Date, (i) unless clause (ii) below applies, on or before the twentieth (20th) day of each month thereafter, (ii) during any period in which a Weekly Borrowing Base Period is in effect, on or before Wednesday of each week, (iii) at the time of the consummation of any Asset Sale involving Eligible Receivables and/or Eligible Inventory and (iv) within five (5) Business Days after any casualty event or condemnation (or similar) event involving Eligible Inventory with an aggregate value of $1,000,000 or more, the Lead Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate setting forth each Borrowing Base (in each case with supporting calculations in reasonable detail), which shall be prepared (A) as of March 31, 2013 in the case of the initial Borrowing Base Certificate and (B) as of the last Business Day of the preceding month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered

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more frequently than monthly, as of the last Business Day of the week preceding such delivery); provided that any Borrowing Base Certificate delivered pursuant to preceding clauses (iii) and (iv) shall be prepared on a pro forma basis to exclude any Eligible Receivables or Eligible Inventory the subject of any such event. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent. All calculations of Global Excess Availability and Global Undrawn Availability in any Borrowing Base Certificate shall be made by the Lead Borrower and certified by an Authorized Officer of the Lead Borrower; provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement. By the twentieth (20th) day after the end of each Fiscal Quarter, the Lead Borrower shall deliver (i) to the Administrative Agent an officer’s certificate setting forth a calculation of the Quarterly Average Undrawn Availability for the calendar quarter most recently ended and the corresponding Applicable Margins and Unused Line Fee Rate, and (ii) updates, if any, to Collateral Questionnaire to reflect all locations of Inventory at the end of the Fiscal Quarter then ended.
(b)    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Receivables, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent on a periodic basis (but not more frequently than monthly). Each Borrower shall also provide to the Administrative Agent, on or before the twentieth (20th) day of each month, commencing with the first full month ending after the Closing Date, a detailed aged trial balance of all Receivables as of the end of the preceding month, specifying each Receivable’s account debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request.
(c)    Notice of Dominion Period or Compliance Period. Promptly, and in any event within two (2) Business Days after any Authorized Officer of the Lead Borrower obtains knowledge thereof, the Lead Borrower shall deliver to the Administrative Agent notice of the commencement of a Cash Dominion Period, Covenant Trigger Period or Weekly Borrowing Base Period.
(d)    Field Examinations and Appraisals. The Borrowers agree that the Administrative Agent (and its agents, representatives, consultants and appraisers) shall be permitted to conduct from time to time collateral field examinations and inventory appraisals with respect to the assets included in the Borrowing Base (and related assets); provided that the Administrative Agent shall only be permitted to conduct two (2) collateral field examinations and one inventory appraisal at the Borrowers’ expense in any twelve (12) month period; provided further, that (x) if at any time Global Excess Availability is less than thirty percent (30.0%) of the lesser of (A) the Maximum Credit and (B) the Borrowing Base, up to one additional collateral field examination and up to one additional inventory appraisal shall be permitted in such twelve (12) month period at the Borrowers’ expense, and (y) during the existence and continuance of an Event of Default, there shall be no limit on the number of additional collateral field examinations and inventory appraisals, at the Borrowers’ expense. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes and the Borrowers shall not be entitled to rely upon them.
(e)    Expenses. Each Borrower will reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with (i) examinations of any Borrower’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) Collateral field examinations and inventory appraisals of Collateral comprising the Borrowing Base; in each case subject to the limitations on such examinations, audits and appraisals

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permitted under preceding clause (d). Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.
SECTION 6.    NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than Hedging Obligations and Cash Management Obligations) and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1    Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or guaranty any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness (other than as described in clause (q) below) of any of its Subsidiaries to the Lead Borrower or to any other Subsidiary of the Lead Borrower, or of the Lead Borrower owed to any Subsidiary of the Lead Borrower; provided, (i) any such Indebtedness of (x) any Subsidiary of the Lead Borrower that is a non-Credit Party payable to a Credit Party shall be permitted under Section 6.7(b) and (y) any Canadian Credit Party payable to a US Credit Party shall be permitted under Section 6.7(b), (ii) any such Indebtedness payable to a Credit Party shall be made in the Ordinary Course, shall be evidenced by promissory notes and all such notes shall be subject to a perfected First Priority Lien pursuant to the applicable Collateral Documents, which notes shall be executed and delivered as soon as commercially practicable after the incurrence of such Indebtedness, (iii) all such Indebtedness of any Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Affiliate Subordination Agreement, (iv) any payment of such Indebtedness by any US Guarantor Subsidiary under any guaranty of the US Obligations shall result in a pro tanto reduction of the amount of any such Indebtedness owed by such US Credit Party to the Lead Borrower or to any of its Subsidiaries for whose benefit such payment is made, and (v) any payment of such Indebtedness by any Canadian Guarantor Subsidiary under any guaranty of the Canadian Obligations shall result in a pro tanto reduction of the amount of any such Indebtedness owed by such Canadian Credit Party to the Lead Borrower or to any of its Subsidiaries for whose benefit such payment is made;
(c)    unsecured Debt (including Subordinated Debt) of the Lead Borrower (which may be guaranteed on a like basis by the US Credit Parties); provided, that (i) no Default or Event of Default is continuing under this Agreement or would result from such issuance, (ii) after giving effect to such issuance (as determined in accordance with Section 1.4(e)), the Leverage Ratio shall not be greater than 4.75:1.00, calculated on a pro forma basis as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1, (iii) the proceeds of such issuance shall be used for Permitted Acquisitions, to fund Capital Expenditures permitted under this Agreement or to prepay the Term Loans in accordance with the terms of the Term Credit Agreement, (iv) such Debt shall have a maturity of not earlier than six (6) months after the Revolving Commitment Termination Date, (v) the documentation relating to such Debt shall not permit or provide for any scheduled amortization (or similar) payments prior to the Revolving Commitment Termination Date and (vi) the documentation relating to such Debt shall not contain any covenant or event of default that is either (x) not substantially provided for in the Term Credit Agreement or (y) more favorable to the holder of such Debt in any material respect

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than the comparable covenant or event of default set forth in the Term Credit Agreement, and, with respect to Subordinated Debt, shall contain customary subordination provisions pursuant to which such Subordinated Debt is subordinate to the prior payment in full of the Obligations;
(d)    Indebtedness incurred by the Lead Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Lead Borrower or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Lead Borrower or any of its Subsidiaries;
(e)    Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course;
(f)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(g)    Indebtedness of the US Credit Parties under the Term Credit Documents in an aggregate principal amount not to exceed at any time outstanding $200,000,000; provided that such amount may be increased by the aggregate principal amount of any Facility Increase (as defined in the Term Credit Agreement as in effect on the date hereof) so long as the aggregate principal amount of all Facility Increases does not exceed the aggregate principal amount permitted to be incurred under Section 2.21 of the Term Credit Agreement (as in effect on the date hereof) (in each case, as reduced by any prepayments or repayments or principal thereof after the Closing Date);
(h)    guaranties or the provision of other credit support by (x) a US Credit Party of Indebtedness of another US Credit Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1, and (y) a Canadian Credit Party of Indebtedness of another Canadian Credit Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;
(i)    Indebtedness, including the ability to draw on commitments to incur Indebtedness, described in Schedule 6.1(i), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable, taken as a whole, to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (provided that a certificate of an Authorized Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, except as to fees and expenses at refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

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(j)    Indebtedness with respect to Capital Leases or purchase money Indebtedness (including any Attributable Indebtedness incurred in connection with any Sale and Lease Back Transaction that is otherwise permitted under clause (i) of Section 6.11) in an amount not to exceed in the aggregate (including any Indebtedness acquired in connection with a Permitted Acquisition) at any time the greater of $50,000,000 and six and one-half percent (6.5%) of the Consolidated Total Assets of the Lead Borrower; provided, any such purchase money Indebtedness shall be secured only by the asset(s) acquired in connection with the incurrence of such Indebtedness (other than Inventory);
(k)    other Indebtedness of the Lead Borrower and its Subsidiaries in an aggregate principal amount not to exceed at any time $30,000,000;
(l)    (i) Indebtedness under the Factoring Agreements to which the Lead Borrower or any Subsidiary is party on the Closing Date as set forth on Schedule 1.1(a), and (ii) additional Indebtedness under Factoring Agreements in an aggregate amount not to exceed at any time $25,000,000;
(m)    working capital facilities of any Foreign Subsidiary (other than a Canadian Subsidiary);
(n)    Hedging Obligations entered into for the purpose of hedging risks associated with the operations of the Lead Borrower and its Subsidiaries;
(o)    Indebtedness of the US Credit Parties under the Senior Notes Documents in an aggregate principal amount not to exceed $236,410,000 (as reduced by any payments or prepayments of principal thereof after the Closing Date);
(p)    provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any replacement, renewal or refinancing of any Indebtedness described in Sections 6.1(c), (g) and (o) (collectively, the “Permitted Refinancing Indebtedness”) that (i) does not exceed the aggregate principal amount of the Indebtedness being replaced, renewed or refinanced, except as to fees and expenses at refinancing, (ii) does not have a maturity date earlier than the Indebtedness being replaced, renewed or refinanced, (iii) does not rank at the time of such replacement, renewal or refinancing senior to the Indebtedness being replaced, renewed or refinanced, (iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being replaced, renewed or refinanced, (v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being replaced, renewed or refinanced, (vi) does not have a weighted average life to maturity less than the Indebtedness being replaced, renewed or refinanced and (vii) the terms of such Permitted Refinancing Indebtedness are not materially less favorable, taken as a whole, to the Lead Borrower and its Subsidiaries than the terms of the replaced, renewed or refinanced Indebtedness;
(q)    any intercompany loans advanced by any Credit Party (or any of its Subsidiaries) to any of its Subsidiaries (each an “Intercompany Borrower”) the proceeds of which are applied by the Intercompany Borrower to discharge its obligations under the Existing Credit Agreement; provided, that (i) all such Indebtedness of the Intercompany Borrower shall be evidenced by promissory notes, which notes shall be executed and delivered on or prior to the Closing Date and shall be subject to a perfected First Priority Lien pursuant to the applicable Collateral Documents (other than in the case of the intercompany loan made from Austria GmbH, as lender, to Italia SpA, as borrower, which such intercompany loan shall be evidenced by the Intra-Group On Demand Facility Agreement, dated as of May 26, 2011, between Austria GmbH and Italia SpA, and the receivables and related rights and claims under such agreement shall be subject

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to a perfected First Priority Lien pursuant to the Receivables Pledge Agreement, dated as of the date hereof, between Austria GmbH and the Collateral Agent) and (ii) all such Indebtedness of the Intercompany Borrower shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which shall be entered into on or prior to the Closing Date and shall be in form and substance reasonably satisfactory to the Administrative Agent; and
(r)    Indebtedness in the form of a payment or performance bond or letter of credit to secure the payment of (and in an aggregate amount not to exceed) the Xerium Brazil Tax Assessment.
6.2    Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Lead Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(a)    Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;
(b)    Liens for Taxes not then due or, if due, obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.3 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which an adequate reserve has been made in accordance with GAAP;
(c)    statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to section 401 (a)(29) or 430 of the Code or by ERISA), in each case incurred in the Ordinary Course (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen (15) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)    easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

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(g)    Liens solely on any cash earnest money deposits made by the Lead Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the Ordinary Course;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)    (i) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by the Lead Borrower or any of its Subsidiaries in the Ordinary Course and not interfering in any material respect with the ordinary conduct of the business of the Lead Borrower or such Subsidiary and (ii) leases or subleases granted by the Lead Borrower of any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the Ordinary Course; provided that such leases and subleases are on arms- length commercial terms;
(l)    existing Liens described in Schedule 6.2(l) and replacements thereof, so long as the replacement Liens encumber only the assets subject to the Liens being replaced and the replacement Liens secure obligations in an amount no greater than the obligations secured by the Liens being replaced;
(m)    Liens securing Indebtedness permitted pursuant to Sections 6.1(j) and (k); provided, that (i) in the case of Section 6.1(j), any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and (ii) such Liens shall not secure Indebtedness permitted pursuant to Section 6.1(k) in an aggregate amount exceeding at any time $25,000,000;
(n)    Liens granted by entities acquired pursuant to Section 6.9 prior to their acquisition and not in contemplation of such acquisition; provided that (i) such Liens were not created in contemplation of such acquisition, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 6.1; provided, further, that any such Lien securing Indebtedness in an aggregate amount at any time outstanding in excess of $20,000,000 shall be permitted only to the extent that such Lien is discharged within five (5) months of the date of such acquisition.
(o)    subject to the terms of the Intercreditor Agreement, Liens on US Collateral to secure obligations under the Term Credit Documents;
(p)    Liens in connection with the performance of any response action or remediation pursuant to Environmental Law as the result of the Release of Hazardous Materials at, on or beneath any real property, provided such Lien does not (a) take priority over any Lien granted pursuant to any Collateral Document, and (b) does not materially or adversely affect the value or use of such real property;

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(q)    Liens securing Permitted Refinancing Indebtedness, provided that any such Lien shall encumber only the assets that secure the Indebtedness being replaced, renewed or refinanced by such of such Permitted Refinancing Indebtedness;
(r)    existing Liens on a Title Policy delivered pursuant to Section 5.17;
(s)    any Liens arising by operation of law and any lien arising under customary retention of title arrangements of suppliers in the Ordinary Course (other than suppliers of Inventory);
(t)    any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom the Lead Borrower or any of its Subsidiaries maintains a banking relationship with a financial institution in Germany;
(u)    Liens on real estate which may not be prohibited to be created pursuant to section 1136 of the German Civil Code (Bürgerliches Gesetzbuch);
(v)    additional Liens (other than on ABL Priority Collateral) securing Indebtedness or obligations that do not exceed $25,000,000 (the “Lien Basket Amount”) at any time; provided, that not more than $10,000,000 of the Lien Basket Amount may relate to Liens encumbering assets located in the United States or Canada; and
(w)    Liens securing Indebtedness permitted pursuant to Section 6.1(l); provided that the only assets secured by such Liens are the receivables being sold or otherwise disposed of pursuant to the respective Factoring Agreement.
6.3    Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31st.
6.4    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in any documents evidencing unsecured Debt or Subordinated Debt permitted pursuant to Section 6.1(c), in the Senior Notes Documents, in the Term Credit Documents and any Permitted Refinancing Indebtedness with respect thereto; provided, that in respect of such unsecured Debt or Subordinated Debt, in the Term Credit Documents and in the Senior Notes Documents and any Permitted Refinancing Indebtedness with respect thereto, such restrictions do not restrict the ability to grant security interests as required under the Credit Documents or any agreement that refinances this Agreement, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) restrictions in the agreements relating to Liens permitted to be incurred under Section 6.2 that limit the right of any Credit Party to dispose of or transfer the assets subject to such Liens, (e) provisions limiting the disposition or distribution of assets or property in sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (f) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (g) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in such partnership, limited liability company, joint

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venture or similar Person, provided that to the extent such restriction restricts the ability to grant security interests as required under the Credit Documents, such restrictions shall have existed prior to the Closing Date, and (h) restrictions on receivables sold or otherwise disposed of pursuant to a Factoring Agreement permitted by Section 6.1(l), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
6.5    Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:
(a)    any Subsidiary may declare and pay or make any distributions to its shareholders, provided that such payments are made to all its shareholders proportionately based on their ownership interest in such Subsidiary;
(b)    the Lead Borrower or any Subsidiary may make regularly scheduled payments of principal and interest in respect of any Indebtedness that is permitted by Sections 6.1(c) and (o), but only to the extent permitted pursuant to the terms of such Indebtedness (including, without limitation, any subordination terms applicable to such Indebtedness);
(c)    so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower may repurchase or redeem Common Stock in an amount not to exceed $7,000,000 per annum solely for the purpose of repurchases of Common Stock from departing executives of the Lead Borrower or any of its Subsidiaries or satisfying the purchase price of equity award under, or paying withholding taxes payable with respect to, vested equity compensation programs;
(d)    so long as no Default or Event of Default has occurred and is continuing, (x) the Lead Borrower and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed, when added to the aggregate payments made to voluntarily or optionally repay, prepay, or purchase outstanding Term Loans pursuant to clause (i) of Section 6.18, $10,000,000, and (y) the Lead Borrower may make additional Restricted Payments so long as Global Excess Availability on the date of such additional Restricted Payment (calculated after giving effect to any Advances or Letters of Credit then being made or issued in connection with the action or proposed action) exceeds fifteen percent (15.0%) of the lesser of (i) the Maximum Credit at such time and (ii) the Borrowing Base at such time; and
(e)    so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower may repurchase or redeem Senior Notes with the proceeds of (x) Debt incurred pursuant to Section 6.1(c) or (y) Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Section 6.1(p).
6.6    Restrictions on Subsidiary Distributions. Except as provided herein, in the Term Credit Documents and as provided in the Senior Notes Documents or documents governing any Permitted Refinancing Indebtedness with respect thereto, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Lead Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Lead Borrower or any other Subsidiary of the Lead Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Lead Borrower or any other Subsidiary of the Lead Borrower, (c) make loans or advances to the Lead Borrower or any other Subsidiary of the Lead Borrower, or (d) transfer any of its property or assets to the Lead Borrower or any

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other Subsidiary of the Lead Borrower, other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (v) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis; (vi) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Lead Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1; (vii) in any intercompany arrangement entered into for tax planning purposes so long as such arrangement may be terminated at any time at the direction of the Lead Borrower or any other Party in its sole discretion; and (viii) on the transfer of any receivables sold or otherwise disposed of pursuant to a Factoring Agreement permitted by Section 6.1(l).
6.7    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    (i) equity Investments and loans as of the Closing Date in or to the Lead Borrower or any of its Subsidiaries, (ii) equity Investments and loans made after the Closing Date (x) in or to the Lead Borrower or any other US Credit Party, (y) by a Canadian Credit Party in another Canadian Credit Party or (z) by a non-Credit Party in another non-Credit Party, and (iii) equity Investments or transfers of assets made after the Closing Date by a Credit Party in or to a Subsidiary of the Lead Borrower that is not a Credit Party or by a US Credit Party in or to a Canadian Credit Party, so long as, with respect to equity Investments or transfers of assets under this clause (iii), the aggregate amount of such equity Investments and the aggregate fair market value of such transfers of assets, does not exceed at any time $30,000,000; provided, further that, for purposes of this clause (iii), at any given time the amount of cash distributions and dividends or other similar amounts received in respect of such equity Investments and the amount of cash consideration received in respect of such transfers of assets, in each case, up to the value of such equity Investments or transfers of assets, as applicable, used to calculate the aggregate amount of the equity Investments and transfers of assets made pursuant to this clause (iii), shall be netted against the outstanding aggregate amount of equity Investments and transfers of assets made pursuant to this clause (iii);
(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the Borrower’s and its Subsidiaries’ Ordinary Course;
(d)    intercompany loans and guaranties to the extent permitted under Sections 6.1(b), (d), (e) and (h);
(e)    Consolidated Capital Expenditures otherwise permitted under Section 6.8;

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(f)    loans and advances to employees of the Lead Borrower and its Subsidiaries made in the Ordinary Course in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time outstanding;
(g)    Investments made in connection with Permitted Acquisitions permitted pursuant to and in accordance with Section 6.9;
(h)    Investments received in lieu of Cash in connection with Asset Sales permitted by and in accordance with Section 6.9;
(i)    Investments described in Schedule 6.7(i);
(j)    Investments in Permitted Joint Ventures in an aggregate amount not to exceed at any time $20,000,000; and
(k)    other Investments (including without limitation Investments in Subsidiaries which are not wholly owned, directly or indirectly, by the Lead Borrower) (x) in an aggregate amount not to exceed at any time $30,000,000 and (y) so long as, in the case of this clause (y), the Applicable Conditions are satisfied; provided; further that for purposes of this Section 6.7(k), at any given time the amount of any cash repayments of principal, interest, distributions and dividends or other similar amounts received in respect of any such Investments, up to the value of such Investments used to calculate the aggregate amount of other Investments made under this Section 6.7(k), shall be netted against the then outstanding aggregate amount of other Investments made under this Section 6.7(k).
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.5.
6.8    Maximum Consolidated Capital Expenditures. The Lead Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for the Lead Borrower and its Subsidiaries in excess of the corresponding amount (“Maximum Consolidated Capital Expenditures”) set forth below opposite such Fiscal Year (exclusive of Capital Expenditures paid with Net Asset Sale Proceeds or with Net Insurance/Condemnation Proceeds):

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Fiscal Year	Maximum Consolidated Capital Expenditures
2013	$42,000,000.00
2014	$42,000,000.00
2015	$42,000,000.00
2016	$42,000,000.00
2017	$42,000,000.00
2018	$42,000,000.00

provided, that the Maximum Consolidated Capital Expenditures for any Fiscal Year shall be increased by (i) an amount equal to the portion of Maximum Consolidated Capital Expenditures not expended in the immediately preceding Fiscal Year (the “Roll-Over Amount”); provided, further, that any Roll-Over Amount not expended in the applicable Fiscal Year shall not be added to the amount of Maximum Consolidated Capital Expenditures for the immediately succeeding Fiscal Year.
In the event that the Lead Borrower and its Subsidiaries have made Consolidated Capital Expenditures in any Fiscal Year in an aggregate amount equal to the Maximum Consolidated Capital Expenditures for such Fiscal Year (as such amount may be increased by any applicable Roll-Over Amount), the Lead Borrower and its Subsidiaries may utilize up to 100% of the applicable Maximum Consolidated Capital Expenditures for the immediately succeeding Fiscal Year to make additional Consolidated Capital Expenditures in the then current Fiscal Year (and with the amount so utilized to reduce the Maximum Consolidated Capital Expenditures in such immediately succeeding Fiscal Year).
In addition to the foregoing, (i) the Lead Borrower or its applicable Subsidiaries may make additional Consolidated Capital Expenditures in an aggregate amount for all such Persons not to exceed $10,000,000 as a result of the replacement of the non-equipment operating leases in effect on the Closing Date with respect to their facilities in Youngsville, North Carolina and Geelong, Australia with Capital Leases and (ii) so long as the Applicable Conditions are satisfied, the Lead Borrower and its Subsidiaries may make additional Consolidated Capital Expenditures.
6.9    Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the Ordinary Course) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    any Subsidiary of the Lead Borrower may be merged with or into the Lead Borrower or any other Subsidiary, or be liquidated, wound up or dissolved; provided, however, in the case of such a

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merger involving (v) the Lead Borrower, the Lead Borrower shall be the continuing or surviving Person, (w) another US Borrower, a US Borrower shall be the continuing or surviving Person, (x) a US Guarantor Subsidiary merging with a non-US Guarantor Subsidiary, the US Guarantor Subsidiary shall be the continuing or surviving Person, (y) a Canadian Borrower, a Canadian Borrower shall, except to the extent provided in preceding clauses (v), (w) or (x), be the continuing or surviving Person and (z) a Canadian Guarantor Subsidiary merging or amalgamating with a non-Canadian Guarantor Subsidiary, the Canadian Guarantor Subsidiary shall, except as provided in preceding clause (v), (w), (x) or (y), be the continuing or surviving Person;
(b)    sales or other dispositions of assets that do not constitute Asset Sales;
(c)    Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value (determined in good faith by the board of directors (or similar governing body) of the respective Person making such Asset Sale) in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $35,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the respective Person making such Asset Sale), (2) in the case of any Asset Sale generating aggregate Net Asset Sale Proceeds in excess of $1,000,000, no less than 75% thereof shall be paid in Cash (for purposes of this clause (2), each of the following will be deemed to be cash: (A) Cash Equivalents and (B) any Indebtedness, as shown on the Lead Borrower’s most recent consolidated balance sheet, of any Credit Party or Subsidiary (other than Indebtedness that is by its terms subordinated to the Revolving Advances) that is assumed by the transferee of any such assets pursuant to an agreement that releases such Credit Party or Subsidiary from, or indemnifies such Credit Party or Subsidiary against, any liability under, and any Liens on such assets securing, such Indebtedness, (3) no Capital Stock of any Borrower may be sold pursuant to this Section 6.9(c) and (4) no Capital Stock of any Guarantor Subsidiary may be sold pursuant to this Section 6.9(c) unless all of the Capital Stock of such Guarantor Subsidiary is sold in compliance with this Section 6.9(c);
(d)    disposals of obsolete, worn out or surplus property, and any assets acquired in connection with the acquisition of another Person in a division or line of business of such Person reasonably determined by the acquirer to be surplus assets;
(e)    Permitted Acquisitions, so long as (i) the Common Stock of the Lead Borrower is used as 100% of the consideration in connection therewith or (ii) cash of the Lead Borrower or any of its Subsidiaries is used as all or a portion of the consideration; provided that, in the case of clause (ii), the Applicable Conditions are satisfied;
(f)    Investments made in accordance with Section 6.7; and
(g)    disposals of real estate which may not be prohibited pursuant to section 1136 of the German Civil Code.
6.10    Disposal of Subsidiary Interests. Except for any contribution or sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 or pursuant to the Collateral Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its

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Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
6.11    Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Lead Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or Subsidiary to any Person (other than the Lead Borrower or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale and Lease Back Transaction”), unless, in each case, (i) the sale of such property is permitted by Section 6.9, (ii) any Lien arising in connection with the use of such property by any Credit Party or any of its Subsidiaries is permitted by Section 6.2 and (iii) any Attributable Indebtedness of any Credit Party or any of its Subsidiaries in respect of such lease is permitted under Section 6.1.
6.12    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Credit Party or its Subsidiaries on terms that are less favorable to such Credit Party or its Subsidiaries, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of such Credit Party or its Subsidiaries; provided, the foregoing restriction shall not apply to (a) any transaction among the Lead Borrower or any of its wholly-owned Subsidiaries otherwise permitted by this Agreement; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Lead Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Lead Borrower and its Subsidiaries entered into in the Ordinary Course; and (d) transactions described in Schedule 6.12.
6.13    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by one or more Credit Parties on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
6.14    Anti-Money Laundering/International Trade Law Compliance. No Credit Party shall fail to immediately notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event and shall take all such actions so that the representations and warranties set forth in Section 4.23 shall continue to be true and correct.
6.15    Amendments or Waivers to Organizational Documents. No Credit Party shall terminate or agree to any amendment, restatement, supplement or other modification to, any Organizational Document that would be materially adverse to the Lenders.
6.16    Amendments or Waivers to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(o) or any Permitted Refinancing Indebtedness with respect thereto or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate or the amortization rate on such Indebtedness or such Permitted Refinancing Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the

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redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Indebtedness or such Permitted Refinancing Indebtedness (or any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness or such Permitted Refinancing Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders in any material respect.
6.17    Springing Financial Covenant. During each Covenant Trigger Period, the Lead Borrower shall not permit (i) the Fixed Charge Coverage Ratio for the last period of four (4) consecutive Fiscal Quarters ended prior to the beginning of such Covenant Trigger Period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for the period or four (4) consecutive Fiscal Quarters for which financial statements first are delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, during such Covenant Trigger Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any period or four (4) consecutive Fiscal Quarters ending during such Covenant Trigger Period to be less than 1.00:1.00. Within three (3) Business Days after the beginning of a Covenant Trigger Period, the Lead Borrower shall provide to the Administrative Agent a compliance certificate calculating the Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters for which financial statements are required to be delivered ended immediately prior to the beginning of such Covenant Trigger Period based on the most recent financial statements required to be delivered pursuant to Section 5.1(a) or (b), as applicable.
6.18    Limitations on Voluntary Prepayments of Term Loans. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any voluntary or optional repayment, prepayment or purchase of Term Loans, except (i) so long as no Default or Event of Default then exists or would result therefrom, the Lead Borrower may make voluntary or optional repayments, prepayments or purchases of Term Loans in an aggregate amount not to exceed, when added to the aggregate amount of Restricted Payments made pursuant to clause (x) of Section 6.5(d), $10,000,000, and (ii) so long as (I) no Default or Event of Default then exists or would result therefrom and (II) Global Excess Availability on the date of the action or proposed action (calculated after giving effect to any Advances or Letters of Credit then being made or issued in connection with the action or proposed action) exceeds fifteen percent (15.0%) of the lesser of (x) the Maximum Credit at such time and (y) the Borrowing Base at such time, the Lead Borrower may make additional voluntary or optional repayments, prepayments or purchases of Term Loans.
SECTION 7.    GUARANTY
7.1    Guaranty of the Obligations.
(x)    Subject to the provisions of Sections 7.2, the Canadian Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Canadian Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under applicable Insolvency Laws (collectively, the “Guaranteed Canadian Obligations”)
(y)    Subject to the provisions of Section 7.2, the US Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration,

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acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code (collectively, the “Guaranteed Obligations”).
7.2    Contribution by Guarantors.
All US Guarantors desire to allocate among themselves (collectively, the “US Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a US Guarantor (a “US Funding Guarantor”) under this Guaranty such that its US Aggregate Payments exceed its US Fair Share as of such date, such US Funding Guarantor shall be entitled to a contribution from each of the other US Contributing Guarantors in an amount sufficient to cause each US Contributing Guarantor’s US Aggregate Payments to equal its US Fair Share as of such date. “US Fair Share” means, with respect to a US Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the US Fair Share Contribution Amount with respect to such US Contributing Guarantor to (ii) the aggregate of the US Fair Share Contribution Amounts with respect to all US Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all US Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “US Fair Share Contribution Amount” means, with respect to a US Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such US Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “US Fair Share Contribution Amount” with respect to any US Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such US Contributing Guarantor arising by virtue of (a) any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder or (b) any liabilities of such US Contributing Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such US Contributing Guarantor hereunder shall not be considered as assets or liabilities of such US Contributing Guarantor. “Aggregate Payments” means, with respect to a US Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such US Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such US Contributing Guarantor from the other US Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable US Funding Guarantor. The allocation among US Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any US Contributing Guarantor hereunder. Each US Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3    Payment by Guarantors.
(a)    The Canadian Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Canadian Guarantor by virtue hereof, that upon the failure of any Canadian Borrower to pay any of the Guaranteed Canadian Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under applicable Insolvency Laws), the Canadian Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Canadian Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Canadian Obligations

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(including interest which, but for any Canadian Borrower’s becoming the subject of a case under applicable Insolvency Laws, would have accrued on such Guaranteed Canadian Obligations, whether or not a claim is allowed against such Canadian Borrower for such interest in the related bankruptcy case) and all other Guaranteed Canadian Obligations then owed to Beneficiaries as aforesaid.
(b)    Subject to Section 7.2, the US Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any US Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code), the US Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada), would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(f)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;
(g)    the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;
(h)    the obligations of such Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;
(i)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be, shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations or Guaranteed Canadian Obligation, as the case may be, which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be, that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be;

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(j)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or the Canadian Guaranteed Obligations, as the case may be, or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations or the Canadian Guaranteed Obligations, as the case may be, and take and hold security for the payment hereof or the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be, any other guaranties of the Guaranteed Obligations or the Canadian Guaranteed Obligations, as the case may be, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations or the Canadian Guaranteed Obligations, as the case may be, provided, however, that no Credit Document to which such Guarantor is party may be amended without its written consent; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations or the Canadian Guaranteed Obligations, as the case may be, and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable documentation creating Hedging Obligations or Cash Management Obligations and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; and (vi) exercise any other rights available to it under the Credit Documents or the applicable documentation creating Hedging Obligations or Cash Management Obligations; and
(k)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations and Guaranteed Canadian Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the applicable documentation creating Hedging Obligations or Cash Management Obligations, at law, in equity or otherwise) with respect to the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the applicable documentation creating Hedging Obligations or Cash Management Obligations or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, in each case whether or not in accordance with the terms hereof or such Credit Document, such applicable documentation creating Hedging Obligations or Cash Management Obligations or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case

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may be, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the applicable documentation creating Hedging Obligations or Cash Management Obligations from the proceeds of any security for the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be) to the payment of indebtedness other than the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Lead Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations or the Guaranteed Canadian Obligations as the case may be; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be.
7.5    Waivers by Guarantors. To the fullest extent permitted by any Requirement of Law, each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, or any other Person, (ii) proceed against or exhaust any security held from any Credit Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the applicable documentation creating Hedging Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or the

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Guaranteed Canadian Obligations, as the case may be, or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations and the Guaranteed Canadian Obligations shall have been indefeasibly paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its respective obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, without limitation, (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations and the Guaranteed Canadian Obligations shall have been indefeasibly paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in Cash, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, whether matured or unmatured, in accordance with the terms hereof.
7.7    Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations and the Guaranteed Canadian Obligations and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations and the Guaranteed Canadian Obligations shall have been paid in full and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired

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or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be.
7.9    Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10    Financial Condition of Each Borrower. Any Credit Extension may be made to any Borrower or continued from time to time, and any applicable documentation creating Hedging Obligations or Cash Management Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation or at the time such applicable documentation creating Hedging Obligations or Cash Management Obligations is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of any Borrower and its ability to perform its respective obligations under the Credit Documents and the applicable documentation creating Hedging Obligations or Cash Management Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of any Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.
7.11    Bankruptcy, etc.
(a)    So long as any Guaranteed Obligations or Guaranteed Canadian Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any Guarantor or by any defense which any Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be, which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations or Guaranteed Canadian Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations and Guaranteed Canadian Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations and Guaranteed Canadian Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guaranteed Obligations and Guaranteed Canadian Obligations which are guaranteed by the applicable Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations or Guaranteed Canadian Obligations, as the case may be. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar

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person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations or Guaranteed Canadian Obligations are paid by any Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations and Guaranteed Canadian Obligations for all purposes hereunder.
7.12    Discharge of Guaranty Upon Sale of Guarantor. If (i) all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (ii) any Guarantor (other than a Borrower) shall become an Immaterial Subsidiary at a time when no Default or Event of Default exists and is continuing and the Lead Borrower shall so request, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale and, so long as the Lead Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably have requested, the Collateral Agent shall take, and the Lenders hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary to effect such release in accordance with the relevant provisions of this Agreement and the Collateral Documents.
7.13    Validity and Effectiveness. This Guaranty shall remain wholly valid and effective until the full, unconditional and irrevocable performance and discharge of the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, and for all the period during which payments effected in such respect are subject to the claw back and/or avoidance under any applicable law.
7.14    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the guarantee contained in this Section 7 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under the guaranty contained in this Section 7, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.14 shall remain in full force and effect until the full, unconditional and irrevocable performance and discharge of the Guaranteed Obligations and the Guaranteed Canadian Obligations and the termination of all Revolving Commitments and expiration or cancellation of all Letters of Credit. Each Qualified ECP Guarantor intends that this Section 7.14 constitute, and this Section 7.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 8.    EVENTS OF DEFAULT
8.1    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by a Borrower to pay (i) when due any installment of principal of any Advance, whether at stated maturity, by acceleration, by notice of voluntary

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prepayment, by mandatory prepayment or otherwise, (ii) when due any amount payable to any Issuer in reimbursement of any drawing under a Letter of Credit or (iii) within five (5) Business Days after the same becomes due, any interest on any Advance or drawing under any Letter of Credit or any fee or any other amount due hereunder; or
(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, originally provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure of (i) the Lead Borrower to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.19(a) within five (5) Business Days after the date such Borrowing Base Certificate was required to be delivered pursuant to Section 5.19(a) and (ii) any Credit Party to perform or comply with any term or condition contained in Section 2.19, Section 5.1(e)(i), Section 5.2, Section 5.5, Section 5.16, Section 5.17 or Section 6; or
(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within twenty (20) Business Days after the earlier of (i) an Authorized Officer of the Lead Borrower becoming aware of such default or (ii) receipt by the Lead Borrower of notice from the Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable Insolvency Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, state or foreign law; or (ii) an involuntary case (including, without limitation, a winding-up, dissolution, reorganization, compromise or arrangement) shall be commenced against the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable Insolvency Laws now or hereafter in effect, or any application shall have been made, or is required by applicable law to be made, with a court for the opening of insolvency proceedings with regard to the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary); or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, interim receiver, receiver and manager, sequestrator,

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trustee, custodian or other officer having similar powers over the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, monitor or other custodian of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), and (A) in relation only to any Foreign Subsidiary, any such event described in this clause (ii) shall continue for seven (7) days without having been dismissed, bonded or discharged, and (B) in relation only to the Lead Borrower or any Domestic Subsidiary, any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case (including, without limitation, a winding-up, dissolution, reorganization, compromise or arrangement) under the Bankruptcy Code or under any other applicable Insolvency Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Lead Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or
(i)    Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of the Lead Borrower any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $15,000,000 during the term hereof; or (ii) there exists any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest under section 412(n) of the Code or under ERISA; or (iii) there shall occur one or more Canadian Pension Plan Events which individually or in the aggregate results in or could reasonably be expected to result in liability of the Canadian Borrower any Affiliate of a Canadian Borrower in excess of $7,500,000; or
(k)    Change of Control. A Change of Control shall occur; or

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(l)    Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party or any Credit Document shall cease to be in full force and effect or shall be declared null and void; or
(m)    Disposals and Encumbrances on Real Property. A Credit Party (i) creates or permits any of its Subsidiaries, directly or indirectly, to create any Lien permitted pursuant to Section 6.2(u) and such Lien is not removed within ten (10) days of its effectiveness other than where such Lien is permitted pursuant to any other clause of Section 6.2 or (ii) makes or permits any of its Subsidiaries to make a disposition permitted pursuant to Section 6.9(g) other than where such disposal is permitted pursuant to any other clause of Section 6.9; or
(n)    Failure to Reimburse the Issuer from Revolving Advances. The failure of any Issuer to be reimbursed in full for any drawings under any Letters of Credit from proceeds of Revolving Advances required to be made pursuant to Section 2.13(b);
THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or (g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Lead Borrower by the Administrative Agent, (A) the Revolving Commitments of each Lender and the obligation of each Issuer to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Advances, and (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided that the foregoing shall not affect in any way the obligations of the Lenders under Section 2.13(b); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; (D) the Administrative Agent and/or the Collateral Agent may exercise any and all of its other rights and remedies under this Agreement, the other Credit Documents and applicable law; and (E) the Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for each Borrower’s Reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Maximum Undrawn Amount at such time.
SECTION 9.    AGENTS

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9.1    Appointment of Agents. Each Lender, each Issuer and the Swing Loan Lender hereby designates PNC Bank, National Association, to act as Administrative Agent and Collateral Agent for such Lender, Issuer and Swing Loan Lender under this Agreement and the other Credit Documents. Each Lender, each Issuer and the Swing Loan Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and each Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 2.7(b), charges and collections received pursuant to this Agreement, for the ratable benefit of the Lenders, the Issuers and the Swing Loan Lender to the extent entitled thereto. Each Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding; provided, however, that no Agent shall be required to take any action which, in such Agent’s discretion, exposes such Agent to liability or which is contrary to this Agreement or the other Credit Documents or Requirement of Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent with respect thereto. As of the Closing Date, Jefferies Finance LLC, in its capacity as a Lead Arranger, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9, and Credit Suisse Securities (USA) LLC, in its capacity as a Lead Arranger and Documentation Agent, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9.
9.2    Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither any Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement, in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any of the other Credit Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Credit Documents or for any failure of any Credit Party to perform its obligations hereunder. No Agent shall be under any obligation to any Lender, any Issuer or the Swing Loan Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Credit Documents, or to inspect the properties, books or records of any Credit Party. The duties of each Agent with respect to the Advances and the Letters of Credit to (or for the benefit of) the Borrowers shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender, any Issuer or the Swing Loan Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
9.3    Lack of Reliance on Agent. Independently and without reliance upon any Agent or any Lender, each Lender, each Issuer and the Swing Loan Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances and the Letters of Credit hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender, any Issuer or the Swing Loan Lender with any credit or other

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information with respect thereto, whether coming into its possession before making of the Advances or Letters of Credit or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. No Agent shall be responsible to any Lender, the Issuer or the Swing Loan Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Credit Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the other Credit Documents or the financial condition or prospects of any Borrower or any Guarantor, or the existence of any Event of Default or any Default.
9.4    Resignation of Agent; Successor Agent. The Administrative Agent and the Collateral Agent may resign on thirty (30) days written notice to each of the Lenders, the Issuers and the Lead Borrower and upon such resignation, the Requisite Lenders will promptly designate a successor Administrative Agent and Collateral Agent reasonably satisfactory to the Lead Borrower (provided that no such approval by the Lead Borrower shall be required (i) in any case where the successor Administrative Agent and Collateral Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Administrative Agent and Collateral Agent shall succeed to the rights, powers and duties of the Administrative Agent and the Collateral Agent, and shall in particular succeed to all of the Administrative Agent and the Collateral Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any other Credit Document (including the Mortgages, Security Agreements, the Landlord Personal Property Collateral Access Agreements, Deposit Account Control Agreements and Securities Account Control Agreements) and the terms “Administrative Agent” and “Collateral Agent” shall mean such successor administrative and collateral agent effective upon its appointment, and the former Administrative Agent and Collateral Agent’s rights, powers and duties as Administrative Agent and Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent and Collateral Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Administrative Agent and Collateral Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from the former Collateral Agent to the new Collateral Agent and/or for the perfection of any Liens in the Collateral as held by the new Collateral Agent or it is otherwise not then possible for the new Collateral Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, the former Collateral Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of the new Collateral Agent until such time as the new Collateral Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that the Collateral Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Section 9, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event the resigning Collateral Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Section 9 and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).
9.5    Certain Rights of Agent. If any Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Requisite Lenders; and such Agent shall not incur liability

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to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against any Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Requisite Lenders.
9.6    Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Credit Documents and its duties hereunder, upon advice of counsel selected by it. Each Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.
9.7    Notice of Default. No Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Credit Documents, unless such Agent has received notice from a Lender or the Lead Borrower referring to this Agreement or the other Credit Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders; provided, that, unless and until the Administrative Agent and the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.8    Indemnification. To the extent any Agent is not reimbursed and indemnified by any Borrower, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the outstanding Revolving Advances and its respective Participation Commitments in the outstanding Swing Loans and Letters of Credit in accordance herewith (or, if no Advances or Letters of Credit are outstanding, pro rata according to its Revolving Commitment Percentage) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Lead Arranger in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
9.9    Agent in its Individual Capacity. With respect to the obligation of any Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity as a Lender. Any Agent may engage in business with any Credit Party or any Affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
9.10    Delivery of Documents. To the extent the Administrative Agent receives financial statements required under Sections 5.1(a), (b), (k) and (m) or Borrowing Base Certificates from the Lead

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Borrower pursuant to the terms of this Agreement which the Lead Borrower is not obligated to deliver to each Lender, the Administrative Agent will promptly furnish such documents and information to the Lenders.
9.11    Borrowers’ Undertaking to Agents. Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with each Agent to pay to the Administrative Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agents or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
9.12    No Reliance on Agents’ Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder (as hereafter amended or replaced, collectively, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the other Credit Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
9.13    Other Agreements. Each of the Lenders and Issuers agrees that it shall not, without the express consent of the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent, set off against the respective applicable Obligations, any amounts owing by such Lender, such Issuer, or Swing Loan Lender to any Credit Party or any Deposit Accounts of any Credit Party now or hereafter maintained with such Lender or Issuer. Anything in this Agreement to the contrary notwithstanding, each of the Lenders, the Issuer and the Swing Loan Lender further agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Credit Documents, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Credit Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders.
9.14    Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other Intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Term Priority Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement or any Additional Agreement and to subject the Liens on the Collateral securing the US Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party

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beneficiaries of such provisions and the provisions of the Intercreditor Agreement or any Additional Agreement.
9.15    Québec Collateral Documents. For the purposes of holding any security or hypothec which may now or in the future granted by any Canadian Credit Party pursuant to the laws of the Province of Quebec to secure the Canadian Obligations under any Credit Document, the Collateral Agent is hereby authorized and appointed to act on behalf of each of the Lenders, the Issuers and the Swing Loan Lender as the holder of an irrevocable power of attorney (fondé de pouvoir) within the meaning of article 2692 of the Civil Code of Québec in order to hold any hypothec granted under the laws of the Province of Quebec as security for any bond, debenture or other title of indebtedness that may be issued by any Canadian Credit Party (as the case may be) pursuant to any deed of hypothec comprised in the Canadian Collateral Documents and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), the fondé de pouvoir (person holding the power of attorney) of the Lenders, Issuers and the Swing Loan Lender in whose favour a hypothec securing any bond, debenture or other title of indebtedness issued thereunder is granted may (but need not) be a Lender, an Issuer, or the Swing Loan Lender. Each Lender, each Issuer and the Swing Loan Lender hereby acknowledges that any such bond or debenture constitutes a title of indebtedness, as such term is used in article 2692 of the Civil Code of Québec. Any person who becomes a Lender, an Issuer, or the Swing Loan Lender or any successor Collateral Agent shall be deemed to have consented to and ratified the foregoing appointment of the Collateral Agent as fondé de pouvoir, agent and mandatary on behalf of all Lenders, Issuers and the Swing Loan Lender, including such person and any affiliate of such person designated as a Lender, an Issuer or the Swing Loan Lender. For greater certainty, the Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as such holder of an irrevocable power of attorney (fondé de pouvoir).
SECTION 10.    MISCELLANEOUS
10.1    Notices. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Agents or the Lead Arrangers, shall be sent, in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to such Person at its address as set forth on Appendix B or in the other relevant Credit Document or at such other address as shall be notified in writing (x) in the case of the Lead Borrower, the Administrative Agent or the Collateral Agent, to the other parties, (y) in the case of any Lender, to the Administrative Agent and (z) in the case of all other parties, to the Lead Borrower and the Administrative Agent.
(l)    Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above (for purposes of this Section 10.1 only, a “Notice”) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting (an “Internet Posting”) to a platform, an Internet website or a similar telecommunication device (a “Platform”) requiring that a user have prior access to such Platform when such Internet Posting shall have been made generally available on such Platform to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement

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or undertaking a duty of confidentiality) and such Person has been notified that such Internet Posting has been posted to such Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to any Agent shall not be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.
(m)    Use of Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Notice by any other means, the Credit Parties shall deliver all Notices to the Administrative Agent by properly transmitting such Notices in an electronic/soft medium in a format acceptable to the Administrative Agent to patrick.mcconnell@pnc.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Lead Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any of the Lenders to deliver any Notice to any Credit Party in any manner authorized in this Agreement or to request that the Lead Borrower effects delivery in such manner.
(n)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Lead Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
10.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to pay promptly (a) all reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all costs of furnishing all opinions by counsel for the Lead Borrower and the other Credit Parties; (c) all reasonable fees, expenses and disbursements of counsel to the Lead Arrangers and the Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents, advising the Administrative Agent and the Collateral Agent of their respective rights and obligations under the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Lead Borrower; (d) all reasonable costs and expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses, stamp, registration, transfer, documentary and other similar taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents or any Agent’s rights and obligations under any Credit Document; (e) subject to the limitations set forth in Section 5.19, all reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants, advisors or appraisers retained by the Administrative Agent or the Collateral Agent with the prior consent of the Lead Borrower (not to be unreasonably withheld; provided, however, the Lead Borrower’s consent shall not be required for the consultants and appraisers retained to deliver the reports pursuant to Section 5.19) unless a Default or an Event of Default has occurred and is continuing (in which

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case, the Lead Borrower’s consent shall not be required); (f) all reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable costs and expenses incurred by each Agent and each Lead Arranger in connection with the syndication of the Revolving Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; provided, that, in each of the cases in the foregoing clauses (a) through (g), attorneys’ fees shall be limited to the fees of one (1) outside counsel to the Agents and the Lenders in each relevant jurisdiction (and in the case of an actual or perceived conflict of interest among or between the Lead Arrangers, the Agents, the Issuers or the Lenders, one additional counsel to each affected Agent, Lead Arranger, Issuer or Lender and, if necessary, one local counsel to the Lead Arrangers, the Agents, the Issuers and the Lenders taken as a whole in each appropriate jurisdiction); and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, the Issuer and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
10.3    Indemnity. In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ reasonable approval of counsel, which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and in the case of an actual or perceived conflict of interest among or between Indemnitees, one additional counsel to each affected Indemnitee and, if necessary, one local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction)), indemnify, pay and hold harmless, each Lead Arranger, each Agent, each Issuer and each Lender and the officers, partners, directors, trustees, investment advisors, employees, agents and Affiliates of each Lead Arranger, each Agent, each Issuer and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that Section 2.29 (instead of this Section 10.3) shall govern indemnities for Taxes. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(l)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Lenders, the Issuers, the Agents, the Lead Arrangers and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way relating to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Lead Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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10.4    Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and continuation of any Event of Default each Lender, each Issuer and each of its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent, without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, such Issuer or each of its respective Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuer hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender or such Issuer shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Advances or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
10.5    Amendments and Waivers.
(h)    Requisite Lenders’ and Borrower Consent. Subject to clauses (b) and (c) of this Section 10.5, no amendment, modification, termination or waiver (other than any Facility Increase Amendment in accordance with the terms hereof) of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Credit Parties and the Requisite Lenders; provided, however, that the Administrative Agent may, with the consent of the Credit Parties, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.
(i)    Affected Lenders’ Consent. Without the written consent of the Credit Parties and each Lender (other than a Defaulting Lender) that would be adversely affected thereby, no amendment, modification, termination, or consent (other than any Facility Increase Amendment in accordance with the terms hereof) shall be effective if the effect thereof would:
(iv)    extend the scheduled final maturity of any Revolving Commitment or Advance;
(v)    waive, reduce or postpone any scheduled repayment on any Advance (but not prepayment);
(vi)    extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
(vii)    reduce the rate of interest on any Advance or any fee payable hereunder (other than any waiver of any increase in any interest rate or any fee pursuant to Section 2.07);
(viii)    extend the time for payment of any such interest or fees;

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(ix)    reduce or forgive the principal amount of any Advance or any Reimbursement Obligation in respect of any Letter of Credit;
(x)    amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
(xi)    amend the definition of “Requisite Lenders” or “Revolving Commitment Percentage”; provided, with the consent of the Requisite Lenders, additional extensions of credit or additional tranches established pursuant hereto may be included in the determination of “Requisite Lenders” or “Revolving Commitment Percentage” on substantially the same basis as the Revolving Commitments and the Revolving Advances are included on the Closing Date;
(xii)    extend the Revolving Commitment Termination Date;
(xiii)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;
(xiv)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than the Fee Letters);
(xv)    amend, modify or waive any provision of Section 2.7(e); or
(xvi)    without the prior written consent of the Supermajority Lenders, change the definition of the terms “Global Excess Availability”, “Global Undrawn Availability” or “Borrowing Base” or any component definition used therein if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to use its Permitted Discretion to change, establish or eliminate any reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein, or
(xvii)    without the prior written consent of the Supermajority Lenders, amend the Intercreditor Agreement,
(xviii)    increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto,
(xix)    change Section 10.06(c) in a manner which further restricts assignments thereunder.
(j)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall:
(i)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of each Credit Party and such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

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(ii)    amend, modify, terminate or waive the rights or duties of any Issuer or the Swing Loan Lender, as applicable, under this Agreement or the other Credit Documents without the consent of each Credit Party, the Administrative Agent and of such Issuer or the Swing Loan Lender, as applicable;
(iii)    amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent or Lead Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Lead Arranger, in each case without the consent of each Credit Party and such Agent or Lead Arranger; or
(iv)    amend, modify, terminate or waive any provision in a manner that affects the grant or nature of any option granted to any Special Purpose Vehicle pursuant to Section 10.6 or the right or duties of such Special Purpose Vehicle hereunder, in each case without the consent of such Special Purpose Vehicle.
(k)    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
10.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of the Agents and all Lenders. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of subsection (c) of this Section 10.6, (B) by way of participation in accordance with the provisions of subsection (g) of this Section 10.6, (C) by way of pledge or assignment of a security interest in accordance with the provisions of subsection (i) of this Section 10.6 or (D) by way of option in accordance with subsection (j) of this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in clause (g) below, Special Purpose Vehicles to the extent provided in clause (i) below and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Each Borrower, the Administrative Agent and each Lender shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Revolving Advances listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Advance shall be effective, in each case, unless and until a Commitment Transfer Supplement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Revolving Advance shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or

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consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Advance.
(c)    Right to Assign; Eligible Assignees; Minimum Amounts. (i) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Revolving Advances owing to it or other Obligations (provided, however, that each such assignment shall be of a proportionate percentage of all of the assigning Lender’s rights and obligations under and in respect of any Revolving Advance and any related Revolving Commitments):
(A)    to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee”; and
(B)    to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to the Lead Borrower and the Administrative Agent; subject, however, to the prior written consent by the Lead Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender (such consent not to be (x) in the case of the Administrative Agent and the Lead Borrower, unreasonably withheld, delayed or conditioned, or (y) in the case of the Lead Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.
(ii)    Each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than (determined as of the date the Commitment Transfer Supplement with respect to such assignment is delivered to the Administrative Agent, or, if a “Trade Date” is specified in the Commitment Transfer Supplement, as of such Trade Date) $2,500,000, unless the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided in the case of an assignment of (1) the entire remaining amount of the assigning Lender’s Revolving Advances and/or Revolving Commitments at the time owing to it, (2) contemporaneous assignments to Related Funds that equal at the least the amount specified in clause (B) above in the aggregate, or (3) of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, no minimum amount need be assigned.
(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Commitment Transfer Supplement, together with (i) a processing and recordation fee of $3,500 (except (A) that only one fee shall be payable in the case of contemporaneous assignments to or by Related Funds and (C) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Commitment Transfer Supplement may be required to deliver to the Administrative Agent pursuant to Section 2.29(c).
(e)    Notice of Assignment. Upon its receipt of a duly executed and completed Commitment Transfer Supplement, together with the processing and recordation fee referred to in Section

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10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Commitment Transfer Supplement in the Register and shall maintain a copy of such Commitment Transfer Supplement.
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Commitment Transfer Supplement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Commitment Transfer Supplement and shall thereafter be a party hereto and a “Lender” for all purposes hereof, and in the case of an assignment from an Issuer, shall have the rights and obligations of an “Issuer” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Commitment Transfer Supplement and shall thereafter be an “Issuer” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Commitment Transfer Supplement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto and, if such Lender were an Issuer, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder as an “Issuer”; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with subsections (c) through (f) of this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g).
(g)    Participations. § Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Lead Borrower any of its Subsidiaries or any of its Affiliates (excluding Affiliate Lenders)) in all or any part of its Revolving Advances or Revolving Commitments or in any other Obligation; provided, that (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Borrowers, the Administrative Agent, the Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.8 with respect to any payments made by such Lender to its participants.
(i)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that such Lender shall not, without the consent of the participant, agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Advance, or any Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitments shall not constitute a change in the

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terms of such participation, and that an increase in any Revolving Commitment or Revolving Advance shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Revolving Advances and Revolving Commitments hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.27, 2.28 and 2.29 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such participant agrees to be subject to the provisions of Sections 2.30 and 2.32 as though it were a Lender; provided, further, (i) a participant shall not be entitled to receive any greater payment under Section 2.28 or 2.29 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Lead Borrower’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.29 unless the Lead Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.29 as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each such participant’s interest in the Revolving Commitments or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(h)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Revolving Commitments or the other Obligations owed by or to such Lender, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(i)    In addition to the other assignment rights provided in this Section 10.6, each Lender may grant to a Special Purpose Vehicle the option to make all or any part of any Revolving Advance that such Lender would otherwise be required to make hereunder and the exercise of such option by any such

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Special Purpose Vehicle and the making of Revolving Advances pursuant thereto shall satisfy (once and to the extent that such Revolving Advances are made) the obligation of such Lender to make such Revolving Advances thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Revolving Advances hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Revolving Advances for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Credit Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (i) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Credit Document or to the departure by any Borrower from any provision of this Agreement or any other Credit Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, the Issuers and the Swing Loan Lender and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (i) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.27, 2.28 and 2.29 as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Sections 2.27, 2.28 and 2.29 to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount any of the Borrowers would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.
10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.27, 2.28, 2.29, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.17, 9.2 and 9.8 shall survive the payment of the Revolving Advances, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Issuer or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each

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Agent, each Issuer and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the applicable documentation creating Hedging Obligations or Cash Management Obligations. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuers or the Lenders (or to the Administrative Agent, on behalf of the Issuers or the Lenders), or the Administrative Agent, the Issuers or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11    Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12    Obligations Several. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.
10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING GENERAL OBLIGATIONS LAW 5-1401.
10.15    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ¤ ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, UNLESS OTHERWISE PROVIDED IN A COLLATERAL DOCUMENT; (ii) WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED

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MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION; AND
(a)    EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 10.1. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.
10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17    Confidentiality. Each Agent, each Issuer and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, trustees, employees and agents, including

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accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, including the NAIC, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to (i) any assignee of, participant in, or Special Purpose Vehicle grantee of any option described in Section 10.6(i), or any prospective assignee of, participant in, or Special Purpose Vehicle grantee of any option described in Section 10.6(i), any of its rights or obligations under this Agreement, (ii) any rating agency, or (iii) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Lead Borrower, (h) to any pledgee referred to in Section 10.6(h) or any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives) to any swap or derivatives or similar transaction under which payments are to be made by reference to the Borrowers and the Obligations, this Agreement or payments hereunder, so long as such pledgee or any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) agrees to be bound by the provisions of this Section 10.17, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.17, (ii) becomes available to any Agent, any Issuer or any Lender on a non-confidential basis from a source other than the Borrowers or (iii) is independently developed by any Agent, any Issuer or any Lender. For the purposes of this Section 10.17, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, any Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, the Borrowers and each Lender (and each employee, representative or other agent of the Borrowers) may disclose to any taxing authority and to any tax advisor of such party, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrowers relating to such U.S. tax treatment and U.S. tax structure.
10.18    Usury Savings Clause. (a) Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of each Lender and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if

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previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Advances made hereunder or be refunded to the Borrowers, as applicable.
(b)    Without limiting the foregoing, if any provision of this Agreement or any other Credit Document would obligate any Canadian Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

10.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or “PDF” shall be effective as delivery of a manually executed counterpart hereof.
10.20    Effective Date. This Agreement shall become effective on the Closing Date.
10.21    USA Patriot Act Notice. (a) Each Lender and the Agents (for the Agents and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 (signed into law on October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower and each other Credit Party, which information includes the name and address of each Borrower and each other Credit Party and other information that will allow such Lender or the applicable Agent, as applicable, to identify each Borrower and each other Credit Party in accordance with the Patriot Act.
(b)    Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the Patriot Act.
10.22    No Setoffs and Defenses. Each Credit Party acknowledges it has no setoffs or defenses to their respective obligations under the Credit Documents and no claims or counterclaims against any of the Agents or the Lenders.
10.23    Entire Agreement. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit

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Documents. If and to the extent that any provision of any Credit Document limits, qualifies or conflicts with a provision of this Agreement, such provision of this Agreement shall control.
10.24    Borrowing Agency Provisions.
(a)    Each Borrower hereby irrevocably designates the Lead Borrower to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with any Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the other Credit Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes the Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Lead Borrower.
(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Administrative Agent, any Issuers nor any Lender shall incur liability to the Borrowers as a result thereof. To induce the Administrative Agent, the Issuers and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the Administrative Agent, each Issuer and each Lender and holds the Administrative Agent, each Issuer and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent, any Issuer or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Administrative Agent, any Issuer or any Lender on any request or instruction from the Lead Borrower or any other action taken by the Administrative Agent or any Lender with respect to this Section 10.24 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)    (i) All US Obligations shall be joint and several of each of the US Borrowers, and each US Borrower shall make payment upon the maturity of the US Obligations by acceleration or otherwise and (ii) all Canadian Obligations shall be joint and several of each Canadian Borrower, and each Canadian Borrower shall make payment upon the maturity of the Canadian Obligations by acceleration or otherwise, and in each case, such obligations and liabilities on the part of each US Borrower and each Canadian Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Administrative Agent or any Lender to any Borrower, failure of the Administrative Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of the Administrative Agent or any Lender to pursue or preserve its rights against any Borrower, the release by the Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Administrative Agent or any Lender to the other Borrowers or any Collateral for such US Borrower’s Obligations or such Canadian Borrower’s Canadian Obligations, as the case may be, or the lack thereof. Each Borrower waives all suretyship defenses.
(d)    (i) Each US Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such US Borrower may now or hereafter have against the other US Borrowers or any other Person directly or contingently liable for the US Obligations hereunder, or against or with respect to any other US Borrowers’ property (including, without

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limitation, any property which is Collateral for the US Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
(ii) Each Canadian Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Canadian Borrower may now or hereafter have against the other Canadian Borrowers or any other Person directly or contingently liable for the Canadian Obligations hereunder, or against or with respect to any other Canadian Borrowers’ property (including, without limitation, any property which is Collateral for the Canadian Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Canadian Obligations.

10.25    Nature of Borrowers Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that the Canadian Obligations shall constitute obligations of the Canadian Borrowers and shall be guaranteed pursuant to, and in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall the Canadian Borrowers or any other Canadian Credit Party be deemed to have guaranteed or become liable or obligated for, or to have pledged any of its assets to secure, any Obligation of a US Credit Party under this Agreement or any of the other Credit Documents.
10.26    Designation of Debt for Purposes of the Senior Notes Indenture. Pursuant to the Senior Notes Indenture, the Lead Borrower hereby designates this Agreement and the other Credit Documents as a “Credit Facility” for all purposes under the Senior Notes Indenture.
10.27    Quebec Interpretation Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) ”goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) ”construction liens” shall include “legal hypothecs”; (l) ”joint and several” shall include “solidary”; (m) ”gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) ”easement” shall include “servitude”; (p) ”priority” shall include “prior claim”; (q) ”survey” shall include “certificate of location and plan”; (r) ”state” shall include “province”; (s) ”fee simple title” shall include “absolute ownership”; and (t) “accounts” shall include “claims”.
10.28    English Language. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est

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leur volonté que cette convention et les autres documents de crédit y affereuts soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention soient rédigés en anglais seulement.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Clifford E. Pietrafitta
Name:	Clifford E. Pietrafitta
Title:	Chief Financial Officer

HUYCK LICENSCO INC.

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

ROBEC BRAZIL LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

STOWE WOODWARD LICENSCO LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

STOWE WOODWARD LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

WANGNER ITELPA I LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

[Signature Page to Revolving Credit and Guaranty Agreement]

WANGNER ITELPA II LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

WEAVEXX, LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

XERIUM ASIA, LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

XERIUM III (US) LIMITED

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

XERIUM IV (US) LIMITED

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

XERIUM V (US) LIMITED

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

XTI LLC

By:	/s/ Michael S. Buchanan
Name:	Michael S. Buchanan
Title:	Treasurer

[Signature Page to Revolving Credit and Guaranty Agreement]

XERIUM CANADA INC.

By:	/s/ Clifford E. Pietrafitta
Name:	Clifford E. Pietrafitta
Title:	Chief Financial/Accounting Officer

[Signature Page to Revolving Credit and Guaranty Agreement]

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Brian Conway
Name:	Brian Conway
Title:	Vice President

[Signature Page to Revolving Credit and Guaranty Agreement]

PNC BANK CANADA BRANCH
as a Lender to the extent provided in the Credit Agreement

By:	/s/ Michael Etienne
Name:	Michael Etienne
Title:	SVP

[Signature Page to Revolving Credit and Guaranty Agreement]

CREDIT SUISSE SECURITIES (USA) LLC
as Joint Lead Arranger and Documentation Agent

By:	/s/ Carly Baxter
Name:	Carly Baxter
Title:	Director

[Signature Page to Revolving Credit and Guaranty Agreement]

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT
Revolving Commitment Amounts

Lender	Revolving Commitment Amount	Revolving Commitment Percentage
PNC Bank, National Association (without duplication, PNC Bank Canada Branch, to the extent of any (i) outstanding Advances to the Canadian Borrowers or (ii) participations in Canadian Letters of Credit or Canadian Swing Loans)	$40,000,000	100%
Total	$40,000,000	100%

APPENDIX A-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
XERIUM TECHNOLOGIES, INC.
8537 Six Forks Rd, Suite 300
Raleigh, NC 27615
Attn: Michael S. Buchanan
Fax: 919-526-1430
Phone: 919-526-1406
Email:mike.buchanan@xerium.com

APPENDIX B-1

PNC Bank, National Association
as Administrative Agent and as a Lender
For Payments and Borrowing Requests/Interest Election Requests:
PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention: Lisa Pierce
Telephone: (412) 762-6442
Facsimile: (412) 762-8672

Other Notices as Administrative Agent:

PNC Bank, National Association
340 Madison Avenue, 11th Floor
New York, NY 10173
Attention: Patrick McConnell
Telephone: (212) 752-6086
Facsimile: (212) 303-0060
E-mail: patrick.mcconnell@pnc.com

PNC Bank, National Association
as Collateral Agent
Two Tower Center Boulevard, 21st Floor
East Brunswick, NJ 08816
Attention: Patricia Loprete-Antola
Telephone: (732) 220-4368
Facsimile: (732) 220-4399
E-mail: patricia.loprete@pnc.com

APPENDIX B-2